UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2014

Ekso Bionics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-181229	99-0367049
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

1-510-984-1761

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		1

EXPLANATORY NOTE		2

Item 1.01	Entry into a Material Definitive Agreement	4

Item 2.01	Completion of Acquisition or Disposition of Assets	4

	The Merger and Related Transactions	4

	Description of Business	11

	Risk Factors	20

	Management’s Discussion and Analysis of Financial Condition and Results of Operations	34

	Security Ownership of Certain Beneficial Owners and Management	44

	Directors, Executive Officers, Promoters and Control Persons	47

	Executive Compensation	51

	Certain Relationships and Related Transactions	56

	Market Price of and Dividends on Common Equity and Related Stockholder Matters	57

	Description of Securities	58

	Legal Proceedings	60

	Indemnification of Directors and Officers	60

Item 3.02	Unregistered Sales of Equity Securities	61

Item 4.01	Changes in Registrant’s Certifying Accountant	63

Item 5.01	Changes in Control of Registrant	64

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers	64

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	64

Item 5.06	Change in Shell Company Status	64

Item 9.01	Financial Statements and Exhibits	64

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and elsewhere. Any and all statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this Report may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, (iv) our beliefs regarding potential clinical and other health benefits of our medical devices, and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of medical devices and the healthcare industry, the results of clinical studies or trials, lack of product diversification, volatility in the price of our raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this Report appears in the section captioned “Risk Factors” and elsewhere in this Report.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Report to reflect any new information or future events or circumstances or otherwise.

Readers should read this Report in conjunction with the discussion under the caption “Risk Factors,” our financial statements and the related notes thereto in this Report, and other documents which we may file from time to time with the Securities and Exchange Commission (the “SEC”).

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EXPLANATORY NOTE

This Amendment No. 2 to our current report on Form 8-K originally filed by us on January 23, 2014, and amended by Amendment No. 1 on Form 8-K/A filed by us on January 28, 2014 (as amended, the “Form 8-K”) is to update the financial information to include information for the fiscal year ended December 31, 2013 and to incorporate changes to the Form 8-K in response to comments received from the Securities and Exchange Commission (the “SEC”) as a result of the SEC’s review of the Form 8-K.

GENERAL NOTE

We were incorporated as PN Med Group Inc. in Nevada on January 30, 2012. Prior to the Merger and Split-Off (each as defined below), our business was to distribute medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics throughout the country of Chile.

As previously reported, on December 16, 2013, we completed a 3.462-for-1 forward split of our Common Stock in the form of a dividend, with the result that the 6,350,000 shares of Common Stock outstanding immediately prior to the stock split became 21,983,700 shares of Common Stock outstanding immediately thereafter. All share and per share numbers in this Report relating to our Common Stock have been adjusted to give effect to this stock split, unless otherwise stated.

Also as previously reported, on December 18, 2013, (i) we changed our name to Ekso Bionics Holdings, Inc., and (ii) we increased our authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 500,000,000 shares of common stock, par value $0.001 (the “Common Stock”), and 10,000,000 shares of “blank check” preferred stock, par value $0.001.

On January 15, 2014, our wholly-owned subsidiary, Ekso Acquisition Corp., a corporation formed in the State of Delaware on January 3, 2014 (“Acquisition Sub”) merged (the “Merger”) with and into Ekso Bionics, Inc., a corporation incorporated in the State of Delaware on January 19, 2005 (“Ekso Bionics”). Ekso Bionics TM was the surviving corporation in the Merger and became our wholly-owned subsidiary. All of the outstanding Ekso Bionics stock was converted into shares of our Common Stock, as described in more detail below.

In connection with the Merger and pursuant to the Split-Off Agreement (defined below), we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholders, in exchange for the surrender by them and cancellation of 17,483,100 shares of our Common Stock. See Item 2.01, “Split-Off” below.

As a result of the Merger and Split-Off, we discontinued our pre-Merger business and acquired the business of Ekso Bionics, and will continue the existing business operations of Ekso Bionics as a publicly-traded company under the name Ekso Bionics Holdings, Inc.

Also on January 15, 2014, we closed a private placement offering (the “PPO”) of 20,580,000 Units of our securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of the our Common Stock and a warrant to purchase one share of Common Stock at an exercise price of $2.00 per share and with a term of five years (the “PPO Warrants”). Between January 29, 2014 and February 6, 2014, we issued an additional 9,720,000 Units in subsequent closings of the PPO. Additional information concerning the PPO and PPO Warrants is presented below under Item 2.01, “Merger and Related Transactions—the PPO” and “Description of Securities,” and Item 3.02, “Unregistered Sales of Equity Securities.”

In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Ekso Bionics prior to the Merger in all future filings with the SEC.

Also on January 15, 2014, we changed our fiscal year from a fiscal year ending on March 31 of each year, which was used in our most recent filing with the SEC, to one ending on December 31 of each year, which is the fiscal year end of Ekso Bionics.

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In connection with the Merger, we agreed that in the event that the aggregate gross proceeds of the PPO (including the principal of the Bridge Notes) exceeded $20,000,000, we would issue to the pre-Merger Company stockholders, pro rata, a number of restricted shares of our Common Stock such that the aggregate ownership of the pre-Merger Company stockholders (not including any shares of Common Stock purchased by them in the PPO) remained approximately 6.8% of our outstanding Common Stock as of the time of the Merger. As a result of this provision, we have issued an aggregate of 779,768 shares of our Common Stock to the pre-Merger Company stockholders.

As used in this Current Report henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “we,” “us,” and “our” refer to Ekso Bionics Holdings, Inc., incorporated in Nevada, after giving effect to the Merger and the Split-Off.

This Current Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

This Current Report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This Current Report responds to the following Items in Form 8-K:

Item 1.01.	Entry into a Material Definitive Agreement

Item 2.01.	Completion of Acquisition or Disposition of Assets

Item 3.02.	Unregistered Sales of Equity Securities

Item 4.01.	Changes in Registrant’s Certifying Accountant

Item 5.01.	Changes in Control of Registrant

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Item 5.06.	Change in Shell Company Status

Item 9.01.	Financial Statements and Exhibits

Prior to the Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). As a result of the Merger, we have ceased to be a shell company. The information contained in this Current Report, together with the information contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC, constitute the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

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Item 1.01	Entry into a Material Definitive Agreement

The information contained in Item 2.01 below relating to the various agreements described therein is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

THE MERGER AND RELATED TRANSACTIONS

Merger Agreement

On January 15, 2014 (the “Closing Date”), the Company, Acquisition Sub and Ekso Bionics entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which closed on the same date.  Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Ekso Bionics, which was the surviving corporation and thus became our wholly-owned subsidiary.

Pursuant to the Merger, we acquired the business of Ekso Bionics to design, develop and commercialize human exoskeletons to augment human strength, endurance and mobility.

At the closing of the Merger:

•	each of the 10,450,500 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.5238 shares of our Common Stock;

•	each of the 4,624,840 shares of Ekso Bionics’ Series A preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.6290 shares of our Common Stock; and

•	each of the 9,800,087 shares of Ekso Bionics’ Series A-2 and Series B preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.9548 shares of our Common Stock.

As a result, an aggregate of 42,615,556 shares of our Common Stock were issued to the holders of Ekso Bionics’ stock.

In addition, pursuant to the Merger Agreement:

•	warrants to purchase 407,772 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger were converted into warrants to purchase shares of our Common Stock at a conversion ratio of 1.5238 for one; and

•	options to purchase 4,978,645 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger were converted into options to purchase shares of our Common Stock at a conversion ratio of 1.5238 for one.

As a result, warrants to purchase an aggregate of 621,363 shares of our Common Stock and options to purchase an aggregate of 7,586,459 shares of our Common Stock were issued in connection with the Merger. See “Description of Securities—Warrants” and “—Options” below for more information.

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The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to certain indemnification provisions. Each of the stockholders of Ekso Bionics as of the date of the Merger will initially receive in the Merger 95% of the shares to which each such stockholder is entitled, with the remaining 5% of such shares being held in escrow for one year to satisfy post-closing claims for indemnification by the Company (“Indemnity Shares”).  Any of the Indemnity Shares remaining in escrow at the end of such one-year period shall be distributed to the pre-Merger stockholders of Ekso Bionics on a pro rata basis.  The Merger Agreement also contains a provision providing for a post-Merger share adjustment as a means for which claims for indemnity may be made by the pre-Merger stockholders of Ekso Bionics.  Pursuant to this provision up to 1,000,000 additional shares (“R&W Shares”) of Common Stock may be issued to the pre-Merger stockholders of Ekso, pro rata, during the one-year period following the Merger for breaches of representations and warranties by the Company.  The value of the Indemnity Shares and the R&W Shares issued pursuant to the foregoing adjustment mechanisms is fixed at $1.00 per share. The foregoing mechanisms are the exclusive remedies of the Company on one hand and the pre-Merger stockholders of Ekso Bionics for satisfying indemnification claims under the Merger Agreement.

The Merger will be treated as a recapitalization of the Company for financial accounting purposes. Ekso Bionics will be considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Ekso Bionics before the Merger in all future filings with the SEC.

The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of shares of our Common Stock to holders of Ekso Bionics’ capital stock in connection with the Merger was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Regulation D promulgated by the SEC under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and some of these securities are subject to further contractual restrictions on transfer as described below.

We also agreed not to register under the Securities Act the resale of the shares of our Common Stock received in the Merger by our officers, directors and key employees and holders of 10% or more of our Common Stock for a period of two years following the closing of the Merger, provided that the foregoing will not prohibit us from registering for resale shares of Common Stock held by such persons with the written approval of the lead underwriter of any future underwritten public offering of our securities for gross proceeds of at least $25 million.

The form of the Merger Agreement is filed as an exhibit to this Report. All descriptions of the Merger Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

Split-Off

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, the Company transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special-purpose subsidiary, PN Med Split Off Corp, a Delaware corporation (“Split-Off Subsidiary”), formed on January 7, 2014. Thereafter, pursuant to the split-off agreement, the Company transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Pedro Perez Niklitschek and Miguel Molina Urra, the pre-Merger majority stockholders of the Company, and the former officers and sole director of the Company (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 17,483,100 shares of our Common Stock held by Messrs. Perez Niklitschek and Molina Urra (which were cancelled and will resume the status of authorized but unissued shares of our Common Stock) and (ii) certain representations, covenants and indemnities. All descriptions of the split-off agreement and the general release agreement herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

The Bridge Financing

In November 2013, Ekso Bionics offered and sold in a private placement to accredited investors $5,000,000 principal amount of its senior subordinated secured convertible notes (the “Bridge Notes”). The Bridge Notes bore interest at 10% per annum and were payable on July 15, 2014, subject to earlier conversion as described below.

Interest on the Bridge Notes would have been payable at maturity; however, upon conversion of the Bridge Notes as described below, accrued interest was forgiven. The Bridge Notes were secured by a second priority security interest on all of the assets of Ekso Bionics and its subsidiary, subject to certain limited exceptions. This security interest terminated upon conversion of the Bridge Notes.

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Upon the closing of the Merger and the PPO, the outstanding principal amount of the Bridge Notes was automatically converted into Units of our securities (as described below under “The PPO”) at a conversion price of $1.00 per Unit, and investors in the Bridge Notes received a warrant to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock contained in the Units into which the Bridge Notes were converted, at an exercise price of $1.00 per share for a term of three years (the “Bridge Warrants”). The Bridge Warrants have weighted average anti-dilution protection, subject to customary exceptions. See “Description of Securities – Warrants” below.

In connection with the sale of the Bridge Notes, Ekso Bionics paid to Gottbetter Capital Markets, LLC (the “Placement Agent”), a registered broker-dealer, cash commissions of 10% of funds raised and issued to it warrants to purchase a number of shares of our Common Stock equal to 10% of the number of shares of Common Stock into which Bridge Notes would convert at the closing of the Merger and PPO, with an exercise price per share of $1.00 and a term of five years (“Bridge Agent Warrants”). The Bridge Agent Warrants have weighted average anti-dilution protection, subject to customary exceptions. See “Description of Securities—Warrants” below.

The Placement Agent and its sub-agents were paid an aggregate commission of $500,000 and were issued Bridge Agent Warrants to purchase an aggregate of 500,000 shares of our Common Stock. We also reimbursed the Placement Agent $25,000 for its legal and other expenses incurred in connection with the Bridge Financing.

We agreed to indemnify the Placement Agent and its sub-agents to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the Bridge Notes, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the placement agents and its sub-agents may be required to make in respect of such liabilities.

All descriptions of the Bridge Warrants and the Bridge Agent Warrants herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

The Private Placement Offering

Concurrently with the closing of the Merger and in contemplation of the Merger, we held a closing of our PPO in which we sold 20,580,000 Units (including Units issued upon conversion of the Bridge Notes as described above) of our securities, at a purchase price of $1.00 per Unit, each Unit consisting of one share of our Common Stock and a PPO Warrant. In addition, as a result of the foregoing, we issued to the holders of the Bridge Notes prior to the merger Bridge Warrants to purchase 2,500,000 shares of our Common Stock. Between January 29, 2014 and February 6, 2014, we issued an additional 9,720,000 Units in subsequent closings of the PPO.

Investors in the Units have weighted average anti-dilution protection with respect to the shares of Common Stock included in the Units if within 24 months after the final closing of the PPO the Company shall issue additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under the Company’s 2014 Plan (as defined below)) for consideration per share less than $1.00. The PPO Warrants have weighted average anti-dilution protection, subject to customary exceptions. The aggregate gross proceeds of the PPO were $30,300,000 (including the aggregate principal amount of Bridge Notes converted and before deducting placement agent fees and expenses of the offering estimated at approximately $4,200,000).

The PPO was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation D promulgated by the SEC thereunder. The PPO was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “best efforts” basis.

The closing of the PPO and the closing of the Merger were conditioned upon each other.

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In connection with the PPO, we agreed to pay the Placement Agent a cash commission of 10% (or 2% in the case of certain named investors) of the gross proceeds raised from investors in the PPO. In addition, the Placement Agent received warrants to purchase a number of shares of Common Stock equal to 10% (or 2% in the case of certain named investors) of the number of shares of Common Stock included in the Units sold in the PPO, with a term of five years and an exercise price of $1.00 per share (the “PPO Agent Warrants”). The PPO Agent Warrants have weighted average anti-dilution protection, subject to customary exceptions. In addition, we agreed to pay the Placement Agent an additional cash commission of 5% of funds received by the Company from the exercise of Bridge Warrants and PPO Warrants resulting from any future solicitation of the exercise of such warrants by the Company. Any sub-agent of the Placement Agent that introduced investors to the PPO was entitled to share in the cash fees and warrants attributable to those investors as described above.

As a result of the foregoing, the Placement Agent and its sub-agents were paid an aggregate commission of $2,530,000 (not including the commission paid in connection with the sale of the Bridge Notes) and were issued PPO Agent Warrants to purchase an aggregate of 2,530,000 shares of our Common Stock. We were also required to reimburse the Placement Agent $17,500 of legal expenses incurred in connection with the PPO.

We agreed to indemnify the Placement Agent and its sub-agents to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the PPO, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the placement agents and its sub-agents may be required to make in respect of such liabilities.

All descriptions of the PPO Warrants and the PPO Agent Warrants herein are qualified in their entirety by reference to the text thereof filed as exhibits hereto, which are incorporated herein by reference.

Registration Rights

In connection with the PPO, we entered into a Registration Rights Agreement, pursuant to which we have agreed that promptly, but no later than 90 calendar days from the final closing of the PPO, the Company will file a registration statement with the SEC (the “Registration Statement”) covering (a) the shares of Common Stock issued in the PPO (including those issued upon conversion of the Bridge Notes), (b) the shares of Common Stock issuable upon exercise of the Bridge Warrants, (c) the shares of Common Stock issuable upon exercise of the PPO Warrants, and (d) the shares of Common Stock underlying Bridge Agent Warrants and PPO Agent Warrants (the “Registrable Shares”). The Company shall use its commercially reasonable efforts to ensure that such Registration Statement is declared effective within 180 calendar days of filing with the SEC. If the Company is late in filing the Registration Statement or if the Registration Statement is not declared effective within 180 days of filing with the SEC, liquidated damages payable by the Company to the holders of Registrable Shares (but excluding shares of Common Stock underlying Bridge Agent Warrants and PPO Agent Warrants) that have not been so registered will commence to accrue and cumulate at a rate equal to 1.00% of the Offering Price per share for each full month that (i) the Company is late in filing the Registration Statement or (ii) the Registration Statement is late in being declared effective by the SEC; provided, however, that in no event shall the aggregate of any such liquidated damages exceed 8% of the PPO offering price per share. No liquidated damages will accrue with respect to any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of Common Stock which may be included in the Registration Statement (a “Cutback Comment”) or after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The Company must keep the Registration Statement “evergreen” for one year from the date it is declared effective by the SEC or until Rule 144 is available to the holders of Registrable Shares who are not and have not been affiliates of the Company with respect to all of their registrable shares, whichever is earlier.

The holders of Registrable Shares (including any shares of Common Stock removed from the Registration Statement as a result of a Cutback Comment) (but not holders of the shares issued to the stockholders of Ekso Bionics in consideration for the Merger) shall have “piggyback” registration rights for such Registrable Shares with respect to any registration statement filed by the Company following the effectiveness of the Registration Statement that would permit the inclusion of such shares.

We will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants.  Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

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All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

2014 Equity Incentive Plan

Before the Merger, our Board of Directors adopted, and our stockholders approved, our 2014 Equity Incentive Plan (the “2014 Plan”), which provides for the issuance of incentive awards of up to 14,410,000 shares of our Common Stock to officers, key employees, consultants and directors. In connection with the Merger, options to purchase an aggregate of 7,586,459 shares of our Common Stock were issued under the 2014 Plan as described above. See “Market Price of and Dividends on Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans” below for more information about the 2014 Plan and the outstanding stock options.

On the closing of the Merger, our Board granted to our officers and directors options to purchase an aggregate of 2,300,000 shares of our Common Stock under the 2014 Plan. See “Description of Securities—Options” below for additional information about these awards.

Departure and Appointment of Directors and Officers

Our Board of Directors currently consists of five members. On the Closing Date, Pedro Perez Niklitschek, our sole director before the Merger, resigned his position as a director, and Steven Sherman (Chairman), Nathan Harding, Daniel Boren, Marilyn Hamilton and Jack Peurach were appointed to the Board of Directors.

Also on the Closing Date, Mr. Perez Niklitschek, our Chief Executive Officer, President and Treasurer before the Merger, and Miguel Molina Urra, our Secretary before the Merger, resigned from these positions, and Nathan Harding was appointed as our Chief Executive Officer and President, Max Scheder-Bieschin was appointed as our Chief Financial Officer and Treasurer, Russ Angold was appointed as our Chief Technology Officer, and Frank Moreman was appointed as our Chief Operating Officer by the Board.

See “Management – Directors and Executive Officers” below for information about our new directors and executive officers.

Lock-up Agreements and Other Restrictions

In connection with the Merger, each of our executive officers and directors named above and each person holding 10% or more of our Common Stock after giving effect to the Merger, the Split-Off and the PPO (the “Restricted Holders”), holding at that date in the aggregate 19,021,337 shares of our Common Stock, entered into agreements (the “Lock-Up and No Shorting Agreements”), whereby they are restricted for a period of 24 months after the Merger from certain sales or dispositions of shares of our Common Stock held by them immediately after the Merger, except in certain limited circumstances.

Further, for a period of 24 months after the Merger, each Restricted Holder has agreed in the Lock-Up and No Shorting Agreements to be subject to restrictions on engaging in certain transactions, including effecting or agreeing to effect short sales, whether or not against the box, establishing any “put equivalent position” with respect to our Common Stock, borrowing or pre-borrowing any shares of our Common Stock, or granting other rights (including put or call options) with respect to our Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from our Common Stock, or otherwise seeks to hedge his position in our Common Stock.

We agreed with each Restricted Holder that, except in certain limited circumstances, we would not register for resale any of the shares of our Common Stock received by stockholders of Ekso Bionics in exchange for their shares of Ekso Bionics’ common stock pursuant to the Merger (the “Merger Shares”) unless we offer the Restricted Holders the opportunity to include the shares they received in the Merger in such registration statement on a pari passu basis with the other Merger Shares.

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Pro Forma Ownership

After giving effect to (i) the Merger and (ii) the cancellation of 17,483,100 shares in the Split-Off, and (iii) the final closing of the PPO, there were 78,445,924 issued and outstanding shares of our Common Stock, as follows:

•	the stockholders of Ekso Bionics prior to the Merger hold 42,615,556 shares of our Common Stock;

•	the stockholders of the Company prior to the Merger hold 5,280,368 shares of our Common Stock;

•	the investors in the Bridge Notes and the PPO hold 30,300,000 shares of our Common Stock; and

•	a consultant was issued 250,000 shares of our Common Stock.

In addition,

•	investors in the Bridge Notes hold Bridge Warrants to purchase 2,500,000 shares of our Common Stock;

•	investors in the PPO hold PPO Warrants to purchase 30,300,000 shares of our Common Stock;

•	the Placement Agent and its sub-agents hold:

o	Bridge Agent Warrants to purchase 500,000 shares of our Common Stock; and

o	PPO Agent Warrants to purchase 2,530,000 shares of our Common Stock;

•	holders of warrants to purchase Ekso Bionics common stock prior to the Merger hold warrants to purchase 621,363 shares of Common Stock;

•	warrants to purchase an additional 225,000 shares of our Common Stock are held by Ekso Bionics’ prior lender; and

•	the 2014 Plan authorizes issuance of up to 14,410,000 shares of our Common Stock as incentive awards to executive officers, key employees, consultants and directors; options to purchase 9,886,459 shares of Common Stock have been granted under the 2014 Plan, including options to purchase 7,586,459 shares held by holders of options to purchase Ekso Bionics common stock prior to the merger.

We agreed in the Merger Agreement that in the event that the aggregate gross proceeds of the PPO (including the principal of the Bridge Notes) exceed $20,000,000, we will issue to the pre-Merger Company stockholders, pro rata, a number of restricted shares of our Common Stock such that the aggregate ownership of the pre-Merger Company stockholders (not including any shares of Common Stock purchased by them in the PPO) remains approximately 6.8% of our outstanding Common Stock as of the time of the Merger. We have issued an aggregate of 779,768 shares of our Common Stock to such persons, which are included in the numbers set forth above.

No other securities convertible into or exercisable or exchangeable for our Common Stock are outstanding.

Our Common Stock is quoted on the OTC Markets (OTCQB) under the symbol “EKSO.”

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Accounting Treatment; Change of Control

The Merger is being accounted for as a “reverse merger,” and Ekso Bionics is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Ekso Bionics and will be recorded at the historical cost basis of Ekso Bionics, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Ekso Bionics, historical operations of Ekso Bionics and operations of the Company and its subsidiaries from the closing date of the Merger. As a result of the issuance of the shares of our Common Stock pursuant to the Merger, a change in control of the Company occurred as of the date of consummation of the Merger. Except as described in this Current Report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our Board of Directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company.

We continue to be a “smaller reporting company,” as defined under the Exchange Act, following the Merger. We believe that as a result of the Merger we have ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

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DESCRIPTION OF BUSINESS

Immediately following the Merger, the business of Ekso Bionics TM became our business. Ekso Bionics was formed to design, develop and commercialize wearable robots, or “exoskeletons,” that have a variety of applications in the medical, military, industrial, and consumer markets.

History

As described above, we were incorporated in Nevada as PN Med Group Inc. on January 30, 2012. Our original business was to distribute medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics throughout the country of Chile. Prior to the Merger, our Board determined to discontinue operations in this area and to seek a new business opportunity. As a result of the Merger, we have acquired the business of Ekso Bionics and its subsidiary.

Our authorized capital stock currently consists of 500,000,000 shares of Common Stock, par value $0.001, and 10,000,000 shares of “blank check” preferred stock, par value $0.001. Our Common Stock is quoted on the OTC Markets (OTCQB) under the symbol “EKSO.”

Our principal executive offices are located at 1414 Harbour Way South, Suite 1201, Richmond, California 94804, USA. Our telephone number is 1-510-984-1761. Our website address is www.eksobionics.com .

Ekso Bionics was incorporated on January 19, 2005, under the laws of the State of Delaware, to design, develop, and commercialize human robotic exoskeletons to augment human strength, endurance and mobility. Since its inception, Ekso Bionics has achieved several significant milestones:

•	In 2006, Ekso Bionics designed and sold the first practical human exoskeleton.

•	In 2009, Ekso Bionics signed its first agreement with Lockheed Martin Corporation (“Lockheed”) establishing the companies’ collaborative partnership to ruggedize and commercialize a human exoskeleton for military and other able-bodied applications. In July 2013, we entered into a new agreement with Lockheed to further strengthen the collaborative efforts in non-medical applications.

•	In February 2012, we sold our first human exoskeleton suit for medical applications, called Ekso™ to a rehabilitation center for use by patients with complete spinal cord injuries (“SCI”).

•	In July 2013, Ekso Bionics delivered a key technology upgrade for Ekso called Variable Assist, expanding the potential user population by adding utility for incomplete SCI patients, stroke patients and patients with related neurological disorders who can benefit from gait training and rehabilitation.

•	In December 2013, we delivered our first Ekso GTTM (gait training), a new generation Ekso with added hardware and software functionality, including Variable Assist.

Overview

Ekso Bionics designs, develops and sells wearable robots, or “human exoskeletons,” that have applications in medical, military, industrial, and consumer markets. Our exoskeletons systems are strapped over the user’s clothing, enabling individuals with neurological conditions affecting gait (e.g., spinal cord injury or stroke) to walk again; permitting soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries; and allowing industrial workers to perform heavy duty work for extended periods.

Our Ekso GT is used by hospitals on patients with lower extremity weakness or paralysis. Our products have been listed with the U.S. Food and Drug Administration (“FDA”) and have received a CE Mark (indicating compliance with European Union legislation). We have sold over 50 devices to rehabilitation centers and individual users for rehabilitation since February 2012. We also have a collaborative partnership with Lockheed to develop products for able-bodied exoskeleton applications.

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We believe the Company is at a key point in the growth of its business. From inception to December 2013, Ekso Bionics has accumulated over $38 million of losses and in July 2013 furloughed 30 of its 71 employees in order to extend operations to the end of 2013. In November 2013, we completed a bridge financing, then in January and February 2014, the Company completed the Merger and PPO, resulting in $30.3 million in gross proceeds. With the additional capital resulting from the Merger and PPO, the Company believes that it now has the resources to further penetrate the medical market and to begin to expand operations in the military and industrial markets over the next several years.

Based on technology initially developed by an engineering team from the University of California, Berkeley, Ekso Bionics’ devices employ a number of proprietary, advanced robotics technologies.

Ekso Bionics’ Medical Technology

The Company’s most current product, the Ekso GT, is a wearable bionic suit that provides individuals with spinal cord injuries, stroke and other lower-extremity paralysis or weakness the ability to stand and walk over ground with a full weight-bearing, reciprocal gait using a cane, crutches or a walker under the supervision of a physical therapist. Walking is achieved by the shifting of the user’s body to activate sensors in the device that initiate steps. Battery-powered motors drive the legs, replacing deficient neuromuscular function. First-time users can expect to walk with aid from the device the first time they put on the Ekso exoskeleton (after passing an assessment), while an experienced user can transfer to or from their wheelchair and don or remove Ekso in less than five minutes.

By allowing individuals with spinal cord injuries to stand and walk in a full weight-bearing setting, we believe the Ekso exoskeleton offers potential healthcare benefits that may reduce post-injury medical costs through reduction in secondary complications such as pressure sores, urinary tract infections, bowel problems, pneumonia and other respiratory issues, bone loss/osteoporosis, cardiovascular disease and psychological disorders. For people with some motor ability intact (for example, after a stroke or an incomplete spinal cord injury), we believe Ekso offers the potential to help them re-learn to walk again by teaching them proper step patterns and weight shifts using a task-based platform.

Ekso Bionics’ Engineering Services (also known as Ekso Labs)

In addition to the design, development and commercialization of exoskeletons for medical applications, Ekso Bionics performs research and development work on human exoskeletons and related technologies paid for by grant funding, by collaboration partners such as Lockheed, or by engineering services customers such as the U.S. military.

In addition to furthering exoskeleton technology into markets outside Ekso Bionics’ current medical applications, this work has potential applications in future models of the Ekso human exoskeleton. Many of the research projects funded by grants are focused on researching future medical applications and capabilities not yet ready for commercial development. Other projects, often funded by commercial partners or the U.S. military, focus on able-bodied human exoskeleton applications. One such development project is the HULC ® (Human Universal Load Carrier), a robotic exoskeleton designed for Lockheed and potential military applications to augment strength and endurance, allowing users to carry up to 200 pounds over long distances and rough terrain. Similarly, industrial models that Ekso Bionics is developing are intended to increase an individual’s workload, endurance and efficiency, allowing workers to carry heavy objects for much longer. The goal of these technologies is to increase worker productivity while at the same time helping to prevent employee injuries. Both the HULC and our other industrial exoskeleton products are in the developmental stage.

To date, the majority of our engineering services revenue has been in the form of grants. The Company currently has four grants underway, representing approximately $3.75 million in total funding. Grantors include the U.S. National Science Foundation, the U.S. Defense Advanced Research Projects Agency (DARPA), and the U.S. Department of Defense.

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The Technology

Ekso Bionics has established an extensive intellectual property (“IP”) portfolio that includes various U.S. patents and patent applications, including seven patents that have been granted, 20 patent applications that are currently pending, which means a complete application has been filed with the applicable patent authority and additional action is pending, and 3 provisional patent filings, which means that we have filed a short form application to establish an early filing date in anticipation of completion and submission of a complete application. Some of these patents and patent applications are owned either solely by or jointly with the University of California, as further described below.  Many of these have also been filed internationally as appropriate for their respective subject matter and have begun to issue.  Ekso Bionics’ patent portfolio includes product and method type claims, since the devices that Ekso Bionics produces and the processes performed by those devices are patentable.  Our patents encompass technologies relevant to our devices, including medical exoskeletons, commercial exoskeletons, actuators, and strength-enhancing exoskeletons.  The earliest priority date of the portfolio reaches back to 2003, and new applications continue to be filed.

Two license agreements and one amendment constitute the licenses from the University of California for various patents and applications relevant to the business of Ekso Bionics.  The table below indicates the cross section of patents by issuing status and license status.

	Issuing Status
License Status	Issued Patents	Pending Applications	Provisional Applications
Owned by University of California, exclusively licensed to Ekso Bionics	6	-	-
Co-owned with University of California, exclusively licensed to Ekso Bionics	1	3	-
Co-owned with University of California	-	3	-
Sole ownership by Ekso Bionics	-	14	3
Total: 30	7	20	3

The exclusive license with the Regents of the University of California (“RUC”) consists of two agreements and one amendment covering ten patent cases, seven of which have issued and three of which remain in prosecution (the “RUC License Agreements”).  Inventions covered by a further three patent applications are co-owned by Ekso Bionics and RUC, with no license agreement between Ekso Bionics and RUC.  As a result, RUC may license its rights in these patents to a third party.  With respect to two of these co-owned patent applications, RUC has licensed their rights in the U.S. to an unrelated third party.  The third patent application will need to be fully prosecuted before it can be determined which claims are exclusive to us (through a previous license) and which claims RUC may license to other entities. The RUC License Agreements provide Ekso Bionics the right to grant sub-licenses. We believe that the breadth of the coverage across various bionic systems and technologies, together with our freedom to grant sub-licenses under the RUC License Agreements gives us the potential to generate licensing revenue in fields outside our present areas of commercialization, To date we have generated approximately $1 million in such licensing revenue. Pursuant to the RUC License Agreements, Ekso Bionics initially paid RUC consideration consisting of $5,000 in cash and 310,400 common shares of Ekso Bionics, and is also committed to pay a 1% royalty on sales, including sales generated by sublicenses. We do not pay royalties to RUC on products sold or to be resold to the U.S. government.

A remaining 17 cases are solely owned by Ekso Bionics. In some cases, as a result of government funding received by Ekso Bionics, the patents have a government use license, granting the U.S. government a non-exclusive, non-transferable, irrevocable, paid-up license for use of the inventions for or on behalf of the U.S. government, as is typical in the case of government sponsored research.

Ekso in the Medical Market

Ekso is a robotic exoskeleton, or wearable robot, used in the medical market to enable individuals living with lower extremity paralysis or weakness, due to such neurological conditions as stroke or spinal cord injury, to stand and walk over ground with a full weight-bearing, reciprocal gait under the supervision of a physical therapist. The suit is strapped over the users´ clothing, accommodates a wide range of patient sizes and clinical presentations, and is currently used primarily in a clinic or rehabilitation setting. With medical clearance, the suit typically facilitates walking for individuals who are non- or pre-ambulatory post-stroke, or with up to C7 (cervical spinal nerve 7) complete or any level of incomplete SCI, along with other neurological conditions.

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For those with medical clearance and who pass a physical examination, first-time users can expect to walk in Ekso in their first session, and we expect that an experienced user can transfer to/from their wheelchair and don or doff the Ekso in less than five minutes. Walking is achieved by the user shifting his or her weight to activate sensors in the device that initiate the steps, or with the push of a button on a handheld user interface. Battery-powered motors drive the legs, replacing deficient neuromuscular function.

For people with complete paralysis from a spinal cord injury, for example, walking in Ekso provides the powerful benefit of seeing the world eye-to-eye again and we believe may facilitate the reduction of complications commonly associated with life in a wheelchair, such as bowel and bladder dysfunction, loss of bone density, muscle spasticity, neuropathic pain and pressure sores. For patients with some motor ability intact (for example after a stroke or an incomplete spinal cord injury), Ekso may help them re-learn proper step patterns and weight shifts using a task-based platform, which we believe could be important for people who have the potential to re-learn to walk.

In 2012 Ekso Bionics delivered its first robotic exoskeleton for medical and rehabilitation purposes to Craig Hospital, a world-renowned institution in Englewood, Colorado, that specializes in the neuro-rehabilitation and research of patients with SCI and traumatic brain injury (“TBI”). By the end of 2013, Ekso Bionics had achieved two major Ekso software upgrades as well as two hardware upgrades. Among these advancements, our new Variable Assist software provides the ability for patients with any amount of lower extremity strength to contribute their own power from either leg to achieve self-initiated walking. The amount of assistance Ekso provides can be set to provide a specific amount of power, or to allow the Ekso to dynamically adjust to the patient’s needs in real-time in order to follow the patient’s progression with his or her rehabilitation.

Medical Market Strategy

Our initial go-to-market strategy in the medical market, which began in the first quarter of 2012, was to establish proof of concept and credibility among thought leaders and renowned rehabilitation centers specializing in SCI across the U.S. and Europe, and to initiate preliminary studies on safety and efficacy. In this early phase of technology diffusion, the first two generations of the Ekso robotic exoskeleton provided full power assistance to facilitate walking for individuals with as much as complete lower extremity paralysis, and the clinical focus was primarily spinal cord injury.

We initiated our second, and current, go-to-market strategy in the medical market in July 2013. The goal of our current go-to-market strategy is to broaden the addressable market and drive deeper adoption among the neuro-rehabilitation community by adding more utility to the Ekso robotic exoskeleton as a technology platform. Advancements in both software and hardware are represented in the introduction of Ekso GT ™ with Variable Assist. In their pursuit of the best possible outcomes for patients with a wider spectrum of clinical presentations, such as hemiparesis (weakness on one side of the body) after stroke or TBI, therapists now have more opportunities to explore therapeutic interventions and various impacts of patient/technology interaction, and to adjust therapy as the patient regains function. This means the Ekso robotic exoskeleton has the potential to go beyond helping people with paralysis to stand and walk, but also to provide a game-changing tool that may help those with some motor ability intact to learn to walk again.

Once we increase the adoption of Ekso among the medical community in rehabilitation settings, we may seek to develop a device optimized for an individual’s personal use, allowing users to perform rehabilitation in their home and to have a mobility option for activities of daily living; however, our exploration of this potential market is in the very early stages.

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Potential Market for our Medical Products

Today, primary current and potential customers are SCI and stroke in-patient and outpatient rehabilitation centers in North America and Europe. According to the National Spinal Cord Injury Statistical Center, there are approximately 12,000 to 14,000 incidences of spinal cord injuries every year in the U.S., and the total U.S. SCI population is approximately 264,0001. The Christopher and Dana Reeve Foundation estimates the total U.S. SCI population to be significantly higher, up to 1,200,0002. Considering the range of paraplegics and quadriplegics receiving therapy using the Ekso robotic exoskeleton, either by Ekso Bionics or its customers, the Company estimates that approximately 73% of the U.S. SCI population can potentially use an Ekso robotic exoskeleton in such rehabilitation settings.

Additionally, there are approximately 5,700 registered hospitals in the U.S.3, many of which provide stroke care, and over 1,000 of which are listed as primary stroke centers4. There are approximately 800,000 strokes every year in the U.S., of which 650,000 patients survive, and approximately 7,000,000 stroke survivors in the U.S.5

In terms of the market in Europe, there are approximately 12,000 private and public hospitals, of which an estimated 4,600 are classified as acute care facilities6.

Our goal is to penetrate the rehabilitation centers, hospitals and similar facilities to become an integral part of their neuro-rehabilitation programs. The Company believes that each facility has the potential to purchase 1-5 units, with the expectation that the useful life – or replacement cycle – of the units will range from 3-5 years in such clinical settings.

During 2014, we expect to deepen our understanding of the proper protocols, and potential benefits, of using Ekso for gait training and rehabilitation, and the corresponding value propositions for our customers. The Company will further investigate the potential for use beyond SCI and stroke, including multiple sclerosis, TBI, amyotrophic lateral sclerosis, Parkinson’s and other neurological conditions that inhibit gait. We will also expand sales and marketing efforts beyond North America and Europe through partnering with country/region specific robotic/medical device distributors. See “Current Sales and Marketing Efforts” below for more details.

Clinical Research

Ekso Bionics believes an important factor in further technology adoption is demonstrating clinical evidence to support the Ekso for use in rehabilitation, gait training and wellness. There is a compendium of existing studies examining the extra health care costs of SCI patients. These studies calculate the costs of re-hospitalization, secondary complications and quality of life challenges facing such patients.

1 National Spinal Cord Injury Statistical Center (NSCISC). Spinal cord injury facts and figures at a glance. Birmingham (AL): University of Alabama at Birmingham; 2012 Feb. 2 p. Also available: https://www.nscisc.uab.edu/PublicDocuments/fact_figures_docs/Facts%202013.pdf

2 The Christopher and Dana Reeve Foundation, Paralysis Facts and Figures. Available http://www.christopherreeve.org/site/ c.mtKZKgMWKwG/b.5184255/k.6D74/Prevalence_of_Paralysis.htm

3 The American Hospital Association., Fast Facts on US Hospitals; http://www.aha.org/research/rc/stat-studies/ fast-facts.shtml

4 The Joint Commission, Facts about Primary Stroke Center Certification: http://www.jointcommission.org/certification/primary_stroke_centers.aspx

5 National Stroke Association, http://www.stroke.org/site/PageServer?pagename=rehabt

6 Based on a 2010 presentation by Paul Garassus, M.D., the Vice President of the French Health Economic Society and member of the European Private Hospitals Union, http;//www.worldofhealthit.org/sessionhandouts/documents/PS21-4-Garassus.pdf

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We are eager for further initiation of clinical research that will demonstrate evidence of the health benefits of walking in the Ekso robotic exoskeleton. To that end, some of our early clinical customers are undertaking research to evaluate the use of exoskeletons in general and the Ekso robotic exoskeleton in particular.  Centers that have announced publicly that they are undertaking such studies that include the Ekso robotic exoskeleton are: the Kessler Foundation, Santa Clara Valley Medical Center, The Miami Project to Cure Paralysis of the University of Miami, Rehabilitation Institute of Chicago (“RIC”), and Glostrup Hospital in Europe; with Kessler, Santa Clara and RIC having already presented initial favorable findings indicating that the device is safe to use7 and that there are positive results in function with training, increase in oxygen consumption and ventilation. Increased muscle firing in lower leg muscles was also noted, which requires further study8.

In the much larger area of stroke treatment, Ekso Bionics also plans to build a portfolio of clinical data intended to demonstrate that the Ekso human exoskeleton can allow gait training to occur earlier in the treatment schedule, that it can mobilize much more difficult patients than traditional training, and that it will be an effective gait training device. Though the Company has only recently entered the stroke field (with the release of the Variable Assist upgrade package in July 2013), the two top rehabilitation centers in the United States (according to US News and World Report rankings), the Rehabilitation Institute of Chicago and Kessler Foundation, are initiating Ekso human exoskeleton studies in this area. As in the field of spinal cord injury, the field of stroke has a large body of existing research, and there is broad evidence that early mobilization of stroke patients (by traditional manual means) results in lower secondary complications and lower length of stay. Ekso Bionics currently benefits from this existing data by demonstrating to customers that the Ekso human exoskeleton can mobilize more patients earlier, and we are evaluating the feasibility of direct research to link the Ekso directly to such outcomes.

Current Sales and Marketing Efforts

Ekso Bionics historically focused its sales efforts on key SCI centers in the U.S. and Europe. In 2013, the Company began to expand its sales efforts, and today the sales and marketing team consists of:

•	Eight direct sales persons (six in the U.S., two in Europe)

•	Five distributors (Mexico, Italy, Poland, Finland and Turkey)

•	Six clinical professionals/physical therapists (four in the U.S., two in Europe)

•	Four marketing professionals (three in the U.S. and one in Europe)

•	Three customer relations personnel.

The Company plans on continuing to build the sales and marketing team, with a particular emphasis on adding distributors in target markets/countries and on increasing marketing and clinical efforts.

To succeed in the medical market, we believe we need to better address the concerns of a series of stakeholders at each potential customer. These include: the customer’s CEO/CFO (vision and economics), Medical/Research Director (moving their field/reputation forward), clinical staff (achieving improved patient outcomes), user groups (improving the well-being of patients) and foundation director (seeking ways to ensure successful and more frequent donor/capital campaigns).

The sales cycle to build consensus among these stakeholders and achieve a sale of a device(s) is generally three to 12 months. We believe our ability to accelerate the sales cycle and accelerate adoption will also be based, in part, on our ability to build on our (and our partners’) early efforts to expand clinical evidence.

Exoskeleton Technology for Able-Bodied Applications

Ekso Bionics’ original exoskeleton technology was an evolution of the RUC technology related to able-bodied augmentation, enabling healthy individuals to carry heavy loads.

7 Kolakowsky-Hayner et al., J Spine 2013, S4.

8 Gail Forrest, PhD., presented at the Academy of Spinal Cord Injury Professionals (ASCIP), Sept., 2012

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The Ekso Bionics’ team’s original exoskeleton design, called ExoHiker TM , was completed in February 2005 and was intended to help hikers carry heavy loads over extended periods of time. The ExoHiker demonstrated load carriage at power consumption levels that were approximately 1,000 times lower than the state-of-the-art human exoskeletons of the time. There was no user interface required to operate the device. Instead, ExoHiker responded to the movements of the person wearing the device. It could be easily strapped on or off, and it had a small handheld LCD display used to configure the device. The ExoHiker weighed approximately 30 pounds and operated at an average speed of 2.5 miles per hour for 42 miles with one 80 watt-hour lithium polymer battery.

ExoHiker evolved into the ExoClimber TM , which injected power when ascending stairs and climbing steep slopes. It weighed 50 pounds and could assist the wearer to ascend 600 feet vertically with a 150-pound load. Neither ExoHiker nor ExoClimber was commercialized. The third generation device is called the Human Universal Load Carrier (HULC) and includes hip actuation used to assist the user in swinging his or her legs during walking, even on level ground.

This development of able-bodied, powered and non-powered exoskeletons continues with funding from government grants and engineering contracts for Lockheed and U.S. government customers. Investing in the ongoing development of exoskeleton technology through these non-dilutive forms of funding is intended to help Ekso Bionics remain at the forefront of this nascent bionic robotics technology, working with leaders in complementary fields such as materials, battery and sensor technology.

One of Ekso Bionics’ development partners for able-bodied applications is Lockheed, for whom the Company continues to provide research and development services. The Company’s collaboration with Lockheed focuses on anthropomorphic exoskeleton technology used to augment the strength and endurance of people.  For the commercial (able-bodied) field of use, the Company and Lockheed have co-exclusive rights, with the Company having the right to sub-license technology and Lockheed having the right to sub-license only with our consent.  For the government (able-bodied) field of use, Lockheed and the Company have co-exclusive rights to military markets through 2017.  So long as certain annual minimum obligations are met, Lockheed will obtain exclusive rights to the government market after 2017.

Since 2008, Lockheed has purchased approximately $6 million in non-recurring engineering services from Ekso Bionics and paid $1 million in licensing fees for the further development of the HULC and other exoskeletons. More recently, Lockheed and Ekso Bionics initiated development of a non-powered exoskeleton called MANTISTM.  MANTIS is designed to allow industrial workers in a dynamic and unstructured work environment to achieve their tasks with reduced musculoskeletal injuries related to lifting and working with heavy tools. Although the Company believes the MANTIS and similar industrial exoskeletons have the potential to help prevent workforce injuries, improve productivity and over time reduce workmen’s compensation and related costs, the Company has invested little of its own resources to date on these efforts. The focus of our work so far has been in building an IP portfolio that will help us enter that market at a future date.

It is important to note that both the HULC and industrial exoskeleton products are in the developmental stage. Nevertheless, Ekso Bionics plans to continue to pursue able-bodied exoskeleton technology and will seek to commercialize products on its own or with partners when and if appropriate

In December 2013, the Company was awarded a twelve-month, $1 million fixed-price contract by United States Special Operations Command (USSOCOM) to develop design, build, test and deliver a next generation military exoskeleton prototype.  The statement of work describes four milestones divided into tasks and sub-tasks, with required accomplishments and progress payments associated with each milestone. Each milestone must be successfully accomplished and verified in order to receive payment and proceed to the next sub-task. The first four milestones relate to the development and delivery of a functional prototype exoskeleton device that significantly reduces the load on users while introducing a negligible metabolic impact and meets other specifications set forth in the agreement. Payments for these milestones are $150,000, $200,000, $250,000 and $250,000 for each of the first four milestones. The final task of the project relates to the submission of a report summarizing testing results and a recommended path forward for which the payment is $146,000. This is the first award granted under USSOCOM's TALOS (Tactical Assault Light Operator Suit) project.

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Governmental Regulation and Product Approval

U.S. Regulation

Ekso Bionics’ medical technology products and operations are subject to regulation by the U.S. Food and Drug Administration (“FDA”) and various other federal and state agencies, as well as by foreign governmental agencies. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of the Company’s medical device products.

Under the U.S. Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our current medical products are categorized as Class I. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (the “General Controls”).

Ekso Bionics actively maintains FDA 21 CFR Part 820 Quality System Regulation and ISO 13485:2003 Quality Management Systems that establish standards for its product design, manufacturing, and distribution processes. Following the introduction of a product, the FDA and foreign agencies engage in periodic reviews of our quality systems, as well as product performance and advertising and promotional materials. These regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction and continued availability of new products. Where possible, Ekso Bionics anticipates these factors in our product development processes. These agencies possess the authority to take various administrative and legal actions against the Company, such as product recalls, product seizures and other civil and criminal sanctions.

Foreign Regulation

In addition to regulations in the United States, Ekso Bionics will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not the Company obtains FDA approval for a product, Ekso Bionics must obtain approval of a product by the comparable regulatory authorities of foreign countries before the Company can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Research and Development

The Company engages in research and development in an effort to enhance the effectiveness, ease of use, safety and reliability of its medical, commercial, and strength-enhancing exoskeletons and to expand the applications for its products. The Company’s research and development expenditures were $2.7 million and $4.3 million in 2013 and 2012, respectively. In addition, as part of its engineering services, which are paid for by grant funding, by collaboration partners, or by engineering services customers, the Company incurred research and development costs associated with its engineering services revenue of $1.3 million and $1.8 million in 2013 and 2012, respectively.

Competition

The medical technology, industrial robotics and military equipment industries are characterized by intense competition and rapid technological change. We believe a number of other companies are developing competitive technology and devices for both the medical and able-bodied fields of use, and many of these competitors have significantly more financial and other resources than we possess.

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In the medical field, we face competition from companies that are focused on technology for rehabilitation of patients suffering from stroke and related neurological disabilities as well as from companies that focus on SCI. In stroke, Cyberdyne is developing over-ground exoskeletons, and Hocoma, AlterG, Aretech and Reha Technology are selling treadmill-based gait therapies. In SCI, Argo Medical Technologies and Rex Bionics sell over-ground exoskeletons. Parker Hannifin has announced plans to sell over-ground exoskeletons beginning in 2015.

Technologies developed by competitors in the areas of stroke rehabilitation and SCI represent therapeutic interventions with utility at varying points of the continuum of care. Clinically, the Ekso is unique in its broad ability to mobilize pre- or even non-ambulatory patients using a full weight bearing, over ground, task-based platform. From a practice management perspective, the Ekso is less expensive than many other systems, has a smaller footprint, the ability to move around the hospital, and uses standard power requirements that make it easy to integrate into existing infrastructure. Other over-ground exoskeletons were initially designed as an individual user’s alternative to a wheelchair with the primary goal of providing a means for patients to achieve mobility reliant on the device. By contrast, the Ekso’s design accommodates patients with complete paraplegia and additionally includes features that are optimized to assist therapists in helping patients with some motor ability learn to walk again in a clinical setting, treating several patients and indications in a single day.

Notwithstanding the foregoing, the most pressing challenges Ekso Bionics faces are not necessarily competitive technologies, but rather achieving rapid market awareness and adoption of this emerging technology while acclimating prospects to a fundamentally new paradigm in neuro-rehabilitation and mobility. In addition, there is the matter of securing the funds for acquisition in environments where capital expenses of this magnitude are not common in the rehabilitation department of a clinic.

In the able-bodied field, Raytheon, Panasonic, Honda and Cyberdyne are each developing some form of exoskeleton for military and industrial applications.

The field of robotic exoskeleton technology remains in infancy. As this field develops, we believe we will face increased competition on the basis of product features, clinical outcomes, price, services and other factors. Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device.

Employees

We employ 59 persons on a full time basis, including six in Europe. The Company currently plans to hire an additional 10 to 15 full time employees within the next three months, whose principal responsibilities will be the support of our sales, marketing, research and development, and clinical development activities. Should the Company secure further contracts for engineering services for our government work/clients, we would seek to hire further engineering personnel.

Description of Properties

Our principal executive offices are currently located at 1414 Harbour Way South, Suite 1201, Richmond, CA 94804, where the Company leases approximately 45,000 square feet. The Company believes this facility is adequate for its current needs, including providing the space and infrastructure to assemble Ekso exoskeletons and to accommodate its development work for able-bodied applications per its current operating plan.

Ekso Bionics does not own any real property.

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RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. WE FACE A VARIETY OF RISKS THAT MAY AFFECT OUR OPERATIONS OR FINANCIAL RESULTS AND MANY OF THOSE RISKS ARE DRIVEN BY FACTORS THAT WE CANNOT CONTROL OR PREDICT. BEFORE INVESTING IN THE SECURITIES YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH THE FINANCIAL AND OTHER INFORMATION CONTAINED IN THIS REPORT. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT. ONLY THOSE INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD CONSIDER AN INVESTMENT IN OUR SECURITIES.

THIS REPORT CONTAINS CERTAIN STATEMENTS RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF OUR COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS REPORT, INCLUDING THE MATTERS SET FORTH BELOW, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

If any of the following or other risks materialize, the Company’s business, financial condition, and results of operations could be materially adversely affected which, in turn, could adversely impact the value of our Common Stock. In such a case, investors in our Common Stock could lose all or part of their investment.

Prospective investors should consider carefully whether an investment in the Company is suitable for them in light of the information contained in this Report and the financial resources available to them. The risks described below do not purport to be all the risks to which the Company could be exposed. This section is a summary of certain risks and is not set out in any particular order of priority. They are the risks that we presently believe are material to the operations of the Company. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair the Company’s business, financial condition or results of operations.

Risks Related to our Business and the Industry in Which We Operate

We have a limited operating history upon which investors can evaluate our future prospects.

Although Ekso Bionics was incorporated in 2005, it did not sell its first Ekso medical device until 2012. Therefore, we have limited operating history upon which an evaluation of our business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and creating a new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If it is unsuccessful, the Company and its business, financial condition and operating results could be materially and adversely affected.

Given the limited operating history, management has little basis on which to forecast future demand for our products from our existing customer base, much less new customers. The current and future expense levels of the Company are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because the business of the Company is new and its market has not been developed. If the forecasts for the Company prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, the Company may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

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The industries in which the Company operates are highly competitive and subject to rapid technological change.  If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The medical technology, industrial robotics and military equipment industries are characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, clinical outcomes, price, services and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative therapies for disease states that may be delivered without a medical device. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

Our products may not be accepted in the market.

We cannot be certain that our current products or any other products we may develop or market will achieve or maintain market acceptance.  Market acceptance of our products depends on many factors, including the Company’s ability to convince key opinion leaders to provide recommendations regarding our products, convince distributors and customers that our technology is an attractive alternative to other technologies, demonstrate that our products are reliable and supported by us in the field, supply and service sufficient quantities of products directly or through marketing alliances, and price products competitively in light of the current macroeconomic environment, which, particularly in the case of the medical device industry, are becoming increasingly price sensitive.

Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in our payment of significant monetary damages or impact offerings in our product portfolios.

Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products. Also, our currently pending or future patent applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Furthermore, we have not filed applications for all of our patents internationally and may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products in other countries. These include, in some cases, countries in which we are currently selling products and countries in which we intend to sell products in the future.

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Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The industries in which we operate, including, in particular, the medical device industry, are characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category and could have a material adverse effect on our business, cash flows, financial condition or results of operations.

Some of the patents in the intellectual property portfolio are not within our complete control, which could reduce the value of such patents.

Some of our U.S. patent applications (which have associated international applications) are co-owned by the Regents of the University of California Berkeley. The Regents of the University of California Berkeley has licensed its rights under many of these patent applications to us, but we do not have a license to their rights under three of these patent applications. With respect to two of these co-owned patent applications, the Regents of the University of California Berkeley has licensed their rights in the U.S. to an unrelated third party. The third patent application will need to be fully prosecuted before it can be determined which claims are exclusive to us (through a previous license) and which claims the Regents of the University of California Berkeley may license to other entities. We do not have complete control over the prosecution of these patent applications. In addition, the license of patent rights under these patents to third parties could reduce the value of the Company’s patent portfolio and limit any income or license fees that we might receive if we were to attempt to transfer or license our rights under any of our co-owned patents.

Enforcing intellectual property rights in foreign nations for military technology may be more problematic than enforcement in other industries.

In many countries, governments reserve the right to allow local manufacturers to infringe patents in cases where it is beneficial to their national security to do so. This could result in additional competition for us or our licensees from local manufacturers in foreign countries even though those manufacturers are infringing patents we hold in those countries, which could adversely affect our ability to sell our products in those countries for military use.

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products.

Our medical technology products and operations are subject to regulation by the U.S. Food and Drug Administration (the “FDA”), the European Union and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products.

Under the Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. We believe our current products are Class I medical devices. Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

Following the introduction of a product, these agencies will also periodically review our manufacturing processes and product performance. The process of complying with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of our products. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA, European Union and other agencies have resulted in increased enforcement activity, which increases the compliance risk for the Company and other companies in our industry. In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA and other regulatory requirements continue to be met.

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We may be subject to penalties and may be precluded from marketing our products if we fail to comply with extensive governmental regulations.

We believe that our Ekso, Ekso 1.1, and Ekso GT products are FDA Class I medical devices when used in clinical settings. However, the FDA has not made any determination about whether our medical products are Class I medical devices. Such a determination is not necessary in order for us to list a Class I device with the FDA and bring that device to the U.S. market. However, from time to time, the FDA may disagree with the classification of a new Class I medical device and require the manufacturer of that device to apply for approval as a Class II or Class III medical device. In the event that the FDA determines that our medical products should be reclassified as Class II or Class III medical devices, we could be precluded from marketing the devices for clinical use within the United States for months, years or longer, depending on the specific change the classification. Reclassification of our products as Class II or Class III medical devices could significantly increase our regulatory costs, including the timing and expense associated with required clinical trials and other costs.

The FDA and non-U.S. regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in amounts sufficient to meet market demand.  If we change our approved manufacturing process, the FDA may need to review the process before it may be used.  Failure to comply with applicable regulatory requirements discussed could subject us to enforcement actions, including warning letters, fines, injunctions and civil penalties against us, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of our production, and criminal prosecution.

Federal, state and non-U.S. regulations regarding the manufacture and sale of medical devices are subject to future changes.  The complexity, timeframes and costs associated with obtaining marketing clearances are unknown.  Although we cannot predict the impact, if any, these changes might have on our business, the impact could be material.

Certain of our competitors have reported injuries caused by the malfunction of human exoskeleton devices (in at least one case to the FDA). Injuries caused by the malfunction or misuse of human exoskeleton devices, even where such malfunction or misuse occurs with respect to one of our competitor’s products, could cause regulatory agencies to implement more conservative regulations on the medical human exoskeleton industry, which could significantly increase our operating costs.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products. Personal injuries relating to the use of our products could also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals.

When a medical human exoskeleton is used by a paralyzed individual to walk, the individual relies completely on the exoskeleton to hold them upright. There are many exoskeleton components that, if they were to fail catastrophically, could cause a fall resulting in severe injury or death of the patient. Such occurrences could bring about costly litigation and could also bring about regulatory activity on the part of the FDA or its foreign counterparts which could interfere with our ability to market our products.

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When an industrial or military exoskeleton is used by a healthy individual—for example to carry a heavy load—malfunction of the device at an inopportune moment (such as when descending a stairway or navigating a precarious trail) could cause a fall resulting in severe injury or death of the person using the device. Such occurrences could bring about costly litigation and could also bring about regulatory activity on the part of OSHA or its foreign counterparts which could interfere with our ability to market our products.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on the Company, or both, which in either case could have a material adverse effect on our business and financial condition.

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our products, it would have a material adverse effect on our business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, or a combination of these factors, and coverage and payment levels are determined at each payer’s discretion. The coverage policies and reimbursement levels of these third-party payers may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Thus, changes in reimbursement levels or methods may either positively or negatively impact sales of our products.

The Company has no direct control over payer decision-making with respect to coverage and payment levels for our medical device products. Additionally, we expect many payers to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public and private payers, and expansion of payment bundling schemes such as Accountable Care Organizations, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for our current products or products we develop.

As our product offerings are diverse across healthcare settings, they are affected to varying degrees by the many payment systems. Therefore, individual countries, product lines or product classes may be impacted by changes to these systems.

Changes in reimbursement practices of third-party payers could affect the demand for our products and the prices at which they are sold.

The sales of our products could depend, in part, on the extent to which healthcare providers and facilities or individual users are reimbursed by government authorities, private insurers and other third-party payers for the costs of our products or the services performed with our products. The coverage policies and reimbursement levels of third-party payers, which can vary among public and private sources and by country, may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payers, could significantly reduce reimbursement for procedures using the Company’s products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products.

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Clinical outcome studies regarding our products may not provide sufficient data to either cause third-party payers to approve reimbursement or to make human exoskeletons a standard of care.

Our business plan relies on broad adoption of human exoskeletons to provide neuro-rehabilitation in the form of gait training to individuals who have suffered a neurological injury or disorder. Although use of human exoskeletons in neuro-rehabilitation is new, use of robotic devices to provide gait training has been going on for over a decade and the clinical studies relating to such devices have had both positive and negative outcomes. Much of the rehabilitation community has rejected the use of such devices based on the data from some of these studies. Although we believe that human exoskeletons will outperform such robotic equipment, this has not been proven. Furthermore, it may prove impossible to prove an advantage in a timely manner, or at all, which could prevent broad adoption of our products.

Part of our business plan relies on broad adoption of the Ekso device to provide “early mobilization” of individuals who have been immobilized by an injury, disease, or other condition. Although the health benefits of other methods of “early mobilization” have been demonstrated in clinical studies in fields such as stroke, those studies did not test early mobilization with human exoskeletons directly. It may be necessary to provide outcome studies on early mobilization with exoskeletons directly in order to convince the medical community of their effectiveness. Such studies have not been designed at this time, and may be too large and too costly for us and our partners to conduct.

The technology of load carriage exoskeletons (such as the HULC human exoskeleton) is at a very early stage of development and the technology may not be broadly adopted in military or other markets.

The most recent testing of our HULC technology showed that the metabolic cost of load carriage while wearing the device varied greatly from subject to subject. This implied that the device helped some subjects and hindered others. The source of this phenomenon and whether it will go away with training of the subjects using the device remains unknown and requires further research and development. This phenomenon and others like it could limit the adoption of such devices by militaries or other customers to a certain portion of their personnel or in the worst case could make it impractical to deploy at all. If Lockheed is unable to market the HULC exoskeleton, it would negatively affect our results of operations.

We may be unable to attract and retain key employees .

The success of the Company depends on our ability to identify, hire, train and retain highly qualified managerial, technical and sales and marketing personnel. In July 2013, thirty Ekso employees were furloughed in order to reduce significantly our cash expenses pending the completion of a financing. Some of these employees have since accepted employment with other firms, and, therefore, will need to be replaced by new hires. In addition, as the Company introduces new products or services, it will need to hire additional personnel. Currently, competition for personnel with the required knowledge, skill and experiences is intense, and the Company may not be able to attract, assimilate or retain such personnel. The inability to attract and retain the necessary managerial, technical and sales and marketing personnel could have a material adverse effect on the business, results of operations and financial condition of the Company.

We will experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter and may result in volatility in our stock price.

The Ekso device has a lengthy sales and purchase order cycle because it is a major capital item and generally requires the approval of senior management at purchasing institutions, which may contribute to substantial fluctuations in our quarterly operating results. Other factors that may cause our operating results to fluctuate include:

•	general economic uncertainties and political concerns;
•	the introduction of new products or product lines;
•	product modifications;
•	the level of market acceptance of new products;
•	the timing of R&D and other expenditures;

•	timing of the receipt of orders from, and product shipments to, distributors and customers;
•	changes in the distribution arrangements for our products;

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•	manufacturing or supply delays;
•	the time needed to educate and train additional sales and manufacturing personnel; and
•	costs associated with defending our intellectual property.

In addition to these factors, expenditures are based, in part, on expected future sales.  If sales levels in a particular quarter do not meet expectations, we may be unable to adjust operating expenses quickly enough to compensate for the shortfall of sales, and our results of operations may be adversely affected.

International sales of our products account for a portion of our revenues, which will expose the Company to certain operating risks. If we are unable to successfully manage our international activities, our net sales, results of operations and financial condition could be adversely impacted.

Our business currently depends in part on our activities in Europe and other foreign markets, making it subject to a number of challenges that specifically relate to international business activities. These include:

•	failure of local laws to provide the same degree of protection against infringement of our intellectual property rights;
•	protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;
•	the expense of establishing facilities and operations in new foreign markets;
•	building an organization capable of supporting geographically dispersed operations;
•	challenges caused by distance, language and cultural differences;
•	challenges caused by differences in legal regulations, markets, and customer preferences, which may limit our ability to adapt our products or succeed in other regions;
•	multiple, conflicting, and changing laws and regulations, including complications due to unexpected changes in regulatory requirements, foreign laws, tax schemes, international import and export legislation, trading and investment policies, exchange controls and tariff and other trade barriers;
•	foreign tax consequences;
•	fluctuations in currency exchange rates and foreign currency translation adjustments ;
•	foreign exchange controls that might prevent us from repatriating income earned outside the United States;
•	imposition of public sector controls;
•	political, economic and social instability; and
•	restrictions on the export or import of technology.

If we are unable to meet and overcome these challenges, then our international operations may not be successful, which could adversely affect our net sales, results of operations and financial condition and limit our growth.

We may be unable to manage our growth and entry into new business areas.

If the initial response to our exoskeleton products exceeds the Company’s capacity to provide services timely and efficiently, then the Company may need to expand our operations accordingly and swiftly. Management of the Company believes that establishing industry leadership will require the Company to:

•	test, introduce and develop new products and services including enhancements to our Ekso device;
•	develop and expand the breadth of products and services offered;
•	develop and expand our market presence through relationships with third parties; and
•	generate satisfactory revenues from such expanded products or services to fund the foregoing requirements while obtaining and maintaining satisfactory profit margins.

To be able to expand our operations in a cost-effective or timely manner and increase the overall market acceptance of our products and services in this manner, we will need additional capital and technical and managerial human resources. These additional resources may not be available to the Company. Failure of the Company to timely and efficiently expand our operations and successfully achieve the four requirements listed above could have a material adverse effect on the business, results of operations and financial condition of the Company.

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The disruption or loss of relationships with vendors and suppliers for the components of our products could materially adversely affect our business.

Our ability to manufacture and market our products successfully is dependent on relationships with both third party vendors and suppliers. Although most of the raw materials that the Company uses to manufacture our products are readily available from a number of suppliers, we generally procure raw materials and components through purchase orders, with no guaranteed supply arrangements. Our inability to obtain sufficient quantities of various components, if and as required in the future, may subject us to:

•	delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;
•	increased component prices and supply delays as we establish alternative suppliers;
•	inability to develop alternative sources for product components;
•	required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and
•	increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

In addition, failure of any one supplier’s components could result in a product recall, which could materially adversely affect our business, operations and cash flows.

New product introductions may adversely impact our financial results.

We may introduce new products with enhanced features and extended capabilities from time to time. The products will be subject to various regulatory processes, and we will need to obtain and maintain regulatory approvals in order to sell our new products. If a potential purchaser believes that we plan to introduce a new product in the near future or if a potential purchaser is located in a country where a new product that we have introduced has not yet received regulatory approval, planned purchases may be deferred or delayed. As a result, new product introductions may adversely impact our financial results.

The acquisition of other companies, businesses, or technologies could result in operating difficulties, dilution, and other harmful consequences.

We may selectively pursue strategic acquisitions, any of which could be material to our business, operating results, and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures associated with integrating employees from the acquired company into our organization and integrating each company’s accounting, management information, human resources and other administrative systems to permit effective management. The anticipated benefits of future acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

The impact of United States healthcare reform legislation remains uncertain.

In 2010, the Patient Protection and Affordable Care Act (“PPACA”) was enacted into law. The legislation seeks to reform the United States healthcare system. It is far-reaching and is intended to expand access to health insurance coverage, improve quality and reduce costs over time. We expect the new law will have a significant impact upon various aspects of our business operations. The PPACA reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. These factors, in turn, could result in reduced demand for our products and increased downward pricing pressure. It is also possible that the PPACA will result in lower reimbursements. While the PPACA is intended to expand health insurance coverage to uninsured persons in the United States, the impact of any overall increase in access to healthcare on sales of our products remains uncertain. In addition, the new law imposes a 2.3 percent excise tax on medical devices that will apply to United States sales of our medical device product. Many of the details of the new law will be included in new and revised regulations, which have not yet been promulgated, and require additional guidance and specificity to be provided by the Department of Health and Human Services, Department of Labor and Department of the Treasury. Accordingly, while it is too early to understand and predict the ultimate impact of the new law on our business, the legislation and resulting regulations could have a material adverse effect on our business, cash flows, financial condition and results of operations.

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Healthcare changes in the United States and other countries resulting in pricing pressures could have a negative impact on our future operating results.

In addition to the PPACA, initiatives sponsored by government agencies, legislative bodies and the private sector to limit the growth of healthcare costs, including price regulation and competitive pricing, are ongoing in markets where we will do business. Pricing pressure has also increased in these markets due to continued consolidation among health care providers, trends toward managed care, the shift towards governments becoming the primary payers of health care expenses and laws and regulations relating to reimbursement and pricing generally. Reductions in reimbursement levels or coverage or other cost-containment measures could unfavorably affect our future operating results.

Continuing worldwide macroeconomic instability, such as recent recessions in Europe and the debt crisis in certain countries in the European Union, could negatively affect our ability to conduct business in those geographies.

Since 2008, the global economy has been impacted by the sequential effects of an ongoing global financial crisis which has caused extreme disruption in the financial markets, including severely diminished liquidity and credit availability.  There can be no assurance that further deterioration will not occur.  Our customers and suppliers may experience financial difficulties or be unable to borrow money to fund their operations which may adversely impact their ability to purchase our products or to pay for them on a timely basis, if at all.  Further, the continuing debt crisis in certain European countries could cause the value of the euro to deteriorate, reducing the purchasing power of our European customers. Failure to receive payment of all or a significant portion of our receivables could adversely affect our results of operations.   In addition, financial difficulties experienced by our suppliers could result in product delays and inventory issues.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

Natural disasters, terrorist activities, military conflict and other business disruptions could seriously harm our revenue and financial condition and increase our costs and expenses. Our corporate headquarters are located in California, a seismically active region. A natural disaster in any of our major markets in North America or Europe could have a material adverse impact on our operations, operating results and financial condition. Further, any unanticipated business disruption caused by Internet security threats, damage to global communication networks or otherwise could have a material adverse impact on our operating results.

Risks Related to our Financial Condition

We have a history of losses and we may not achieve or sustain profitability in the future.

Ekso Bionics has incurred losses in each fiscal year since its incorporation in 2005. We anticipate that our operating expenses will increase in the foreseeable future as we continue to invest to grow our business, acquire customers and develop our platform and new functionality. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses.

We may not be able to reduce the cost to manufacture our products as planned.

Our business plan assumes that exoskeletons can be manufactured more inexpensively than they are currently being manufactured. However, we have not yet found a way to significantly reduce the manufacturing cost of our products and doing so may prove more difficult than expected or even impossible. For example, if expectations for greater functionality of the products drive costs up as other factors drive costs down, the result may be that the overall cost of manufacturing the product stays the same or even increases.

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Our operating losses and lack of revenues raise substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

Our historical operating losses and lack of revenues to support our cost structure raise substantial doubt about our ability to continue as a going concern. If we do not generate revenues, do not achieve profitability and do not have other sources of financing for our business, we may have to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment.

If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

The operation of our business and our growth efforts will require significant cash outlays and advance capital equipment expenditures and commitments. We will be largely dependent on capital raised through the PPO to implement our business plan and support our operations. We believe that the net proceeds of the PPO will be sufficient to fund us for approximately 18 months. Other than the PPO, at the present time, we have not made any arrangements to raise additional cash. We anticipate for the foreseeable future that cash on hand, cash generated from operations, and the amounts available under lines of credit will not be sufficient to meet our cash requirements, and that we will need to raise additional capital through investments to fund our operations and growth. To date Ekso has been able to raise needed capital for its business through equity and debt investment. We cannot assure you that we will be able to raise additional working capital as needed on terms acceptable to us, if at all.  If we are unable to raise capital as needed, we may be required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you may lose all your investment. Financings, if obtained, may be on terms that are dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price at which you purchase your shares.

Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Changes in tax laws or exposure to additional income tax liabilities could have a material adverse impact on our financial condition and results of operations.

We are subject to income taxes as well as non-income based taxes, in both the U.S. and various jurisdictions outside the U.S.  We are subject to ongoing tax audits in various jurisdictions.  Tax authorities may disagree with certain positions we have taken and assess additional taxes and penalties. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision.  However, there can be no assurance that we will accurately predict the outcomes of these audits, and the actual outcomes of these audits could have a material impact on our consolidated earnings and financial condition.  Additionally, changes in tax laws or tax rulings could materially impact our effective tax rate.  Proposals for fundamental U.S. corporate tax reform, if enacted, could have a material adverse impact on our future results of operations.

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Investment Risks

You could lose all of your investment.

An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our Units offered hereby.  The Company will be authorized to issue an aggregate of 500,000,000 shares of Common Stock and 10,000,000 shares of “blank check” preferred stock.   We may issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any such additional shares of our Common Stock may create downward pressure on the trading price of the Common Stock.  We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors will be authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it.  See “Preferred Stock” in the section of this Report titled “Description of Securities.” Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.  The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause.  Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There currently is a very limited market for our Common Stock and there can be no assurance that a consistent trading market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our Common Stock and make it difficult or impossible for you to sell your shares.

Our Common Stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our Common Stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our Common Stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility.

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Our Common Stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction.  Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our Common Stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our Common Stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our Common Stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, the shares of our Common Stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our Common Stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect the liquidity of our Common Stock. This would also make it more difficult for us to raise capital.

An increase in the number of registered shares of our Common Stock will increase our public float and may cause our stock price to decline.

We anticipate filing a registration statement to register the 30,300,000 shares of Common Stock sold in the private placement offering that we completed in early February 2014. The registration of the additional shares of our Common Stock will have the immediate effect of increasing the public float of our Common Stock and any such increase may cause the market price of our Common Stock to decline or fluctuate significantly.

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We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of Common Stock. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we are required to:

•	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
•	maintain policies relating to disclosure controls and procedures;
•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
•	institute a more comprehensive compliance function, including with respect to corporate governance; and
•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of December 31, 2013, our management at the time concluded that our disclosure controls and procedures were not effective as of such date to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Specifically, our then-management determined that there were control deficiencies that constituted material weaknesses, including our lack of an independent audit committee, including a financial expert member and lack of appropriate cash controls and information technology controls. While our new management as a result of the Merger believes that our control environment is substantially improved, our independent public accountants, in conducting an audit of Ekso Bionics’ financial statements as of December 31, 2013, identified several control deficiencies that they believed constituted a material weakness, in aggregate. Our new management has not yet conducted a new formal evaluation of our internal control over financial reporting and has not been able to make its own assessment on whether the internal controls as of 2012 or 2013 were effective.

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While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach such a conclusion, if our independent registered public accounting firm is not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our Common Stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404. We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply.

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The risks above do not necessarily comprise all of those associated with an investment in the Company. This Report contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this Report. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this Form 8-K, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

Overview

The following discussion highlights Ekso Bionics’ results of operations and the principal factors that have affected our consolidated financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of our consolidated financial condition and results of operations presented herein. The following discussion and analysis is based on Ekso Bionics’ audited financial statements contained in this Report, which have been prepared in accordance with generally accepted accounting principles in the United States. You should read the discussion and analysis together with such financial statements and the related notes thereto.

As a result of the Merger and the change in our business and operations, from engaging in the business of distributing medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics throughout the country of Chile, to the business of designing, developing and selling exoskeletons to augment human strength, endurance and mobility, a discussion of the past financial results of PN Med Group Inc. is not pertinent, and under generally accepted accounting principles in the United States, the historical financial results of Ekso Bionics, Inc. (“Ekso Bionics”), the accounting acquirer, prior to the Merger are considered the historical financial results of the Company.

The Company has pioneered the field of human robotic exoskeletons to augment human strength, endurance and mobility. Ekso Bionics designs, develops and sells wearable robots, or “human exoskeletons,” that have applications in medical, military, industrial, and consumer markets. Our exoskeletons systems are strapped over the user’s clothing, enabling individuals with neurological conditions affecting gait (e.g., spinal cord injury or stroke) to walk again; permitting soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries; and allowing industrial workers to perform heavy duty work for extended periods.

Ekso Bionics’ current medical devices or exoskeletons - the Ekso GTTM, or “Ekso” - is used by hospitals on patients with lower extremity weakness or paralysis. Our products have been listed with the U.S. Food and Drug Administration (“FDA”) and have received a CE Mark (indicating compliance with European Union legislation). We have sold over 50 devices to rehabilitation centers and individual users for rehabilitation since February 2012. Ekso Bionics also has a collaborative partnership with Lockheed Martin Corporation to develop products for military applications.

Until the February 2012 launch of Ekso Bionics’ first commercial medical exoskeleton, we had devoted substantially all of our efforts to product development and raising capital. Accordingly, we are considered to be in the early commercialization stage.

Strategy

Ekso Bionics’ long-term goal is to have one million persons stand and walk in Ekso TM exoskeletons by February 2022.

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The first step to achieving that goal is for us to focus on selling our medical exoskeletons to rehabilitation centers and hospitals in the United States and Europe. Ekso Bionics began that effort with the February 2012 sale of Ekso, an exoskeleton for complete spinal cord injuries (“SCI”). We have expanded that effort with the launch of our Variable Assist software and the announcement of our newest hardware platform, Ekso GT. The Variable Assist software enables users with any amount of lower extremity strength to contribute their own power for either leg to achieve self-initiated walking. The Ekso GT builds on the experience of the Ekso and incorporates the variable assist, allowing us to expand our sales and marketing efforts beyond SCI-focused centers to centers supporting stroke and related neurological patients. There are approximately 5,700 registered hospitals in the U.S., providing services to the 12,000 to 14,000 SCI incidences and approximately 650,000 persons who survive a stroke per year.

In parallel to the development and early commercialization of medical exoskeletons, Ekso Bionics has been and continues to work on the development of exoskeletons for able-bodied users. In addition to furthering the field of exoskeletons that can lead to the commercialization of exoskeletons outside our current medical applications, Ekso Bionics’ development work furthers technology that is also potentially applicable for use in future models of the Ekso, including potentially a unit for home use.

Critical Accounting Policies, Estimates, and Judgments

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We continually evaluate our estimates and judgments, our commitments to strategic alliance partners and the timing of the achievement of collaboration milestones. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Revenue and Cost of Revenue

When collaboration, other research arrangements and product sales include multiple-element revenue arrangements, we account for these transactions by determining the elements, or deliverables, included in the arrangement and determining which deliverables are separable for accounting purposes. We consider delivered items to be separable if the delivered item(s) have stand-alone value to the customer and delivery or performance of the undelivered item is considered probable and substantially in control of the vendor.

We recognize revenue when the four basic criteria of revenue recognition are met:

•	Persuasive evidence of an arrangement exists. Customer contracts and purchase orders are generally used to determine the existence of an arrangement.

•	The transfer of technology or products has been completed or services have been rendered. Customer acceptance, when applicable, is used to verify delivery.

•	The sales price is fixed or determinable. We assess whether the cost is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

•	Collectability is reasonably assured. We assess collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis as well as the customer’s payment history.

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Beginning in 2012, with the commercialization of the Ekso, we began to recognize revenue from the sales of the Ekso and related services, in addition to our historical revenue streams including collaborative research and development service arrangements, technology license agreements, and government grants.

Medical Device Revenue and Cost of Revenue

We build medical devices called the Ekso for sale and capitalize into inventory materials, direct and indirect labor and overhead in connection with the manufacture and assembly of these units.

In a typical Ekso sales arrangement, we are obligated to deliver to the customer the Ekso unit and related software (the software is essential to the unit’s functionality), post-sale training, technical support and maintenance. Because of the uniqueness of the Ekso unit and its use, none of these deliverables has standalone value to the customer. Accordingly, once a sales arrangement with a fixed or determinable price and reasonably assured payment is in place, the entire sales price is accounted for as a single unit of accounting. The combined total sales price for the delivered and undelivered elements is deferred and amortized to revenue beginning at the completion of training, on a straight line basis over the maintenance period, usually three years, which is the last delivered item.

Because of the limited guidance about how to account for costs associated with a delivered item that cannot be separated from the undelivered items, the accounting for such costs must be based on the conceptual framework and analogies to the limited guidance that does exist. Accordingly, we account for the costs of the delivered items following, by analogy, the guidance in Accounting Standards Codification (“ASC”) 310-20, Nonrefundable Fees and Other Costs (“ASC 310-20”). Under this guidance, upon completion of training, the costs capitalized into inventory including direct material, direct and indirect labor, as well as overhead costs are deferred and then amortized to cost of revenue on the same basis as deferred revenue. Indirect labor and overhead costs are included in inventory because, under the conceptual framework, they add value to the Ekso unit and are otherwise appropriate inventory costs. Since we have an enforceable contract for the remaining deliverables and the entire arrangement is expected to generate positive margins, realization of the capitalized costs is probable and, as such, deferring and amortizing them on the same basis as deferred revenue is appropriate.

At the time of shipment to the customer, the related inventory is reclassified to deferred cost of revenue where it is amortized to cost of revenue over the same period that revenue is recognized. All costs incurred subsequent to the date of shipment are expensed as incurred. The cost of medical device revenue includes expenses associated with the manufacture and delivery of devices including materials, payroll, benefits, subcontractor expenses, depreciation of manufacturing equipment, excess and obsolete inventory costs, and shipping charges.

Engineering Services Revenue and Cost of Revenue

We enter into technology license agreements that typically provide for annual minimum access fees. When these annual minimum payments have separate stand-alone values, we recognize revenue when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of continuing engineering and/or other development efforts.

Collaborative arrangements typically consist of cost reimbursements for specific engineering and development spending, and future product royalty payments. Cost reimbursements for engineering and development spending are recognized as the related project labor hours are incurred in relation to all labor hours and when collectability is reasonably assured. Amounts received in advance are recorded as deferred revenue until the technology is transferred, services are rendered, or milestones are reached. Product royalty payments are recorded when earned under the arrangement.

Government grants, which support our research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grant awards. Grant revenue is recognized as the associated project labor hours are incurred in relation to total labor hours. There are some grants, like the National Science Foundation grants, which we draw upon and spend based on budgets preapproved by the grantor.

The cost of engineering services revenue includes payroll and benefits, subcontractor expenses and materials. All costs related to engineering services are expensed as incurred and reported as cost of revenue.

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Research and Development

Research and development costs consist of costs incurred for our own internal research and development activities. These costs primarily include salaries and other personnel-related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility. Such costs are expensed as incurred.

Inventories, net

Inventories are recorded at the lower of cost or market value. Cost is principally determined using the average cost method. Parts from vendors are received and recorded as raw material. Once the raw materials are incorporated in the fabrication of the product, the related value of the component is recorded as work in progress (“WIP”). Direct and indirect labor and applicable overhead costs are also allocated and recorded to WIP inventory. Finished goods are comprised of completed products that are ready for customer shipment. The Company periodically evaluates the carrying value of inventory on hand for potential excess amounts over sales and forecasted demand. Excess and obsolete inventories would be recorded as an inventory impairment charge to the consolidated statement of operations.

Stock-based Compensation

We measure stock-based compensation expense for all stock-based awards made to employees and directors based on the estimated fair value of the award on the date of grant using the Black-Scholes option pricing model and recognize the fair value less estimated forfeitures, on a straight-line basis over the requisite service periods of the awards. Stock-based awards made to non-employees are measured and recognized based on the estimated fair value on the vesting date and are remeasured at each reporting period.

Our determination of the fair value of stock-based awards on the date of grant using the Black-Scholes option pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Because there is insufficient information available to estimate the expected term of the stock-based awards, we adopted the simplified method of estimating the expected term pursuant to SEC Staff Accounting Bulletin No. 110. On this basis, we estimated the expected term of options granted by taking the average of the vesting term and the contractual term of the option.

We have, from time to time, modified the terms of stock options granted to our employees. We account for the incremental increase in the fair value over the original award on the date of the modification as an expense for vested awards or over the remaining service (vesting) period for unvested awards. The incremental compensation cost is the excess of the fair value based measure of the modified award on the date of modification over the fair value of the original award immediately before the modification.

Convertible Instruments

We account for hybrid contracts that feature conversion options in accordance with generally accepted accounting principles in the United States. ASC 815, Derivatives and Hedging Activities , (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

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We account for convertible instruments when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Under ASC 470-20, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. We account for convertible instruments (when we have determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815.  Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract is allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

We also follow ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception (for example, a payable settleable with a variable number of the issuer’s equity shares); (ii) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor's S&P 500 Index and settleable with a variable number of the issuer’s equity shares); or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives, and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying consolidated statements of operations.

Warrants Issued in Connection with Financings

We generally account for warrants issued in connection with debt and equity financings as a component of equity, unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that we may need to settle the warrants in cash. For warrants issued with a conditional obligation to issue a variable number of shares or the deemed possibility of a cash settlement, we record the fair value of the warrants as a liability at each balance sheet date and record changes in fair value in other income (expense) in the consolidated statements of operations.

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Results of Operations

        The following table presents our results of operations for the periods indicated and as a percentage of total revenue. The year-to-year comparison of results is not necessarily indicative of results for future periods.

	Years ended December 31,
	2013	2013(1)	2012	2012(1)

Revenue:
Medical devices	$1,611,709	49%	$566,222	21%
Engineering services	1,690,235	51	2,140,355	79
Total revenue	3,301,944	100	2,706,577	100

Cost of revenue:
Cost of medical devices	1,460,692	44	553,429	20
Cost of engineering services	1,253,942	38	1,782,848	66
Total cost of revenue	2,714,634	82	2,336,277	86

Gross profit	587,310	18	370,300	14

Operating expenses:
General and administrative	3,913,047	119	4,381,067	162
Research and development	2,677,310	81	4,304,317	159
Sales and marketing	4,291,282	130	5,925,905	219
Total operating expenses	10,881,639	330	14,611,289	540

Loss from operations	(10,294,329)	(312)	(14,240,989)	(526)

Other income (expense):
Interest expense	(1,726,455)	(52)	(736,346)	(27)
Interest income	5,225	—	10,692	—
Non-cash gain on changes in the fair value of warrants	186,075	6	(17,126)	—
Other expense, net	(57,890)	(2)	(92,441)	(3)
Total other expense, net	(1,593,045)	(48)	(800,969)	(30)

Net loss	$(11,887,374)	(360)	$(15,041,958)	(556)
(1)	Amounts may not sum due to rounding.

The following tables present our revenue and operating expenses for the periods indicated.

Revenue

	Years Ended December 31,
	2013	2012	$ Change
Medical devices	$1,611,709	$566,222	$1,045,487
Engineering services	1,690,235	2,140,355	(450,120)
Total revenue	$3,301,944	$2,706,577	$595,367)

Medical device revenue increased $1,045,487 or approximately 185%, due to an increase in recognized revenue related to 2012 sales and to a lesser extent to the revenue related to 2013 as medical device revenue is generally recognized over the period of the device maintenance service agreement. Engineering services revenue decreased $450,120 or approximately 21% primarily due to lower development revenue related to the expiration of a four-year agreement with a single customer and a shift in resources to research and development, partially offset by an increase of approximately $186,000 related to federal agency contracts.

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 Costs and Expenses

Cost of Revenue

	Years Ended December 31,
	2013	2012	$ Change
Medical devices	$1,460,692	$553,429	$907,263
Engineering services	1,253,942	1,782,848	(528,906)
Total cost of revenue	$2,714,634	$2,336,277	$378,357

Medical device cost of revenue increased $907,263 or approximately 164%, due to an increase in recognized cost of revenue related to 2012 sales and to a lesser extent to the cost of revenue related to 2013 sales as cost of medical device revenue is generally recognized over the period of the device maintenance service agreement. In addition, there was an increase of $250,000 in medical device cost of revenue related to a scheduled retrofit of previously sold devices and an increase of $234,367 related to service agreements. Engineering services cost of revenue decreased $528,906 or approximately 30% primarily due to lower development costs related to the expiration of an agreement with a single customer and the shift in resources to research and development.

General and Administrative

	Years Ended December 31,
	2013	2012	$ Change

General and administrative	$3,913,047	$4,381,067	$(468,020)

  General and administrative expenses decreased $468,020 or approximately 11% primarily due to a decrease in employee-related expenses driven by a reduction in force in the third quarter of 2013 in order to reduce the Company’s cash burn prior to the completion of the PPO in January 2014.

Research and Development

	Years Ended December 31,
	2013	2012	$ Change
Research and development	$2,677,310	$4,304,317	$(1,627,007)

Research and development expenses decreased $1,627,007 or 38% primarily due to lower employee-related costs driven by the reduction in force in the third quarter of 2013.

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Sales and Marketing

	Years Ended December 31,
	2013	2012	$ Change

Sales and marketing	$4,291,282	$5,925,905	$(1,634,623)

Sales and marketing expenses decreased $1,634,623 or 28% primarily due to lower employee-related costs largely in marketing, and other marketing-related expenses driven by the reduction in force in the third quarter of 2013.

Other Income (Expense)

	Years Ended December 31,
	2013	2012	$ Change
Interest income	$5,225	$10,692	$(5,467)
Non-cash gain on changes in the fair value of warrants	186,075	17,126	168,949
Interest expense	(1,726,455)	(736,346)	(990,109)
Other expense, net	(57,890)	(92,441)	34,551
Total other expense, net	$(1,593,045)	$(800,969)	$(792,076)

Total other expense, net increased $792,076 or 99% primarily as a result of a full year of interest and accretion of the discount in 2013 on the $3.5 million loan we entered into in 2012, along with the interest on a bridge loan we entered into in 2013, partially offset by the non-cash gain on the change in fair value of the warrant liability.

Financial Condition, Liquidity and Capital Resources

Since the Company’s inception, we have devoted substantially all of our efforts toward the development of exoskeletons for the medical, military and industrial markets and, more recently, toward the commercialization of our medical exoskeletons to rehabilitation centers; and toward raising capital. Accordingly, we are considered to be in the early commercialization stage. We have financed our operations primarily through the issuance and sale of equity securities for cash consideration and convertible and promissory notes, as well as from government research grant awards and strategic collaboration payments.

Cash and Working Capital

 Since the Company’s inception, we have incurred recurring net losses and negative cash flows from operations. As of December 31, 2013, we had a working capital deficit of $8.9 million, an accumulated deficit of $38.0 million and a stockholders’ deficit of $36.4 million. We have incurred net losses of $11.9 million and $15.0 million for the years ended December 31, 2013 and 2012, respectively.

Liquidity and Capital Resources

Since the Company’s inception, we have satisfied our operating cash requirements from proceeds associated with non-recurring engineering and development projects and from grants. More recently, beginning in December 2010, we financed our operations primarily from the private placements of preferred stock and convertible debt sold principally to outside investors.

We sold approximately $8.0 million of preferred stock to outside investors between December 2010 and June 2011, and approximately $9.0 million of preferred stock to outside investors between December 2011 and March 2012. Between May 2013 and August 2013, we sold approximately $10.8 million of preferred stock with warrants to purchase common stock. In November 2013, we secured $5.0 million through the issuance of convertible bridge notes, which were subsequently converted into common stock and common stock warrants in our January 2014 PPO when we raised an additional $25.3 million (excluding the conversion of the November 2013 convertible bridge notes) from January 15 through February 6, 2014. We believe that the Merger will provide additional opportunities to issue securities and raise capital in the future.

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Immediately after the closing of the Merger and private placement discussed above on January 15, 2014, we had approximately $11.0 million in cash, after payment of transaction-related expenses of approximately $2.3 million and the repayment in full of our $2.5 million senior note payable from the proceeds of the offering. We subsequently closed two additional private placement financings resulting in total gross proceeds of $9.8 million, not including deductions for placement agent fees of approximately $1.0 million. During the next two years, we expect to spend approximately $9.0 million on sales and marketing expenses (including regulatory, clinical and related expenses) in support of our efforts to increase our product sales to rehabilitation hospital customers. We also expect to use approximately $12.0 million to pay general and administrative expenses to support our ongoing research and development efforts.

We believe our cash resources as of December 31, 2013, along with the proceeds from the PPO of $25.3 million, are sufficient to implement our current business plan, support operations, fund research and development and meet current obligations through the middle of 2015, assuming our monthly cash burn rate does not significantly increase above the current monthly cash burn of approximately $1.0 million. We plan to raise additional capital to finance our operations beyond the middle of 2015. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. In the event that the necessary additional financing is not obtained, we may be required to reduce our discretionary overhead costs substantially, including research and development, general and administrative and sales and marketing expenses or otherwise curtail operations.

Cash and Cash Equivalents

The following table summarizes the sources and uses of cash for the periods stated. The Company held no cash equivalents for any of the periods presented.

	Years Ended
	December 31,
	2013	2012

Cash, beginning of period	$1,738,662	$557,874
Net cash used in operating activities	(9,063,577)	(12,663,145)
Net cash used in investing activities	(379,223)	(864,838)
Net cash provided by financing activities	8,509,444	14,708,771
Cash, end of period	$805,306	$1,738,662

Net Cash Used in Operating Activities

For the year ended December 31, 2013, net cash used in operating activities was $9,063,577. This consisted primarily of our net loss of $11,887,374 and the non-cash gain due to changes in the fair value of the warrant liabilities of $186,075. This was partially offset by other non-cash charges of $799,194 related to recording the convertible Bridge Notes at fair value, $468,906 in depreciation and amortization, $390,617 in stock-based compensation expense, $169,248 in the amortization of debt discounts, $230,805 in accrued interest and a net increase in changes in operating assets and liability of $973,528. The net increase in the changes in operating assets and liabilities can be attributed primarily to a $1,163,626 increase in customer advances and deferred revenue primarily due to an increase in the number of medical devices shipped in 2013 compared to 2012.

For the year ended December 31, 2012, net cash used in operating activities was $12,663,145. This consisted primarily of our net loss of $15,041,958 offset by non-cash charges totaling $1,254,381 which primarily related to $333,466 in stock-based compensation charges and $342,708 in depreciation and amortization expense. Our net loss was also offset by an increase in the changes to our operating assets and liabilities of $1,124,432. This net increase in our operating assets and liabilities was due primarily to a $2,602,311 increase in customer advances and deferred revenue which was due to an increase in the number of medical devices shipped in 2012 compared to 2011, and partially offset by a decrease in deferred cost of revenue of $1,130,246.

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Net Cash Used in Investing Activities

Net cash used in investing activities was $379,223 and 864,839 during the years ended December 31, 2013 and 2012, respectively and primarily related to equipment purchases.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $8,509,444 and $14,708,771 for the years ended December 31, 2013 and 2012, respectively. The increase in cash for 2013 was primarily due to the proceeds from our Series B convertible preferred stock, warrants and convertible bridge note financings in November 2013. The increase in cash for 2012 was primarily the result of our series A-2 convertible preferred stock financing in 2012.

 Off-Balance Sheet Arrangements

Our liquidity is not dependent on the use of off-balance sheet financing arrangements (as that term is defined in Item 303(a) (4) (ii) of Regulation S-K) and as of December 31, 2013 we had no such arrangements. There has been no material change in our contractual obligations other than in the ordinary course of business since our fiscal year ended December 31, 2013.

Contractual Obligations and Commitments

In the table below, we set forth our enforceable and legally binding obligations and future commitments, as well as obligations related to all contracts that we are likely to continue, regardless of the fact that they were cancelable as of December 31, 2013. Some of the amounts that we include in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table.

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Senior Note Payable (1)	$2,552,632	$1,768,712	$783,920	-	-
Facility Operating Lease	1,282,632	375,404	750,809	$156,419	-
Leasehold Improvement Loans	144,041	38,665	85,917	19,459	-
Other	17,112	4,379	9,399	3,334	-
Total	$3,996,417	$2,287,160	$1,630,045	$179,212	-

(1) The senior note payable was repaid in full on January 15, 2014.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 24, 2014, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only classes of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. Other than the Merger, to our knowledge, there is no arrangement, including any pledge by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change in control of the Company.

 Unless otherwise indicated in the following table, the address for each person named in the table is c/o Ekso Bionics Holdings, Inc., 1414 Harbour Way South, Suite 1201, Richmond, California 94804, USA.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)

Directors
Steven Sherman (2)	2,885,482	3.6%
Nathan Harding (3)	5,599,160	7.1%
Daniel Boren (4)	78,095	*
Marilyn Hamilton(5)	488,888	*
Jack Peurach (6)	175,745	*

Executive Officers
Nathan Harding (3)	5,599,160	7.1%
Max Scheder-Bieschin (7)	536,561	*
Russ Angold (8)	3,468,391	4.4%
Frank Moreman (9)	216,055	*
All directors, nominees and executive officers as a group (8 persons)(10)	13,448,377	16.6%

5% Shareholders
Opaleye L.P. (11)	19,000,000	21.6%
CNI Commercial LLC (12)	10,129,598	12.9%
Bionic Partners, LLC (13)	6,771,736	8.4%
Homayoon Kazerooni (14)	4,944,731	6.3%
Mark Tompkins (15)	4,908,429	6.1%

* Less than 1%

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(1)	Applicable percentage ownership is based on 78,445,924 shares of Common Stock outstanding as of March 24, 2014.

(2)	Includes warrants to purchase 1,500,000 shares of Common Stock currently exercisable and 1,405,771 shares of common stock. Excludes 20,289 Indemnity Shares over which Mr. Sherman does not currently exercise voting or dispositive power.

(3)	Includes options to purchase 138,888 of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 3,504,740 shares of common stock. Also includes 2,130,769 Indemnity Shares which Mr. Harding may be deemed to beneficially own as a result of his right to vote such shares as Indemnification Representative under the Indemnification Shares Escrow Agreement dated January 15, 2014, entered into in connection with the Merger and the PPO. Mr. Harding disclaims beneficial ownership of all but 175,237 of such Indemnity Shares.

(4)	Includes options to purchase 38,095 of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014, warrants to purchase 20,000 shares of Common Stock currently exercisable and 20,000 shares of common stock.

(5)	Includes options to purchase 88,888 of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014, warrants to purchase 200,000 shares of Common Stock currently exercisable and 200,000 shares of common stock.

(6)	Includes options to purchase 88,888 shares of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 91,428 shares of Common Stock. Excludes 4,571 Indemnity Shares over which Mr. Peurach does not currently exercise voting or dispositive power.

(7)	Includes options to purchase 477,934 shares of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 61,714 shares of Common Stock. Excludes 3,086 Indemnity Shares over which Mr. Scheder-Bieschin does not currently exercise voting or dispositive power.

(8)	Includes options to purchase 138,888 shares of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 3,504,740 shares of Common Stock. Excludes 175,237 Indemnity Shares over which Mr. Angold does not currently exercise voting or dispositive power.

(9)	Includes options to purchase 135,713 shares of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 84,571 shares of Common Stock. Excludes 4,229 Indemnity Shares over which Mr. Moreman does not currently exercise voting or dispositive power.

(10)	Includes warrants to purchase 1,720,000 shares of Common Stock currently exercisable, options to purchase 1,107,294 shares of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 8,872,964 shares of Common Stock. Also includes 2,130,769 Indemnity Shares which Mr. Harding may be deemed to beneficially own as a result of his right to vote such shares as Indemnification Representative under the Indemnification Shares Escrow Agreement dated January 15, 2014, entered into in connection with the Merger and the PPO.

(11)	Includes warrants to purchase 8,500,000 shares of Common Stock currently exercisable and 8,500,000 shares of Common Stock, each held by Opaleye L.P. Also includes warrants to purchase 1,000,000 shares of Common Stock and 1,000,000 shares of Common Stock held by Silverman Insurance Partnership. James Silverman may be deemed to have voting and/or disposition control with respect to the shares held by Opaleye L.P. and Silverman Insurance Partnership. The business address of Opaleye L.P. is 9B Russell Street, Cambridge MA 02140.

(12)	Includes warrants to purchase 279,645 shares of Common Stock currently exercisable and 10,368,372 shares of Common Stock. Excludes 518,419 Indemnity Shares over which CNI Commercial LLC does not currently exercise voting or dispositive power. CNI Commercial LLC is a wholly-owned subsidiary of Chickasaw Nation Industries, Inc. (“CNI”). CNI and its President and Chief Executive Officer, David Nimmo, may be deemed to have voting and/or dispositive power with respect to the shares held by CNI Commercial LLC. The business address of CNI Commercial LLC is 2020 Lonnie Abbott Blvd., Ada, OK 74820.

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(13)	Includes warrants to purchase 2,554,089 shares of Common Stock currently exercisable and 4,310,945 shares of Common Stock. Excludes 93,297 Indemnity Shares over which Bionic Partners, LLC does not currently exercise voting or dispositive power. The managing partner of Bionic Partners, LLC is Hugh Regan. The mailing address for Bionic Partners, LLC is 546 5th Avenue, 5th Floor, New York, NY 10036.

(14)	Includes options to purchase 457,140 shares of Common Stock currently exercisable or exercisable within 60 days of March 24, 2014 and 4,723,780 shares of Common Stock. Excludes 236,189 Indemnity Shares over which Mr. Kazerooni does not currently exercise voting or dispositive power. The mailing address of Professor Kazerooni is c/o University of California at Berkeley, 6147 Etcheverry Hall, Mailstop 1740, Berkeley, CA 94720.

(15)	Includes warrants to purchase 1,500,000 shares of Common Stock currently exercisable and 3,408,429 shares of Common Stock. The mailing address of Mr. Tompkins is Via Guidino, App.1, 6900 Lugano – Paradiso, Switzerland.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Below are the names of and certain information regarding the Company’s current executive officers and directors who were appointed effective as of the closing of the Merger:

Name	Age	Position	Date Named to Board of Directors/as Executive Officer
Steven Sherman	68	Chairman of the Board	January 15, 2014
Nathan Harding	46	Director and Chief Executive Officer	January 15, 2014
Dan Boren	40	Director	January 15, 2014
Marilyn Hamilton	64	Director	January 15, 2014
Jack Peurach	48	Director	January 15, 2014
Max Scheder-Bieschin	52	Chief Financial Officer	January 15, 2014
Russ Angold	37	Chief Technology Officer	January 15, 2014
Frank Moreman	54	Chief Operating Officer	January 15, 2014

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

Executive officers are appointed by the Board of Directors and serve at its pleasure.

Each of our directors was elected pursuant to an agreement between Pedro Perez Niklitschek, our sole director before the Merger, and Ekso Bionics. The principal occupation and business experience during the past five years for our executive officers and directors is set forth below. In addition, for each director, set forth below is a summary of the specific experience, qualifications, attributes or skills that led to the conclusion by Ekso Bionics that the person should serve as a director of the Company.

Directors

Steven Sherman – Director and Chairman of the Board of Directors

Mr. Sherman has served on the Board of Directors of Ekso Bionics since December 2013. Since 1988, Mr. Sherman has been a member of Sherman Capital Group, a Merchant Banking organization with a portfolio of private and public investments. In addition to Ekso Bionics, Mr. Sherman is currently Chairman of Purple Wave Inc. Mr. Sherman is a founder of Novatel Wireless, Inc., Vodavi Communications Systems Inc. and Main Street and Main Inc. Previously, Mr. Sherman has served as a director of Telit; Chairman of Airlink Communications, Inc. until its sale to Sierra Wireless, Inc.; Chairman of Executone Information Systems; and as a director of Inter-Tel (Delaware) Incorporated. Mr. Sherman was appointed to the Board at the request of Ekso Bionics in connection with the reverse merger due to, among other factors, his extensive business experience and his financial and investment expertise.

Nathan Harding – Director and Chief Executive Officer

Mr. Harding is the co-founder of Ekso Bionics and has served as the Chief Executive Officer since November 2012. From 2005 to 2012, Mr. Harding served in various positions including Chief Executive Officer, Chief Operating Officer, and Chief Project Officer.  He is also a co-inventor of the Company's core exoskeleton technology. Prior to his work at Ekso Bionics, Mr. Harding worked as a Mechanical Engineer at Carnegie Mellon's Field Robotics Center from 1989 to 1990, and Redzone Robotics in 1991. He served in various roles including Mechanical Engineering Manager at Berkeley Process Control from 1994 to 2003, and served as a consultant to the Berkeley Robotics and Human Engineering Laboratory from October 2003 until co-founding Ekso Bionics in 2005. Mr. Harding holds ten U.S. patents and has another eight pending. Mr. Harding received his bachelor's degree in Mechanical Engineering and Economics from Carnegie Mellon University in Pittsburgh and his master's in Mechanical Engineering from the University of California, Berkeley. Mr. Harding was appointed to the Board at the request of Ekso Bionics in connection with the reverse merger due to, among other factors, his background in the medical technology, industrial robotics and military equipment industries, his role in developing the Company’s core exoskeleton technology and his position as President and Chief Executive Officer of the Company.

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Dan Boren – Director

Mr. Boren has served on the Board of Directors of Ekso Bionics since April 2013. Since January 2013, Mr. Boren has served as the President of Corporate Development for the Chickasaw Nation. Prior to that role, Mr. Boren served as the elected representative of Oklahoma's 2nd Congressional District in the U.S. House of Representatives from 2005 through 2013. Before his election to the U.S. House of Representatives, Mr. Boren was elected to the Oklahoma House of Representatives from 2002 to 2004. Mr. Boren earned his B.S. in Economics at Texas Christian University and went on to obtain an M.B.A. at University of Oklahoma. Mr. Boren was appointed to the Board at the request of Ekso Bionics in connection with the reverse merger due to, among other factors, his experience in governance matters and his nomination by CNI Commercial LLC pursuant to their contractual right to nominate a director for election to the Board of Directors.

Marilyn Hamilton – Director

Ms. Hamilton has served on the Board of Directors of Ekso Bionics since January 2012.  In 2009, Ms. Hamilton founded StimDesigns LLC, an early stage neurotechnology company where she has served as CEO from 2009 to present.  In 2007, Ms. Hamilton launched Envision, a professional speaking and business consulting company, and has served as its CEO from 2007 to present. Prior to launching Envision, Ms. Hamilton co-founded Motion Designs Inc. in 1979, a manufacturing and marketing company pioneering innovating custom, ultra-lightweight Quickie wheelchairs where she served in various leadership positions until it was sold ultimately to Sunrise Medical Inc., where Ms. Hamilton served as Global VP. In 1990 Ms. Hamilton founded Winners on Wheels, a coed-scouting program for children in wheelchairs; in 2003 she co-founded Discovery through Design, raising awareness and funds for spinal cord injury research and paralyzed women's health; and for 9 years she served as a founding board member and current emeritus board member of The California Endowment, charged with expanding access to affordable, quality healthcare for underserved populations and to promote improvements in the health status of all Californians.  Ms. Hamilton is currently an advisory board member of the National Center for Medical Rehabilitation Research at the National Institute of Health and has been a member of The Committee of 200 business women since 1993 whose mission is to foster, celebrate and advance women's leadership in private and public companies. Ms. Hamilton was appointed to the Board at the request of Ekso Bionics in connection with the reverse merger due to, among other factors, her business experience as a result of her various leadership positions, and her dedication to, and organizational and governance experience gained from her leadership of, non-for-profit organizations.

Jack Peurach – Director

Mr. Peurach has served on the Board of Directors of Ekso Bionics since January 2012. Since 2011, Mr. Peurach has been the Executive Vice President, Products for SunPower Corp (NASDAQ: SPWR), where he is responsible for all aspects of SunPower’s PV modules and residential, commercial and utility PV systems. Prior to this role, from 2009 to 2011, Mr. Peurach served as Executive Vice President, Research and Development for SunPower, where he led the research and development efforts of the PV Cells, Modules and Systems. From 2008 to 2009, Mr. Peurach was the Vice President of the Advanced Product Development Group, and from 2007 to 2008, Mr. Peurach was the Senior Director of Product Development at SunPower. Prior to SunPower’s acquisition of PowerLight in 2007, Mr. Peurach served as PowerLight’s Vice President of Product Development. Earlier in his career, Mr. Peurach was a strategy consultant for Mercer Management Consulting and director of engineering at Berkeley Process Control, Inc. He holds a Bachelor of Science degree in mechanical engineering from Michigan State University, a Master of Science degree in mechanical engineering from the University of California, Berkeley, and a Master of Business administration, finance and entrepreneurship from the Wharton School, University of Pennsylvania. Mr. Peurach was appointed to the Board at the request of Ekso Bionics in connection with the reverse merger due to, among other factors, his product development experience and strategic insight.

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Executive Officers

Russ Angold – Chief Technology Officer

Mr. Angold is the Co-Founder and has served as the Chief Technology Officer of Ekso Bionics since December 2011. From the founding of Ekso Bionics until December 2011, Mr. Angold served as Vice President of Engineering. Prior to joining Ekso Bionics, Mr. Angold held various engineering positions at Rain Bird Corporation, Berkeley Process Control and the Irrigation Training and Research Center in San Luis Obispo, California. Mr. Angold is also the Founding President and Chairman of the Bridging Bionics Foundation. Mr. Angold is a registered Professional Mechanical Engineer and holds a bachelor’s degree in BioResource and Agricultural Engineering from California Polytechnic State University, San Luis Obispo.

Frank Moreman – Chief Operating Officer

Mr. Moreman has served as the Chief Operating Officer since November 2012. Previously, Mr. Moreman served as our Vice President of Manufacturing from July 2011 until November 2012. From January 2010 until joining Ekso Bionics, Mr. Moreman was an independent consultant, helping Silicon Valley companies in the areas of management development and manufacturing capabilities. From August 2008 until January 2010, Mr. Moreman was the Division Vice President for Sanmina-SCI's Semiconductor and Industrial Division, with manufacturing plants throughout the United States and China. From October 2002 until being acquired by Ultra Clean Technology in July 2006, Mr. Moreman was Chief Operating Officer and Owner of Sieger Engineering, a contract manufacturer serving the semiconductor and medical equipment markets.  Following the acquisition, Mr. Moreman remained with Ultra Clean as Vice President of Materials, Quality, and IT until leaving to join Sanmina in 2008. Mr. Moreman received his BS in Mechanical Engineering from the United States Naval Academy.

Max Scheder-Bieschin – Chief Financial Officer

Mr. Scheder-Bieschin joined Ekso Bionics in January 2011 as its Chief Financial Officer. From November 2009 until he joined Ekso Bionics, Mr. Scheder-Bieschin was an independent consultant for a number of emerging technology companies, including Ekso Bionics. From March 2007 to October 2009, he was co-founder and CEO of Barefoot Motors, a designer and manufacturer of electric all-terrain vehicles. From October 2005 to February 2007, Mr. Scheder-Bieschin served as President of ZAP, a publicly-traded distributor of electric vehicles. From August 1997 to March 2004, Mr. Scheder-Bieschin lived in Frankfurt, serving in senior investment banking roles for BHF-Bank, ING Barings and Deutsche Bank. Mr. Scheder-Bieschin received his BA in economics from Stanford University. He attended New York University and Stanford University’s Executive Program.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.” Nevertheless, our Board has determined that Messrs. Sherman, Boren and Peurach and Ms. Hamilton are independent directors under the applicable standards of the SEC and the Nasdaq stock market.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

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•	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The Audit Committee currently consists of Messrs. Sherman (Chairman) and Boren. Each member of the Audit Committee is financially sophisticated, as defined by the Marketplace Rules of NASDAQ, and able to read and understand fundamental financial statements, including the Company’s consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows. The Board of Directors has determined that Steven Sherman is an “audit committee financial expert” within the meaning of Item 407(d)(5) for SEC regulation S-K.

Compensation Committee; Compensation Committee Interlocks and Insider Participation

The Compensation Committee was formed by the Board in February 2014, and currently consists of Messrs. Peurach (Chairman) and Sherman. Prior to February 2014, the Company did not have a Compensation Committee.

No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as director of the Company during 2013.

Other Committees

We do not currently have a separately-designated standing nominating committee. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. To date, other than as described below, no security holders have made any such recommendations. The entire Board of Directors performs all functions that would otherwise be performed by committees. Given the present size of our Board, it is not practical for us to have committees other than those described above, or to have more than two directors on such committees. If we are able to grow our business and increase our operations, we intend to expand the size of our board and our committees and allocate responsibilities accordingly.

Director Nomination Agreement

Prior to the consummation of the Merger, the Company entered into a director nomination agreement with Ekso Bionics’ largest shareholder, CNI Commercial LLC (“CNI”). See “Certain Relationships and Related Transactions.”

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us and by Ekso Bionics during the last two fiscal years indicated to (i) all individuals that served as our or Ekso Bionics’ principal executive officer or acted in a similar capacity for us or Ekso Bionics at any time during the most recent fiscal year indicated; (ii) the two most highly compensated executive officers who were serving as executive officers of us or Ekso Bionics at the end of the most recent fiscal year indicated; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of us or Ekso Bionics at the end of the most recent fiscal year indicated.

Name & Principal Position	Fiscal Year ended March 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Pedro Perez Niklitschek,	2013	—	—	—	—	—	—	—	—
CEO of the Company (1)	2012	—	—	—	—	—	—	—	—

Miguel Molina Urra,	2013	—	—	—	—	—	—	—	—
Secretary of the Company (1)	2012	—	—	—	—	—	—	—	—

Name & Principal Position	Fiscal Year ended December 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nathan Harding,	2013	137,752	—	—	6,966	—	—	—	144,718
CEO of Ekso Bionics	2012	209,549	—	—	87,097	—	—		296,646

Max Scheder-Bieschin,	2013	144,768	—	—	6,966	—	—	—	151,734
CFO of Ekso Bionics	2012	200,445	—	—	87,097	—			287,542

Russ Angold,	2013	151,933	—	—	6,966	—	—	—	158,899
CTO of Ekso Bionics	2012	213,945	—	—	87,097	—			301,042

Frank Moreman,	2013	165,938	—	—	95,066	—	—	—	261,004
COO of Ekso Bionics	2012	218,757	—	—	17,419	—	—	—	236,176

(1)	On January 15, 2014, Messrs. Perez Niklitschek and Molina Urra resigned from these positions.
(2)	The amounts in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in this Current Report on Form 8-K. In connection with the Merger, the exercise prices for all outstanding options were adjusted to reflect the conversion ratio used in the Merger.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans, except that the Company maintains a 401(k) plan in which all eligible employees may participate by making elective deferral contributions to the plan. The Company does not make any matching contributions to the plan.

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Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Outstanding Equity Awards at Fiscal Year-End

We have one compensation plan approved by our stockholders, the 2014 Plan. As of the end of our last completed fiscal year, we had not granted any awards under the 2014 Plan. In connection with the Merger, options to purchase 4,978,645 shares of Ekso Bionics common stock were converted into options to purchase 7,586,459 shares of our Common Stock. Options to purchase an aggregate of 2,300,000 shares of our Common Stock were awarded following the closing of the Merger to our executive officers and directors. See “Description of Securities—Options” below for more information.

The following table sets forth certain information concerning stock options held by the Named Executive Officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date
Pedro Perez Niklitschek	—		—	—	—
Miguel Molina Urra	—		—	—	—
Nathan Harding	111,110	(2)	155,555	$0.5381	4/24/2022
Nathan Harding	0	(3)	20,513	$0.5381	7/15/2023
Max Scheder-Bieschin	177,777	(2)	66,031	$0.3898	1/10/2021
Max Scheder-Bieschin	128,888	(2)	84,444	$0.3898	7/20/2021
Max Scheder-Bieschin	111,110	(2)	155,555	$0.5381	4/24/2022
Max Scheder-Bieschin	0	(3)	20,513	$0.5381	7/15/2023
Russ Angold	111,110	(2)	155,555	$0.5381	4/24/2022
Russ Angold	0	(3)	20,513	$0.5381	7/15/2023
Frank Moreman	92,063	(2)	60,317	$0.3898	7/11/2021
Frank Moreman	22,222	(2)	31,111	$0.5381	4/24/2022
Frank Moreman	0	(3)	279,940	$0.5381	7/15/2023

(1)	Reflects the exercise price of the options after taking into account the adjustment of the exercise price in connection with the Merger to reflect the conversion ratio used in the Merger.

(2)	Option becomes exercisable as to 25% of the total number of shares on the first anniversary of the date of grant, and thereafter vests in equal monthly installments for 36 months.

(3)	Option becomes exercisable as to 12.5% of the total number of shares on the six-month anniversary of the date of grant, and thereafter vests in equal monthly installments for 42 months.

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Employment Agreements

Nathan Harding, Chief Executive Officer and President.   On January 15, 2014, in connection with the Merger, we entered into a two-year employment agreement with Mr. Harding.  After the initial two-year term, the agreement shall be automatically renewed for successive one year periods unless terminated by a party on at least 30 days written notice prior to the end of the then-current term. Mr. Harding’s annual base salary is $275,000 and is subject to increase as determined by our Board of Directors. Mr. Harding is eligible, at the discretion of our Board of Directors, to receive an annual bonus of up to 50% of his annual base salary based on us achieving certain operational, financial or other milestones (the “Milestones”) established by our Board of Directors in consultation with Mr. Harding. All or any portion of any such annual bonus may be paid in cash, securities or other property. Mr. Harding is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Harding and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Harding will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time. In connection with the Merger, we granted to Mr. Harding options to purchase 900,000 shares of our common stock, exercisable at a price of $1.00 per share, under our 2014 Plan. The options will become exercisable over a 4-year period, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and subject to Change of Control (as defined in his employment agreement), provided that Mr. Harding is employed by us or any of our subsidiaries on each vesting date.

In the event that Mr. Harding is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, Mr. Harding would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 12 months commencing on the effective date of his termination (the “Severance Period”), plus any accrued but unused vacation, and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of Mr. Harding’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before Mr. Harding’s employment terminated, (z) any of his stock options, restricted stock or similar incentive equity instruments, including the option grant summarized above, that would first have become vested or exercisable during the Severance Period if Mr. Harding continued to be employed by the Company. For the duration of the Severance Period, Mr. Harding will also be eligible to participate in our group health plan on the same terms applicable to similarly situated active employees during the Severance Period, provided Mr. Harding was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program (collectively, the “Termination Benefits”). If Mr. Harding’s employment is terminated during the term by us for Cause, by Mr. Harding for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to Mr. Harding as a result of a “disability” (as defined in his employment agreement).

 Russ Angold, Chief Technology Officer.   On January 15, 2014, in connection with the Merger, we entered into a two-year employment agreement with Mr. Angold. After the initial two-year term, the agreement shall be automatically renewed for successive one year periods unless terminated by a party on at least 30 days written notice prior to the end of the then-current term. Mr. Angold’s annual base salary is $225,000 and is subject to increase as determined by our Board of Directors. Mr. Angold is eligible to receive an annual cash bonus of up to 30% of his annual base salary, with such amount to be determined by our Chief Executive Officer or Board of Directors in their respective discretion. All or any portion of Mr. Angold’s annual bonus maybe be based on us achieving the Milestones established by our Chief Executive Officer or Board of Directors in consultation with Mr. Angold. All or any portion of any the annual bonus may be paid in cash, securities or other property. Mr. Angold is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Angold and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Angold will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time. In connection with the Merger, we granted to Mr. Angold options to purchase 300,000 shares of our common stock, exercisable at a price of $1.00 per share, under our 2014 Plan. The options will become exercisable over a 4-year period, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and subject to Change of Control (as defined in his employment agreement), provided that Mr. Angold is employed by us or any of our subsidiaries on each vesting date.

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In the event that Mr. Angold is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, Mr. Angold would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 12 months commencing on the effective date of his termination (the “Severance Period”), plus any accrued but unused vacation, and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of Mr. Angold’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before Mr. Angold’s employment terminated, (z) any of his stock options, restricted stock or similar incentive equity instruments, including the option grant summarized above, that would first have become vested or exercisable during the Severance Period if Mr. Angold continued to be employed by the Company. For the duration of the Severance Period, Mr. Angold will also be eligible to participate in our group health plan on the same terms applicable to similarly situated active employees during the Severance Period, provided Mr. Angold was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program (collectively, the “Termination Benefits”). If Mr. Angold’s employment is terminated during the term by us for Cause, by Mr. Angold for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to Mr. Angold as a result of a “disability” (as defined in his employment agreement)).

Frank Moreman, Chief Operating Officer.   On January 15, 2014, in connection with the Merger, we entered into a two-year employment agreement with Mr. Moreman. After the initial two-year term, the agreement shall be automatically renewed for successive one year periods unless terminated by a party on at least 30 days written notice prior to the end of the then-current term. Mr. Moreman’s annual base salary is $225,000 and is subject to increase as determined by our Board of Directors. Mr. Moreman is eligible to receive an annual cash bonus of up to 30% of his annual base salary, with such amount to be determined by our Chief Executive Officer or Board of Directors in their respective discretion. All or any portion of Mr. Moreman’s annual bonus maybe be based on us achieving the Milestones established by our Chief Executive Officer or Board of Directors in consultation with Mr. Moreman. All or any portion of any the annual bonus may be paid in cash, securities or other property. Mr. Moreman is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Moreman and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Moreman will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time. In connection with the Merger, we granted to Mr. Moreman options to purchase 350,000 shares of our common stock, exercisable at a price of $1.00 per share, under our 2014 Plan. The options will become exercisable over a 4-year period, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and subject to Change of Control (as defined in his employment agreement), provided that Mr. Moreman is employed by us or any of our subsidiaries on each vesting date.

In the event that Mr. Moreman is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, Mr. Moreman would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 12 months commencing on the effective date of his termination (the “Severance Period”), plus any accrued but unused vacation, and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of Mr. Moreman’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before Mr. Moreman’s employment terminated, (z) any of his stock options, restricted stock or similar incentive equity instruments, including the option grant summarized above, that would first have become vested or exercisable during the Severance Period if Mr. Moreman continued to be employed by the Company. For the duration of the Severance Period, Mr. Moreman will also be eligible to participate in our group health plan on the same terms applicable to similarly situated active employees during the Severance Period, provided Mr. Moreman was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program (collectively, the “Termination Benefits”). If Mr. Moreman’s employment is terminated during the term by us for Cause, by Mr. Moreman for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to Mr. Moreman as a result of a “disability” (as defined in his employment agreement).

 Max Scheder-Bieschin, Chief Financial Officer, Treasurer and Secretary.   On January 15, 2014, in connection with the Merger, we entered into a two-year employment agreement with Mr. Scheder-Bieschin. After the initial two-year term, the agreement shall be automatically renewed for successive one year periods unless terminated by a party on at least 30 days written notice prior to the end of the then-current term. Mr. Scheder-Bieschin’s annual base salary is $225,000 and is subject to increase as determined by our Board of Directors. Mr. Scheder-Bieschin is eligible to receive an annual cash bonus of up to 30% of his annual base salary, with such amount to be determined by our Chief Executive Officer or Board of Directors in their respective discretion. All or any portion of Mr. Scheder-Bieschin’s annual bonus maybe be based on us achieving the Milestones established by our Chief Executive Officer or Board of Directors in consultation with Mr. Scheder-Bieschin. All or any portion of any the annual bonus may be paid in cash, securities or other property. Mr. Scheder-Bieschin is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Scheder-Bieschin and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Scheder-Bieschin will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time. In connection with the Merger, we granted to Mr. Scheder-Bieschin options to purchase 300,000 shares of our common stock, exercisable at a price of $1.00 per share, under our 2014 Plan. The options will become exercisable over a 4-year period, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and subject to Change of Control (as defined in his employment agreement), provided that Mr. Scheder-Bieschin is employed by us or any of our subsidiaries on each vesting date.

In the event that Mr. Scheder-Bieschin is terminated by us without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement) during the term of his employment, Mr. Scheder-Bieschin would be entitled to (x) an amount equal to his annual base salary then in effect (payable in accordance with the Company’s normal payroll practices) for a period of 12 months commencing on the effective date of his termination (the “Severance Period”), plus any accrued but unused vacation, and (y) if and to the extent the Milestones are achieved for the annual bonus for the year in which the Severance Period commences (or, in the absence of Milestones, our Board of Directors has, in its sole discretion, otherwise determined an amount of Mr. Scheder-Bieschin’s annual bonus for such year), an amount equal to such annual bonus pro-rated for the portion of the performance year completed before Mr. Scheder-Bieschin’s employment terminated, (z) any of his stock options, restricted stock or similar incentive equity instruments, including the option grant summarized above, that would first have become vested or exercisable during the Severance Period if Mr. Scheder-Bieschin continued to be employed by the Company. For the duration of the Severance Period, Mr. Scheder-Bieschin will also be eligible to participate in our group health plan on the same terms applicable to similarly situated active employees during the Severance Period, provided Mr. Scheder-Bieschin was participating in such plan immediately prior to the date of employment termination, and each other benefit program to the extent permitted under the terms of such program (collectively, the “Termination Benefits”). If Mr. Scheder-Bieschin’s employment is terminated during the term by us for Cause, by Mr. Scheder-Bieschin for any reason other than Good Reason or due to his death, then he will not be entitled to receive the Termination Benefits, and shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination (other than with respect to certain benefits that may be available to Mr. Scheder-Bieschin as a result of a “disability” (as defined in his employment agreement).

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Director Compensation

Non-employee directors’ compensation generally is determined and awarded by the Board. The Board is responsible for, among other things, reviewing, evaluating and designing a director compensation package of a reasonable total value, typically based on comparisons with similar firms, and aligned with long-term interests of the stockholders of the Company, and reviewing director compensation levels and practices and considering, from time to time, changes in such compensation levels and practices. These matters also include making equity awards to non-employee directors from time to time under the Company’s equity-based plans. As part of these responsibilities, the Board may request that management of the Company provide it with recommendations on non-employee director compensation and/or common director compensation practices, although the Board retains its ultimate authority to take compensatory actions.

The Company currently pays its non-employee directors an annual retainer of $10,000. In addition, the Company will pay each member of a standing Board committee, once they are established, an annual retainer of $5,000 per committee, except that the chairperson of the Audit Committee shall be paid an annual retainer of $30,000 and the chairperson of the Compensation Committee shall be paid an annual retainer of $10,000. In addition, the Company pays the Chairman of the Board an additional cash retainer of $5,000 per month.

The Company also grants to each new director (not including those directors who were previously serving on the board of directors of Ekso Bionics) an option to purchase 100,000 shares of the Company’s common stock.

In connection with the Merger, Steven Sherman was elected Chairman of the Board and granted an option to purchase 300,000 shares of the Company’s common stock. Also in connection with the Merger, Marilyn Hamilton, Dan Boren and Jack Peurach, were each granted an option to purchase 50,000 shares of the Company’s common stock. Each of the option awards were made under our 2014 Plan, have an exercise price of $1.00 per share and will become exercisable over a 4-year period, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter.

The following table sets forth compensation actually paid to or earned or accrued by Ekso Bionics’ directors during 2013:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	All other compensation ($)	Total ($)

Steven Sherman	—	—	—	—	—

Daniel Boren (2)	—	—	$48,698	—	$48,698

Marilyn Hamilton (3)	—	—	—	—	—

Jack Peurach (4)	—	—	—	—	—

(1)	The amounts in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted during the year computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 14 to our financial statements included in this Current Report on Form 8-K. In connection with the Merger, the exercise prices for all outstanding options were adjusted to reflect the conversion ratio used in the Merger.

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(2)	Reflects the grant of an option to purchase 100,000 shares of Ekso Bionics’ common stock on April 25, 2013 in connection with Mr. Boren’s appointment as a director. As of December 31, 2013, Mr. Boren held options to purchase 152,380 shares of Common Stock at an exercise price of $0.5381 per share.

(3)	As of December 31, 2013, Ms. Hamilton held options to purchase 152,380 shares of Common Stock at an exercise price of $0.4594 per share.

(4)	As of December 31, 2013, Mr. Peurach held options to purchase 152,380 shares of Common Stock at an exercise price of $0.4594 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

The descriptions set forth above under the captions “The Merger and Related Transactions—Merger Agreement,” “—Split-Off,” “—the Private Placement Offering,” “—Registration Rights,” “—2014 Equity Incentive Plan,” “—Lock-up Agreements and Other Restrictions” and “Executive Compensation—Employment Agreements” and “—Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

In November 2012, Ekso Bionics entered a convertible bridge note agreement with CNI Commercial LLC (“CNI”) pursuant to which Ekso Bionics issued CNI a convertible bridge note in the aggregate original principal amount of $3,190,000 in anticipation of closing a Series B convertible preferred stock financing in early 2013 (the “2012 CNI Bridge Note”). In March 2013, Ekso Bionics issued an additional convertible bridge note to CNI in the aggregate original principal amount of $1,000,000 (the “2013 CNI Bridge Note”, and collectively, the “CNI Bridge Notes”). The 2012 CNI Bridge Note carried interest at a rate of 5% per annum with a maturity date of November 12, 2013. The 2013 CNI Bridge Note had identical terms to the 2012 CNI Bridge Note except that the 2013 CNI Bridge Note accrued interest at 10% per annum instead of 5% per annum. In April 2013, Ekso Bionics modified the 2012 CNI Bridge Note retroactively increasing the interest rate to 10%. Upon consummation of the Series B financing in May 2013, the CNI Bridge Notes were converted into 2,446,916 shares of Series B preferred stock of Ekso Bionics (which were converted into 4,783,231 shares of Company Common Stock in connection with the Merger) and warrants to purchase 183,518 shares of common stock of Ekso Bionics (which were converted into 279,645 shares of Company Common Stock in connection with the Merger).

On October 21, 2013, The Chickasaw Nation Department of Commerce, an affiliate of CNI, purchased two receivables from Ekso Bionics for $180,000. The receivables represented payments due to Ekso Bionics from two customers totaling $199,410, for which The Chickasaw Nation Department of Commerce was paid in full on December 26, 2013.

Prior to consummation of the Merger, the Company entered into an agreement with CNI, whereby the Company agreed to nominate Daniel Boren, or another individual designated by CNI and reasonably acceptable to the remaining directors of the Company, for election as a director of the Company until the earlier of such time as CNI no longer holds at least 10% of the Company’s outstanding voting securities, or the shares of Common Stock held by CNI are no longer subject to a contractual lock-up agreement with the Company restricting the resale of such shares of Common Stock.

Mr. Boren and Ms. Hamilton, each a director of the Company, purchased 20,000 and 200,000 Units, respectively, in the PPO.

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MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTC Markets (OTCQB) under the symbol “EKSO.” No shares of Common Stock had been traded as of December 31, 2013. Trading in shares of Common Stock in the OTC Markets commenced on or about January 17, 2014.

As of the date of this Report, we have 78,445,924 shares of Common Stock outstanding held by approximately 214 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The Company had no equity compensation plans as of the end of fiscal year 2013.

On January 15, 2014, our Board of Directors adopted, and on the same date, our stockholders approved, the 2014 Equity Incentive Plan, which reserves a total of 14,410,000 shares of our Common Stock for issuance under the 2014 Plan. As described below, incentive awards authorized under the 2014 Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the internal Revenue Code of 1986, as amended (the “Code”). If an incentive award granted under the 2014 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2014 Plan.

The number of shares of our Common Stock subject to the 2014 Plan and any number of shares subject to any numerical limit in the 2014 Plan, to the terms of any incentive award or to any combination of the foregoing, is expected to be adjusted in the event of any change in our outstanding our Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

The compensation committee of the Board, or the Board in the absence of such a committee, will administer the 2014 Plan. Subject to the terms of the 2014 Plan, the compensation committee or the Board has complete authority and discretion to determine the terms upon which awards may be granted under the 2014 Plan.

Grants

The 2014 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights, as described below:

•	Options granted under the 2014 Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our Common Stock covered by an option generally cannot be less than the fair market value of our Common Stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of our Common Stock on the date of grant.

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•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•	The 2014 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of our Common Stock to be awarded (subject to the aggregate limit established under the 2014 Plan upon the number of shares of our Common Stock that may be awarded or sold under the 2014 Plan) and the terms applicable to each award, including performance restrictions.

•	Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of our Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of our Common Stock on the date of exercise of the SAR and the market price of a share of our Common Stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board has the power to amend, suspend or terminate the 2014 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the 2014 Plan would terminate ten years after it is adopted.

As of the date hereof, options to purchase an aggregate of 9,886,459 shares of our Common Stock have been issued under the 2014 Plan. See “Description of Securities—Options” below for more information .

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date of this Report, we had 78,445,924 shares of Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

We may issue shares of preferred stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors.

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While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the Common Stock;

•	Diluting the voting power of the Common Stock;

•	Impairing the liquidation rights of the Common Stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or By-Laws would delay, defer or prevent a change in control.

Options

Options to purchase an aggregate of 10,336,459 shares of our Common Stock have been issued under the 2014 Plan, as follows:

•	Options to purchase 4,978,645 shares of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger were converted into options to purchase 7,586,459 shares of our Common Stock, with a weighted average exercise price of $0.46 per share. Most of these option grants vest over a term of 48 months, beginning on the first anniversary of an employee’s employment, and have a term of ten years.

•	Options to purchase 450,000 shares of our Common Stock were granted to our directors. These option grants have an exercise price of $1.00 per share, will become exercisable over a term of 48 months, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and have a term of ten years.

•	Options to purchase 1,850,000 shares of our Common Stock were granted to our officers and employees in connection with the Merger. These option grants have an exercise price of $1.00 per share, will become exercisable over a term of 48 months, with 1/4 of the shares becoming exercisable on the first anniversary of the date of grant and with 1/48 of the shares becoming exercisable at the end of each month thereafter, and have a term of ten years.

Warrants

As of the date hereof:

•	The Bridge Warrants entitle their holders to purchase 2,500,000 shares of Common Stock, with a term of three years and an exercise price of $1.00 per share.

•	The Bridge Agent Warrants entitle their holders to purchase 500,000 shares of Common Stock, with a term of five years and an exercise price of $1.00 per share.

•	The PPO Warrants entitle their holders to purchase 30,300,000 shares of Common Stock, with a term of five years and an exercise price of $2.00 per share.

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•	The PPO Agent Warrants entitle their holders to purchase 2,530,000 shares of Common Stock, with a term of five years and an exercise price of $1.00 per share.

•	Holders of warrants to purchase Ekso Bionics common stock prior to the Merger hold warrants to purchase 621,363 shares of Common Stock, which expire on May 20, 2020 and have an exercise price of $1.3781 per share. These warrants may, at the option of the holders, be exercised on a “cashless exercise” basis, which means that in lieu of paying the aggregate exercise price for the shares being purchased upon exercise of the warrants for cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent these warrants are exercised on a “cashless exercise” basis.

•	Other warrants entitle their holders to purchase 225,000 shares of Common Stock, with a term of three years and an exercise price of $1.00 per share.

The outstanding warrants, other than those converted from warrants to purchase Ekso Bionics common stock, contain “weighted average” anti-dilution protection in the event that we issue Common Stock or securities convertible into or exercisable for shares of Common Stock at a price lower than the subject warrant’s exercise price, subject to certain customary exceptions, as well as customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc.

See Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions—Registration Rights” for a description of the registration rights granted to (among others) the holders of the Bridge Warrants, PPO Warrants, Bridge Agent Warrants and PPO Agent Warrants, which description is incorporated herein by reference.

This summary descriptions of the warrants described above is qualified in their entirety by reference to the forms of such warrants filed as an exhibit to this Current Report.

Other Convertible Securities

As of the date hereof, other than the securities described above, the Company does not have any outstanding convertible securities.

Transfer Agent

The transfer agent for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 77 Spruce Street, Suite 201, Cedarhurst, NY 11516, and its telephone number is +1-212 828-8436.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Private Corporation Law and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our By-Laws state that we shall indemnify every (i) present or former director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

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Our By-Laws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our By-Laws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

 In addition to our By-Laws and our Articles of Incorporation, we intend to enter into an Indemnification Agreement with each of our directors pursuant to which we will be required to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law and our governing documents. We believe that entering into these agreements helps us to attract and retain highly competent and qualified persons to serve the Company.

Other than discussed above, none of our By-Laws, our Articles of Incorporation or any indemnification agreement with any director of the Company includes any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 3.02	Unregistered Sales of Equity Securities

The Bridge Notes and the PPO

The information regarding the Bridge Notes, the Bridge Warrants, the Bridge Agent Warrants, the PPO, the PPO Warrants and the PPO Agent Warrants set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions—Bridge Notes” and “—The PPO” and “Description of Securities—Warrants” is incorporated herein by reference.

Shares Issued in Connection with the Merger

On January 15, 2014, pursuant to the terms of the Merger Agreement, all of the shares of stock of Ekso were exchanged for 42,615,556 restricted shares of our Common Stock. Additionally, in connection with the Merger, we issued 250,000 shares of our Common Stock to three consultants under a consulting agreement in consideration of business and consulting services provided by the consultant. These transaction was exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

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Sales of Unregistered Securities of Ekso Bionics

Set forth below is information regarding shares of common stock and preferred stock issued, and warrants granted, by Ekso Bionics within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed. Share and per share stock numbers below in this Item do not give effect to the 3.462-for-one forward split of our Common Stock on December 16, 2013, and the Merger on January 15, 2014, in which each share of Ekso stock outstanding at the time of the Merger was automatically converted into shares of our Common Stock at the applicable conversion ration described elsewhere herein.

Series A Preferred Stock. Between December 7, 2010 and July 28, 2011, Ekso Bionics issued and sold 449,627 shares of Series A Preferred Stock (the “Ekso Series A Preferred Stock”), at a purchase price of $17.50 per share, to institutional and private investors, each of whom qualified as an accredited investor pursuant Regulation D under the Securities Act. The aggregate proceeds from the Ekso Series A Preferred Stock financing were approximately $7.7 million. Each share of Ekso Series A Preferred Stock was subdivided and reconstituted into ten shares of Ekso Series A Preferred Stock in connection with Ekso Bionics’ 10:1 stock split on September 20, 2011.

Series A-2 Preferred Stock. Between December 5, 2011 and February 7, 2012, Ekso Bionics issued and sold 4,335,414 shares of Series A-2 Preferred Stock (the “Ekso Series A-2 Preferred Stock”), at a purchase price of $2.10 per share, to new and current institutional and private investors, each of whom qualified as an accredited investor pursuant to Regulation D under the Securities Act. The aggregate proceeds from the Ekso Series A-2 Preferred Stock financing were $9.0.

2012 Bridge Financing. In November 2012, Ekso Bionics entered into two convertible bridge note agreements pursuant to which Ekso Bionics issued convertible bridge notes in the aggregate original principal amount of $3,311,546 (the “2012 Series B Bridge Notes”) in anticipation of closing a Series B convertible preferred stock financing in early 2013.  In January through April 2013, Ekso Bionics issued additional convertible bridge notes in the aggregate original principal amount of $2,000,000 (the “2013 Series B Bridge Notes,” and collectively with the 2012 Series B Bridge Notes, the “Series B Bridge Notes”).  The 2012 Series B Bridge Notes carried interest at a rate of 5% per annum with a maturity date of November 12, 2013.  The 2013 Series B Bridge Notes had identical terms to the 2012 Series B Bridge Notes except that the 2013 Series B Bridge Notes accrued interest at 10% per annum instead of 5% per annum.  In April 2013, Ekso Bionics modified the 2012 Series B Bridge Notes retroactively increasing the interest rate to 10%.   The terms of conversion provided for issuance of a variable number of shares and warrants depending upon the timing of the Series B preferred stock offering. The aggregate proceeds from the Series B Bridge Notes were $5,311,546. All of the Series B Bridge Notes were converted into Ekso Series B Preferred Stock and common stock warrants in connection with the Series B Preferred Stock financing discussed below at a 15% discount.

Series B Preferred Stock. Between May 20, 2013 and September 27, 2013, Ekso Bionics issued and sold 5,179,344 shares of Series B Preferred Stock (the “Ekso Series B Preferred Stock”), at a purchase price of $2.10 per share, and common stock warrants to purchase up to 388,435 shares of common stock to new and current institutional and private investors, each of whom qualified as an accredited investor pursuant Regulation D under the Securities Act. The aggregate proceeds from the Series B Preferred Stock financing were $10.8, including the conversion of Series B Bridge Notes in the aggregate amount of $5,522,403.

Lender Warrants . On April 27, 2011, Ekso Bionics entered into a senior note payable agreement for an aggregate principal amount of $2,500,000 with Venture Lending & Leasing VI, Inc. (“VLL”), which was amended in May 2012 to provide for an additional $3,500,000 in funding. Under the original 2011 agreement, VLL received warrants to purchase 128,570 shares of Ekso Bionics’ Series A convertible preferred stock at an exercise price of $1.75 per share. These warrants expire on October 31, 2021.

 In connection with the amendment to the senior note payable agreement in 2012, Ekso Bionics issued another warrant to VLL to purchase either Series A-2 Preferred Stock or the type of equity issued in Ekso Bionics’ next round of equity financing. The number of shares into which such 2012 warrant was exercisable varied based on the lowest price per share paid by an investor for the Series A-2 Preferred Stock (if VLL chose to exercise for Series A-2 Preferred Stock) or for the equity issued in Ekso Bionics’ next round of equity financing (if VLL chose to exercise for the next round stock).

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In connection with the Merger, VLL and Ekso Bionics entered into a Warrant Exercise and Exchange Agreement pursuant to which VLL exercised the 2011 warrant on a cashless basis for 128,570 shares of Series A Preferred Stock and exchanged the 2012 warrant for 257,829 shares of Series B Preferred Stock and a warrant to purchase 19,337 shares of Common Stock for a purchase price of $2.10 per share, exercisable at any time from time to time prior to May 20, 2020 and otherwise in the same form as the warrants issued in connection with the Series B Preferred Stock financing discussed above.

In addition, in November 2013, in connection with VLL’s consent to the sale of the Bridge Notes and waiver of certain events of default under the senior note payable agreement, the Company issued to VLL a Bridge Warrant for 225,000 shares of the Company’s Common Stock.

Development Agreement Warrant. In connection with the entry into a development agreement with a third party and as consideration for the third party’s services under the development agreement, on November 16, 2012 Ekso Bionics issued a warrant to purchase either shares of Ekso Series A-2 Preferred Stock or the type of equity securities of Ekso Bionics issued and sold in the next sale of Ekso Bionics preferred stock following the issuance of the warrant. The development agreement has since been terminated and the warrant was exercised on a cashless basis for 27,500 shares of Ekso Series B Preferred Stock.

Each of the issuances described above was exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.  None of these securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Options to Purchase Common Stock. For the period beginning January 15, 2011 through January 15, 2014, Ekso Bionics issued options to purchase an aggregate of 5,733,957 shares of Ekso Bionics’ common stock and 40,000 shares of restricted stock to certain employees, officers, directors and consultants under its 2007 Equity Incentive Plan. The exercise prices of such options (without giving effect to the adjustment of such exercise prices based on the conversion ratio used in the Merger) ranges from $0.594 to $1.52. Ekso Bionics received aggregate proceeds of approximately $100,000 for such period as a result of the exercise of these options. These transactions were exempt from the registration requirements of the Securities Act in reliance on Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On January 15, 2014, Silberstein Ungar, PLLC CPAs, was dismissed as our independent registered public accounting firm. On the same date, OUM & Co., LLP was engaged as our new independent registered public accounting firm. The Board of Directors of the Company approved the dismissal of Silberstein Ungar, PLLC CPAs, and approved the engagement of OUM & Co., LLP as our independent registered public accounting firm.

 None of the reports of Silberstein Ungar, PLLC CPAs, on our financial statements for either of the two most recent fiscal years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended March 31, 2013, and March 31, 2012, filed with the SEC, included a going concern qualification in the report of Silberstein Ungar, PLLC CPAs.

During the Company’s two most recent fiscal years ended March 31, 2013 and 2012, and the subsequent interim periods preceding their dismissal, there were no disagreements with Silberstein Ungar, PLLC CPAs, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Silberstein Ungar, PLLC CPAs, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company’s financial statements.

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The Company provided Silberstein Ungar, PLLC CPAs, with a copy of the disclosures it is making in this Report and has requested that Silberstein Ungar, PLLC CPAs, furnish it with a letter addressed to the SEC stating whether they agree with the above statements. The letter has not yet been received but will be filed as an exhibit to this Form 8-K by amendment.

During the two most recent fiscal years and the interim periods preceding the engagement, and through the date of this Report, neither the Company nor anyone on its behalf has previously consulted with OUM & Co., LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided nor oral advice was provided to the Company that OUM & Co., LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph 304(a)(1)(v)) of Regulation S-K).

Item 5.01	Changes in Control of Registrant.

The information regarding change of control of the Company in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions” is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The information regarding departure and election of directors and departure and appointment of principal officers of the Company in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Merger and Related Transactions” is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 15, 2014, prior to the Merger, our Board of Directors amended and restated our By-Laws in their entirety. A copy of our amended and restated By-Laws is filed as an exhibit to this Report.

Also on January 15, 2014, prior to the Merger, our Board of Directors changed our fiscal year from a fiscal year ending on March 31 of each year, which was used in our most recent filing with the SEC, to one ending on December 31 of each year, which is the fiscal year end of Ekso Bionics.

Item 5.06	Change in Shell Company Status.

Prior to the Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). As a result of the Merger, we have ceased to be a shell company. The information contained in this Current Report, together with the information contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC, constitute the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

In accordance with Item 9.01(a), Ekso Bionics’ audited consolidated financial statements as of, and for the fiscal years ended, December 31, 2013 and 2012, and the accompanying notes, are included in this Report beginning on Page F-1.

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(b)	Pro forma financial information.

In accordance with Item 9.01(b), the following unaudited pro forma financial information with respect to the Merger with Ekso Bionics reported in Item 2.01 of this Current Report on Form 8-K is furnished as Exhibit 99.1.

•	Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2013
•	Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended December 31, 2013
•	Notes to the Unaudited Pro Forma Consolidated Financial Statements.

(d)	Exhibits

In reviewing the agreements included or incorporated by reference as exhibits to this Current Report on Form 8-K, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Current Report on Form 8-K and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of January 15, 2014, by and among the Registrant, Acquisition Sub and Ekso Bionics, Inc. (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

3.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on May 8, 2012)

3.2	Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

3.3	Certificate of Merger of Ekso Bionics, Inc., with and into Acquisition Sub, filed January 15, 2014 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

3.4	By-Laws of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.1	Indemnification Shares Escrow Agreement, dated as of January 15, 2014, by and among the Registrant, Nathan Harding and Gottbetter & Partners, LLP, as escrow agent (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

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10.2	Split-Off Agreement, dated as of January 15, 2014, by and among the Registrant, PN Med Split Off Corp, Pedro Perez Niklitschek and Miguel Molina Urra (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.3	General Release Agreement, dated as of January 15, 2014, by and among the Registrant, PN Med Split Off Corp, Pedro Perez Niklitschek and Miguel Molina Urra (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.4	Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.5	Form of Subscription Agreement between the Registrant and the investors party thereto (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.6	Form of Bridge Warrant and Warrant issued to Ekso Bionics’ prior lender for Common Stock of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.7	Form of Bridge Agent Warrant for Common Stock of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.8	Form of PPO Warrant for Common Stock of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.9	Form of PPO Agent Warrant for Common Stock of the Registrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.10	Form of Registration Rights Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.11	Placement Agency Agreement, dated December 5, 2013, between the Registrant and Gottbetter Capital Markets, LLC (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.12 †	The Registrant’s 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.13 †	Form of Director Option Agreement under 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.14 †	Form of Employee Option Agreement under 2014 Equity Incentive Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.15 †	Employment Agreement, dated as of January 15, 2014, between the Registrant and Nathan Harding (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.16†	Employment Agreement, dated as of January 15, 2014, between the Registrant and Max Scheder-Bieschin (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.17 †	Employment Agreement, dated as of January 15, 2014, between the Registrant and Russ Angold (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

66

10.18 †	Employment Agreement, dated as of January 15, 2014, between the Registrant and Frank Moreman (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.19	Exclusive License Agreement, dated as of November 15, 2005, by and between The Regents of the University of California and Berkeley ExoTech, Inc., d/b/a Berkeley ExoWorks (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.20	Exclusive License Agreement, dated as of July 14, 2008, by and between The Regents of the University of California and Berkeley ExoTech, Inc., d/b/a/ Berkeley Bionics and formerly d/b/a Berkeley ExoWorks (as amended by Amendment #1 to Exclusive License Agreement, dated as of May 20, 2009, by and between The Regents of the University of California and Berkeley Bionics) (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.21	Lease, dated as of November 29, 2011, by and between FPOC, LLC and Berkeley Bionics, Inc., d/b/a Ekso Bionics (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.22	Letter Agreement, dated as of November 12, 2013, by and between Gravitas Partners Ltd., Premium Capital Partners Ltd., and Ekso Bionics, Inc. (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.23	Director Nomination Agreement dated as of January 15, 2013, among the Registrant, Ekso Bionics and CNI Commercial LLC (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.24	Form of Ekso Bionics’ Warrant to purchase shares of its common stock (converted under the Merger Agreement into warrants to purchase shares of the Registrant’s Common Stock) (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on January 23, 2014)

10.25*^	Government Field Cross License Agreement dated as of July 1, 2013 between Ekso Bionics and Lockheed Martin Corporation

10.26*^	Medical License Agreement dated as of July 1, 2013 between Ekso Bionics and Lockheed Martin Corporation

10.27*^	Cross License Agreement dated as of July 1, 2013 between Ekso Bionics and Lockheed Martin Corporation
16.1	Letter from Silberstein Ungar, PLLC CPAs to the Securities and Exchange Commission (incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on January 28, 2014)

99.1 *	Pro forma financial information

*	Filed herewith
†	Management contract or compensatory plan or arrangement
^	Confidential treatment has been requested as to certain portions of this Exhibit. Such portions have been omitted and filed separately with the Securities and Exchange Commission.

67

EKSO BIONICS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Ekso Bionics, Inc.

We have audited the accompanying consolidated balance sheets of Ekso Bionics, Inc. and Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Ekso Bionics, Inc. and Subsidiary at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ OUM & CO. LLP

San Francisco, California

March 31, 2014

F-2

Ekso Bionics, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
	2013	2012
Assets
Current assets:
Cash	$805,306	$1,738,662
Accounts receivable	549,469	788,241
Inventories, net	725,096	615,365
Note receivable from stockholder	103,735	99,035
Prepaid expenses and other current assets	250,998	109,236
Deferred cost of revenue, current	768,599	436,483
Total current assets	3,203,203	3,787,022
Property and equipment, net	1,575,286	1,665,191
Deferred cost of revenue, non-current	803,298	693,763
Security deposits	54,390	54,390
Security issuance costs	947,760	9,460
Total assets	$6,583,937	$6,209,826
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Notes payable, current	$1,638,505	$1,656,040
Convertible debt	5,062,417	3,528,313
Accounts payable	1,498,680	1,729,731
Accrued liabilities	1,430,799	997,476
Customer advances and deferred revenues, current	2,419,226	1,566,153
Liability due to early stock option exercise	5,293	10,587
Total current liabilities	12,054,920	9,488,300
Customer advances and deferred revenues, non-current	2,209,111	1,898,560
Notes payable, non-current	866,950	2,509,634
Warrant liability	377,747	563,822
Deferred rent	123,709	159,916
Total liabilities	15,632,437	14,620,232
Commitments and contingencies (Note 16)
Convertible preferred stock issuable in series, $0.001 par value; 22,000,000, and 10,365,000 shares authorized at December 31, 2013 and 2012 respectively; 14,011,028 and 8,831,684 shares issued and outstanding at December 31, 2013 and 2012 respectively; liquidation preference of $1.75 - $2.10 per share at December 31, 2013 and 2012	27,324,208	16,675,983
Stockholders' deficit:
Common stock, $0.001 par value; 40,000,000 and 30,000,000 shares authorized at December 31, 2013 and 2012, respectively; 10,391,400 and 9,887,079, shares issued and outstanding at December 31, 2013 and 2012, respectively	10,025	9,920
Additional paid-in capital	1,648,886	1,047,936
Accumulated deficit	(38,031,619)	(26,144,245)
Total stockholders' deficit	(36,372,708)	(25,086,389)
Total liabilities, convertible preferred stock and stockholders' deficit	$6,583,937	$6,209,826

See Accompanying Notes to Consolidated Financial Statements

F-3

Ekso Bionics, Inc. and Subsidiary

Consolidated Statement of Operations

	For the years ended December 31,
	2013	2012

Revenue:
Medical devices	$1,611,709	$566,222
Engineering services	1,690,235	2,140,355
Total revenue	3,301,944	2,706,577

Cost of revenue:
Cost of medical devices	1,460,692	553,429
Cost of engineering services	1,253,942	1,782,848
Total cost of revenue	2,714,634	2,336,277

Gross profit	587,310	370,300

Operating expenses:
General and administrative	3,913,047	4,381,067
Research and development	2,677,310	4,304,317
Sales and marketing	4,291,282	5,925,905
Total operating expenses	10,881,639	14,611,289

Loss from operations	(10,294,329)	(14,240,989)

Other income (expense):
Interest expense	(1,726,455)	(736,346)
Interest income	5,225	10,692
Non-cash gain on changes in fair value of warrants	186,075	17,126
Other expense, net	(57,890)	(92,441)
Total other income (expense), net	(1,593,045)	(800,969)

Net loss	$(11,887,374)	$(15,041,958)

See Accompanying Notes to Consolidated Financial Statements

F-4

Ekso Bionics, Inc. and Subsidiary

Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2011	4,820,549	$8,199,909	9,738,580	$9,739	670,514	$(11,102,287)	$(10,422,034)
Issuance of Series A-2 convertible preferred stock at $2.10 per share issued in exchange for cash	4,011,135	8,476,074	-	-	-	-	-
Issuance of common stock upon exercise of options	-	-	156,624	156	31,560	-	31,716
Common stock repurchased	-	-	(8,125)	(8)	(804)	-	(812)
Vesting of early exercised options	-	-	-	33	13,200	-	13,233
Stock-based compensation expense	-	-	-	-	333,466	-	333,466
Net loss	-	-	-	-	-	(15,041,958)	(15,041,958)

Balance at December 31, 2012	8,831,684	16,675,983	9,887,079	9,920	1,047,936	(26,144,245)	(25,086,389)
Issuance of Series B convertible preferred stock at $2.10 per share issued in exchange for cash	2,088,820	4,294,259	-	-	-	-	-
Issuance of Series B convertible preferred stock upon conversion of convertible debt and accrued interest	3,090,524	6,490,071	-	-	-	-	-
Common stock warrants issued in connection with issuance of Series B convertible preferred stock	-	275	-	-	-	-	-
Common stock warrants issued in connection with issuance of Series B convertible preferred stock	-	(136,380)	-	-	136,380	-	136,380
Issuance of common stock upon exercise of options	-	-	506,196	94	65,499	-	65,593
Common stock repurchased	-	-	(1,875)	(2)	(187)	-	(189)
Vesting of early exercised options	-	-	-	13	3,961	-	3,974
Compensation expense for options issued a non-employee	-	-	-	-	4,679	-	4,679
Stock-based compensation expense	-	-	-	-	390,618	-	390,618
Net loss	-	-	-	-	-	(11,887,374)	(11,887,374)

Balance at December 31, 2013	14,011,028	$27,324,208	10,391,400	$10,025	$1,648,886	$(38,031,619)	$(36,372,708)

See Accompanying Notes to Consolidated Financial Statements

F-5

Ekso Bionics, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years ended December 31,
	2013	2012

Operating activities:
Net loss	$(11,887,374)	$(15,041,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	468,906	342,078
Loss on sale of property and equipment	223	20,212
Inventory allowance expense	(7,574)	19,432
Amortization of deferred rent	(36,207)	157,066
Amortization of debt discounts	169,248	120,931
Amortization of notes payable offering costs	21,137	7,871
Interest expense accrued to convertible notes	230,805	42,475
Interest income added to note receivable from stockholder	—	(3,810)
Fair value of warrant accounted for as a reduction of revenue	—	57,494
Adjustment to record convertible note at fair value	799,194	174,292
Stock-based compensation expense	390,617	333,466
Gain due to changes in fair value of warrant liability	(186,075)	(17,126)
Changes in operating assets and liabilities:
Accounts receivable	238,771	(396,603)
Inventories	(102,157)	(828,776)
Prepaid expense and other assets	(87,335)	(5,326)
Deferred costs of revenue	(441,650)	(1,130,246)
Accounts payable	(231,050)	808,813
Accrued liabilities	433,323	74,259
Customer advances and deferred revenues	1,163,626	2,602,311
Net cash used in operating activities	(9,063,577)	(12,663,145)

Investing activities:
Security deposits	—	10,000
Note receivable from stockholder	—	(45,000)
Acquisition of property and equipment	(393,734)	(832,303)
Proceeds from sales of property and equipment	14,511	2,465
Net cash used in investing activities	(379,223)	(864,838)
Financing activities:
Proceeds from issuance of 2013 Series B Convertible Bridge Notes, net of issuance costs	4,929,196	—
Proceeds from issuance of notes payable and warrants, net of issuance costs	—	3,500,000
Principal payments on notes payable	(1,829,466)	(609,753)
Proceeds from issuance of 2012 Series B Convertible Bridge Notes	2,000,000	3,311,546

Proceeds from issuance of convertible preferred stock and warrants, net of issuance costs	4,152,329	8,476,074
Payments for private placement offerings	(947,758)	—
Proceeds from issuance of common stock, net of repurchases	205,143	30,904
Net cash provided by financing activities	8,509,444	14,708,771

Net (decrease) increase in cash	(933,356)	1,180,788
Cash at beginning of year	1,738,662	557,874

Cash at end of year	$805,306	$1,738,662
Supplemental disclosure of cash flow activities:
Cash paid for interest	$632,540	$387,391
Cash paid for taxes	$25,035	$172

Supplemental disclosure of non-cash activities:
Acquisition of property and equipment with note payable	$-	$200,000
Acquisition of property and equipment with capital lease	$-	$23,079
Transfer to property and equipment from inventory	$-	$467,547
Preferred stock and common warrants issued to lender	$5,293	$355,116
Conversion of principal on convertible notes into Series B convertible preferred stock	$6,490,071	$-
Common stock warrants issued in connection with Series B convertible preferred stock offering	$168,872	$-
Vesting of early exercised stock options	$5,283	$13,233

See Accompanying Notes to Consolidated Financial Statements

F-6

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Organization

Description of Business

Ekso Bionics, Inc. (the “Company”) was incorporated in January 2005 in the State of Delaware and is currently headquartered in Richmond, California. The Company, a leading developer and manufacturer of human bionic exoskeletons, was founded after the University of California at Berkeley’s Robotics and Human Engineering Laboratory had a breakthrough in demonstrating human exoskeletons that are more energy efficient than previously thought possible.

Ekso Bionics pioneered the field of human exoskeletons to augment human strength, endurance and mobility. Ekso Bionics designs, develops and sells wearable robots, or “human exoskeletons,” that have applications in medical, military, industrial, and consumer markets. The Company’s exoskeleton systems are strapped over the user’s clothing, enabling individuals with neurological conditions affecting gait (e.g., spinal cord injury or stroke) to walk again; permitting soldiers to carry heavy loads for long distances while mitigating lower back, knee, and ankle injuries; and allowing industrial workers to perform heavy duty work for extended periods.

Ekso Bionics’ current medical device, or exoskeleton - the Ekso GTTM, or “Ekso,” is used by hospitals on patients with lower extremity weakness or paralysis. Our products have been listed with the U.S. Food and Drug Administration (“FDA”) and have received a CE Mark (indicating compliance with European Union legislation). We have sold over 50 devices to rehabilitation centers and individual users for rehabilitation since February 2012. Ekso Bionics also has a collaborative partnership with Lockheed Martin Corporation (“Lockheed”) to develop products for military applications.

A wholly-owned UK subsidiary serves as the Company’s sales and marketing agent for Ekso products in Europe.

Subsequent to December 31, 2013, the Company entered into a merger agreement with PN Medical Group Inc. See Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.

Liquidity

The Company has incurred significant operating losses and negative cash flows from operations. At December 31, 2013, the Company had an accumulated deficit of $38,031,619, a working capital deficit of $8,851,717 and a stockholders’ deficit of $36,372,708.

Management believes that the Company’s cash resources as of December 31, 2013, along with the proceeds received in connection with the PPO discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc., received in January and February 2014, are sufficient to implement its business plan, support operations, fund research and development and meet its obligations through at least the middle of 2015. The Company plans to raise additional capital to finance its operations beyond the middle of 2015. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. In the event that the necessary additional financing is not obtained, the Company may have to reduce its discretionary overhead costs substantially, including research and development, general and administrative and sales and marketing expenses or otherwise curtail operations.

2. Summary of Significant Accounting Policies and Estimates

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of Ekso Bionics, Inc. and its wholly-owned subsidiary, Ekso Bionics, Ltd. All significant intercompany transactions and balances have been eliminated.

F-7

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. For the Company, these estimates include, but are not limited to: revenue recognition, useful lives assigned to long-lived assets, realizability of deferred tax assets, valuation of common and preferred stock warrants and options, and the valuation of common stock for purposes of determining stock-based compensation and contingencies. Actual results could differ from those estimates.

Foreign Currency Translation

The Company uses the U.S. dollar as its functional currency. Since some of the Company's transactions are executed in various non-U.S. dollar currencies, the Company converts these transactions into U.S. dollars for reporting purposes. Income, expenses and cash flows are translated at average exchange rates prevailing during the reporting period, and assets and liabilities are translated at year-end exchange rates. Foreign exchange transaction gains and losses are included in other income (expense), in the accompanying consolidated statements of operations. Amounts of such gains and losses were not significant through December 31, 2013.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company’s cash is deposited in bank accounts with the Company’s primary cash management bank. The Company places its cash and cash equivalents in highly liquid instruments with, and in the custody of, financial institutions with high credit ratings and limits the amounts invested with any one institution, type of security and issuer. The Company did not have any cash equivalents or investments in money market funds as of December 31, 2013 and 2012.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash accounts in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held.

The Company extends credit to customers in the normal course of business and performs ongoing credit evaluations of its customers. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the consolidated financial statements. The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers to secure accounts receivable.

Accounts receivable are derived from the sale of products shipped and services performed for customers located in the U.S. and throughout the world. Invoices are aged based on contractual terms with the customer. The Company reviews its accounts receivable for collectability and provides an allowance for credit losses, as needed. The Company has not experienced any losses related to accounts receivable as of December 31, 2013 and 2012.

Many of the sales contracts with customers outside of the U.S. are settled in a foreign currency other than the U.S. dollar. The Company does not enter into any foreign currency hedging agreements and is susceptible to gains and losses from foreign currency fluctuations. To date, the Company has not experienced significant gains or losses upon settling foreign contracts.

In 2013, the Company had two customers with accounts receivable balances totaling 10% or more of the Company’s total accounts receivable (28% and 19%), compared with four customers in 2012 (26%, 24%, 21% and 17%).

In 2013, the Company had three customers with net revenue balances of 10% or more of the Company’s total customer revenue (24%, 12% and 10%), compared with four customers in 2012 (32%, 15%, 12% and 10%).

F-8

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Inventories, net

Inventories are recorded at the lower of cost or market value. Cost is principally determined using the average cost method. Parts from vendors are received and recorded as raw material. Once the raw materials are incorporated in the fabrication of the product, the related value of the component is recorded as work in progress (“WIP”). Direct and indirect labor and applicable overhead costs are also allocated and recorded to WIP inventory. Finished goods are comprised of completed products that are ready for customer shipment. The Company periodically evaluates the carrying value of inventory on hand for potential excess amounts over sales and forecasted demand. Excess and obsolete inventories identified would be recorded as an inventory impairment charge to the consolidated statement of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the estimated useful lives of the assets, generally ranging from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related terms of the leases, generally ranging from five to ten years.

The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation or amortization are removed from the accompanying consolidated balance sheets, with any gain or loss reflected in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. The Company’s long-lived assets subject to this evaluation include only property and equipment. If estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company will record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company will depreciate or amortize the net book value of the assets over the newly determined remaining useful lives. For each of the years ended December 31, 2013 and 2012, none of the Company’s property and equipment was determined to be impaired. Accordingly, no impairment loss has been recognized.

Convertible Debt Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable GAAP. Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging Activities, (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

F-9

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815.  Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

The Company also follows ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (for example, a payable settleable with a variable number of the issuer’s equity shares); (b) variations in something other than the fair value of the issuer’s equity shares (for example, a financial instrument indexed to the Standard and Poor's S&P 500 Index and settleable with a variable number of the issuer’s equity shares); or (c) variations inversely related to changes in the fair value of the issuer’s equity shares (for example, a written put option that could be net share settled). Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives, and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying consolidated statements of operations.

Warrants Issued in Connection with Financings

The Company generally accounts for warrants issued in connection with debt and equity financings as a component of equity, unless the warrants include a conditional obligation to issue a variable number of shares or there is a deemed possibility that the Company may need to settle the warrants in cash. For warrants issued with a conditional obligation to issue a variable number of shares or the deemed possibility of a cash settlement, the Company records the fair value of the warrants as a liability at each balance sheet date and records changes in fair value in other income (expense) in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

ASC 820 requires that the valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 establishes a three tier value hierarchy, which prioritizes inputs that may be used to measure fair value as follows:

•	Level 1—Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•	Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of current assets, current liabilities and the non-current portion of customer advances and deferred revenues approximate their fair values because of the relatively short periods until they mature or are required to be settled. The fair values of the notes payable also approximate their fair values because of the relatively short periods until they mature. A majority of the notes are payable in 2014 and 2015. The fair value of convertible debt is based on its settlement value “as if” conversion occurred on the reporting date, and stock options and preferred stock warrant liabilities are estimated using the Black-Scholes option pricing model, all as more fully discussed in their respective footnotes.

F-10

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Deferred Rent

Deferred rent consists of the difference between cash payments and the recognition of rent expense on a straight-line basis over the life of the lease.

Revenue and Cost of Revenue Recognition

When collaboration, other research arrangements and product sales include multiple-element revenue arrangements, the Company accounts for these transactions by identifying the elements, or deliverables, included in the arrangement and determining which deliverables are separable for accounting purposes. The Company considers delivered items to be a separate unit of accounting if the delivered item(s) have stand-alone value to the customer and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The Company recognizes revenue when the four basic criteria of revenue recognition are met:

•	Persuasive evidence of an arrangement exists. Customer contracts and purchase orders are generally used to determine the existence of an arrangement.

•	The transfer of technology or products has been completed or services have been rendered. Customer acceptance, when applicable, is used to verify delivery.

•	The sales price is fixed or determinable. The Company assesses whether the cost is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

•	Collectability is reasonably assured. The Company assesses collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis as well as the customer’s payment history.

Beginning in 2012, with the commercialization of the Ekso, the Company began to recognize revenue from the sales of the Ekso and related services.

Medical Device Revenue and Cost of Revenue Recognition

The Company builds medical devices called the Ekso for sale and capitalizes into inventory materials, direct and indirect labor and overhead in connection with manufacture and assembly of these units.

In a typical Ekso sales arrangement, the Company is obligated to deliver to the customer the Ekso unit and related software (the software is essential to the unit’s functionality), post-sale training, technical support and maintenance. Because of the uniqueness of the Ekso unit and its use, none of these deliverables has standalone value to the customer. Accordingly, once a sales arrangement with a fixed or determinable price and reasonably assured payment is in place, the entire arrangement is accounted for as a single unit of accounting. The total sales price for the delivered and undelivered elements are deferred and amortized to revenue beginning at the completion of training on a straight line basis over the maintenance period, usually three years, which is the last delivered item.

Because of the limited guidance about how to account for costs associated with a delivered item that cannot be separated from the undelivered items, the accounting for such costs must be based on the conceptual framework and analogies to the limited guidance that does exists. Accordingly, the Company accounts for the costs of the delivered items following, by analogy, the guidance in Accounting Standards Codification (“ASC”) 310-20, Nonrefundable Fees and Other Costs (“ASC 310-20”). Under this guidance, upon completion of training, the costs capitalized into inventory including direct material, direct and indirect labor, as well as overhead costs are deferred and then amortized to costs of sales on the same basis as deferred revenue. The Company’s inclusion of indirect labor and overhead costs are included in inventory because, under the conceptual framework, they add value to the Ekso unit and are otherwise appropriate inventory costs. Since the Company has an enforceable contract for the remaining deliverables and the entire arrangement is expected to generate positive margins, realization of the capitalized costs is probable and, as such, deferring and amortizing them on the same basis as deferred revenue is appropriate.

F-11

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

At the time of shipment to the customer, the related inventory is reclassified to deferred cost of revenue where it is amortized to cost of revenue over the same period that revenue is recognized. All costs incurred subsequent to the date of shipment are expensed as incurred. The cost of medical device revenue includes expenses associated with the manufacture and delivery of devices including materials, payroll, benefits, subcontractor expenses, depreciation of manufacturing equipment, excess and obsolete inventory costs, and shipping charges.

Engineering Services Revenue and Cost of Revenue

The Company enters into technology license agreements that typically provide for annual minimum access fees. When these annual minimum payments have separate stand-alone values, the Company recognizes revenue when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of continuing research and/or other development efforts.

Collaborative arrangements typically consist of cost reimbursements for specific engineering and development spending, and future product royalty payments. Cost reimbursements for engineering and development spending are recognized as the related project labor hours are incurred in relation to all labor hours and when collectability is reasonably assured. Amounts received in advance are recorded as deferred revenue until the technology is transferred, services are rendered, or milestones are reached. Product royalty payments are recorded when earned under the arrangement.

Government grants, which support the Company’s research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grant awards. Grant revenue is recognized as the associated project labor hours are incurred in relation to total labor hours. There are some grants, like the National Science Foundation grants, which the Company draws upon and spends based on budgets preapproved by the grantor.

The cost of engineering services revenue includes payroll and benefits, subcontractor expenses and materials. All costs related to engineering services are expensed as incurred and reported as cost of revenue.

Research and Development

Research and development costs consist of costs incurred for the Company’s own internal research and development activities. These costs primarily include salaries and other personnel-related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility. Such costs are expensed as incurred.

Advertising and Marketing Costs

Advertising and marketing costs are charged to sales and marketing expense as incurred. Advertising and marketing expense was $113,223 and $518,747 for the years ended December 31, 2013 and 2012, respectively.

Shipping Costs

Amounts billed to customers for shipping costs are recognized as revenue. Costs incurred to ship devices from the Company’s manufacturing facility are recorded in cost of revenues. Shipping revenues and costs were immaterial for all periods presented.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, income tax expense or benefit is recognized for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The Company accounts for any income tax contingencies in accordance with accounting guidance for income taxes. The measurement of current and deferred tax assets and liabilities is based on provisions of currently enacted tax laws. The effects of any future changes in tax laws or rates have not been considered.

F-12

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

For the preparation of the Company's consolidated financial statements included herein, the Company estimates its income taxes and tax contingencies in each of the tax jurisdictions in which it operates prior to the completion and filing of its tax returns. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in net deferred tax assets and liabilities. The Company must then assess the likelihood that the deferred tax assets will be realizable, and to the extent they believe that realizability is not likely, the Company must establish a valuation allowance. In assessing the need for any additional valuation allowance, the Company considers all the evidence available to it, both positive and negative, including historical levels of income, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

Stock-based Compensation

The Company measures stock-based compensation expense for all stock-based awards made to employees and directors based on the estimated fair value of the award on the date of grant using the Black-Scholes option pricing model and recognizes the fair value less estimated forfeitures, on a straight-line basis over the requisite service periods of the awards. Stock-based awards made to non-employees are measured and recognized based on the estimated fair value on the vesting date and are remeasured at each reporting period.

The Company’s determination of the fair value of stock-based awards on the date of grant using the Black-Scholes option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Because there is insufficient information available to estimate the expected term of the stock-based awards, we adopted the simplified method of estimating the expected term pursuant to SEC Staff Accounting Bulletin No. 110. On this basis, we estimated the expected term of options granted by taking the average of the vesting term and the contractual term of the option.

The Company has, from time to time, modified the terms of its stock options to employees. The Company accounts for the incremental increase in the fair value over the original award on the date of the modification as an expense for vested awards or over the remaining service (vesting) period for unvested awards. The incremental compensation cost is the excess of the fair value based measure of the modified award on the date of modification over the fair value of the original award immediately before the modification.

Comprehensive Income/(Loss)

ASC 220, Comprehensive Income requires that an entity’s change in equity (or net assets) be reported if it arises from transactions and other events having non-owner sources. Comprehensive loss for the periods presented was comprised solely of the Company’s consolidated net loss. The comprehensive loss for the years ended December 31, 2013 and 2012 was $11,887,374 and $15,041,958, respectively. There were no other changes in equity that were excluded from the Company’s consolidated net loss for all periods presented.

Recently Adopted Accounting Standards

In February 2013, the Financial Accounting Standards Board (‘‘FASB’’) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (ASC Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The new ASU requires entities to disclose in a single location (either on the face of the financial statement that reports net income or in the notes) the effects of reclassifications out of accumulated other comprehensive income (‘‘AOCI’’). For items reclassified out of AOCI and into net income in their entirety, entities must disclose the effect of the reclassification on each affected net income item. For AOCI reclassification items that are not reclassified in their entirety into net income, entities must provide a cross-reference to other required U.S. GAAP disclosures. There is no change in the requirement to present the components of net income and other comprehensive income in either a single continuous statement or two separate consecutive statements. The ASU does not change the items currently reported in other comprehensive income.

F-13

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

For public entities, the new disclosure requirements are effective for annual reporting periods beginning after December 15, 2012, and interim periods within those years (i.e., the second quarter of 2013 for entities with calendar year-ends). For nonpublic entities, ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2013. The ASU applies prospectively, and early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements as of and for the years ended December 31, 2013 and 2012.

3. Fair Value Measurements

The Company records its consolidated financial assets and liabilities at fair value. The accounting standard for fair value provides a framework for measuring fair value, and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting standard establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1—Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

The Company’s fair value hierarchies for its financial assets and liabilities which require fair value measurement on a recurring basis are as follows:

	Total	Quoted Prices in Active Markets for Identical Items Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3

December 31, 2013
Liabilities:
Warrant liability	$377,747	$–	$–	$377,747
Convertible debt	5,062,417	–	–	5,062,417
Total liabilities measured at estimated fair value	$5,440,164	$–	$–	$5,440,164

December 31, 2012
Liabilities:
Warrant liability	$563,822	$–	$–	$563,822
Convertible debt	3,528,313	–	–	3,528,313
Total liabilities measured at estimated fair value	$4,092,135	$–	$–	$4,092,135

The valuation of the convertible debt and the warrant liability are more fully discussed in Note 9, Convertible Debt, and Note 13, Capital Stock.

During the years ended December 31, 2013 and 2012, there were no transfers to or from Level 3. The Company had no assets measured on a recurring basis at fair value at December 31, 2013 and 2012.

F-14

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The changes in the value of the Level 3 liabilities are summarized below:

	Convertible Notes Payable	Warrant Liability

Balance at January 1, 2012	$—	$168,338
Issuance of warrants at fair value	—	412,610
Issuance of 2012 Series B convertible bridge notes at fair value	3,354,021	—
Mark to market, included in other expense, net	—	(17,126)
Mark to market, included in interest expense	174,292	—
Balance at December 31, 2012	3,528,313	563,822
Issuance of 2012 Series B convertible bridge notes at fair value	2,162,564	—
Issuance of 2013 Series B convertible bridge notes at fair value	5,062,417	—
Issuance of right to receive common stock warrants at fair value included in other expense, net	—	95,760
Mark to market, included in other expense, net	—	(281,835)
Mark to market, included in interest expense	799,194	—
Converted to Series B convertible preferred stock	(6,490,071)	—
Balance at December 31, 2013	$5,062,417	$377,747

4. Inventories

Inventories, net consist of the following:

	December 31,
	2013	2012

Raw materials	$501,187	$346,634
Work in process	235,767	288,163
	736,954	634,797
Less inventory reserve	(11,858)	(19,432)

Inventory, net	$725,096	$615,365

5. Property and Equipment, net

Property and equipment, net, consists of the following:

	Estimated	December 31,
	Life	2013	2012

Machinery and equipment	3-5 years	$1,137,240	$790,165
Computers and peripherals	5 years	327,152	326,443
Computer software	3-5 years	78,351	78,351
Leasehold improvement	5-10 years	606,483	598,740
Tools, molds, dies and jigs	5 years	36,932	36,932
Furniture and office equipment	3-7 years	251,019	251,019
Other	5 years	23,079	23,079
		2,460,256	2,104,729
Accumulated depreciation and amortization		(884,970)	(439,538)
Property and equipment, net		$1,575,286	$1,665,191

F-15

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Depreciation and amortization expense totaled $468,906 and $342,078 in 2013 and 2012, respectively.

6. Customer Advances and Deferred Revenues

In connection with its research services, the Company often receives cash payments before its earnings process is complete. In these instances, the Company records the payments as customer advances until the earnings process or milestone is achieved.

As described in its revenue recognition policy for Ekso™ unit sales, revenues are deferred and recognized over the expected maintenance period. Accordingly, at the time of shipment the amount billed is recorded as deferred revenue. Also, at the time of shipment to the customer, the related inventory is reclassified to deferred costs of revenue where it is amortized to cost of revenue over the same period as the related revenue.

Customer advances, deferred revenues, and deferred unit costs consist of the following:

	December 31,
	2013	2012

Customer advances and deposits	$443,436	$329,006
Deferred Ekso unit revenues	3,462,980	2,928,411
Deferred service and software revenues	721,921	207,296
Customer advances and deferred revenues	4,628,337	3,464,713
Less current portion	(2,419,226)	(1,566,153)
Customer advances and deferred revenues, non-current	$2,209,111	$1,898,560

Deferred Ekso unit costs	$1,571,897	$1,130,246
Less current portion	(768,599)	(436,483)

Deferred cost of revenue, non-current	$803,298	$693,763

7. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
	2013	2012

Salaries, benefits and related expenses	$657,628	$771,137
Professional fees	421,966	114,676
Warranty expense	288,110	—
Taxes	62,283	35,810
Other	812	75,853
Total	$1,430,799	$997,476

8. Senior Notes Payable

Principle and Interest

On April 27, 2011, the Company entered into a senior note payable agreement with Venture Lending & Leasing VI, Inc. (the “Lender”). The initial loan commitment of $1,500,000 was funded in two tranches: $1,000,000 in April 2011 and $500,000 in October 2011. In May 2012, the Lender funded an additional $3,500,000 under an amendment to the 2011 agreement. Collectively, the $5,000,000 funded is referred to as the “Senior Note Payable”.

F-16

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Senior Note Payable was interest-only for the first 6 months, after which it converted into a fully-amortizing 30-month term note. During the interest only period, interest on the Senior Note Payable was fixed at 13% and during the repayment period interest was charged at the prime rate plus 6.25%, subject to a minimum rate of 9.5%. The Senior Note Payable was secured by substantially all of the Company's assets, including accounts receivable, inventories, property and equipment, and intangible assets, including intellectual property.

As of December 31, 2013 and 2012, the outstanding principal of the loan amounted to $2,552,632 and $4,341,862, respectively, and the Company recorded interest expense of $447,570 and $379,312, respectively, for the years then ended.

Debt Covenants

The Senior Note Payable had various covenants that, among other things, limited the Company’s ability to incur debts and liens and to make asset sales and dividend payments. In July 2013, the Company defaulted on the Senior Note Payable by failing to make a required payment when due. In November 2013, the Lender waived the default. In return for the waiver, the Lender required the Company to cure the payment default using proceeds from the November 2013 Bridge Note financing which is more fully described in Note 9, Convertible Debt. Additionally, the Company agreed to cause the surviving parent company in the Merger (see Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) to subsequently issue to the Lender warrants to purchase 225,000 shares of the surviving parent company’s common stock at an exercise price of $1.00 per share. The fair value of the Lender’s right to receive warrants was $95,760 based on the Black-Scholes option pricing model and was recorded as a warrant liability and reflected in other expense, net in the consolidated statement of operations.

As of December 31, 2013, the Company was in compliance with all of the Senior Note Payable's covenants.

Warrants

Under the terms of the 2011 and 2012 agreements, the Lender received warrants to purchase shares of the Company's preferred stock. Under the 2011 agreement, the Lender received warrants to purchase 128,570 shares of the Company’s Series A convertible preferred stock. The 2011 warrants had an exercise price of $1.75 per share and were to expire on October 31, 2021. The fair value of the 2011 warrants at the issuance date was estimated to be $167,256 using the Black-Scholes option-pricing model.

In connection with the 2012 amendment, the Lender received additional warrants to purchase shares of Series B convertible preferred stock. The terms of the 2012 warrants varied depending on which of three conversion options the Lender chose. Since the funding date, the Lender chose to receive 257,829 shares of the Company's Series B convertible preferred stock at an exercise price of $2.10 per share and warrants to purchase 19,337 of the Company’s common stock at an exercise price of $2.10 per share. The warrants expire on June 1, 2022. The fair value of the 2012 warrants on the issuance date was determined to be $355,116 using probability weighted models.

The fair value of the 2013 and 2012 warrants was recorded as a debt discount and is being amortized to expense over the term of the loan using the interest method. The accounting for the warrants is more fully discussed in Note 13, Capital Stock.

Repayment of Senior Notes Payable Subsequent to December 31, 2013

Subsequent to December 31, 2013, upon the closing of the Merger and the private placement financing discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc., the Senior Notes Payable were settled with proceeds from the Merger, and the warrants to purchase preferred stock issued to the Lender were exchanged for common stock; the common stock warrants remain outstanding.

F-17

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

9. Convertible Debt

2012 Series B Convertible Bridge Notes

In November 2012, the Company entered into two convertible bridge note agreements pursuant to which the Company issued convertible bridge notes in the aggregate original principal amount of $3,311,546 (the “2012 Tranche 1 Bridge Notes”) in anticipation of closing a Series B convertible preferred stock financing in early 2013. In January through April 2013, the Company issued additional convertible bridge notes in the aggregate original principal amount of $2,000,000 (the “2012 Tranche 2 Bridge Notes”) (collectively, the “2012 Bridge Notes”). The 2012 Tranche 1 Bridge Notes carried interest at a rate of 5% per annum with a maturity date of November 12, 2013. The 2012 Tranche 2 Bridge Notes had identical terms to the 2012 Tranche 1 Bridge Notes except that the 2012 Tranche 2 Bridge Notes accrued interest at 10% per annum instead of 5% per annum. In April 2013, the Company modified the 2012 Tranche 1 Bridge Notes retroactively increasing the interest rate to 10%.

The terms of conversion of the 2012 Bridge Notes provided for issuance of a variable number of shares and warrants which could increase the amount of the obligation depending upon the timing of the Series B preferred stock offering.

The Company determined that the 2012 Bridge Notes should be recorded at fair value at inception and remeasured at each subsequent reporting period through conversion since the terms of the agreements provided that the principal and interest would be converted into a variable number of Series B preferred stock. Fair value was determined by calculating the settlement value of the debt “as if” converted at the end of each reporting period. At December 31, 2012, the fair value of the 2012 Bridge Notes was determined to be $3,528,313 based on a conversion discount of 5% comprised of $3,311,546 of principle, $42,475 of accrued interest and $174,292 of unrealized appreciation.

On May 20, 2013, the fair value of the 2012 Bridge Notes was determined to be $6,490,071. In accordance with the terms of the 2012 Bridge Note agreements, the fair value of the 2012 Bridge Notes was converted into 3,090,524 shares of Series B convertible preferred stock with detachable warrants for the purchase of 388,435 shares of common stock.

The Company determined that the common stock warrants issued upon conversion of the Series B Bridge Notes were more closely related to equity than debt due to their conversion into common stock and lack of debt-like features and, accordingly, their fair value of $136,380 as of May 20, 2013 based on the Black-Scholes option pricing model was reallocated to additional paid-in capital.

2013 Series B Convertible Bridge Notes

In November 2013, in anticipation of the Merger and related financing completed in January and February 2014, the Company completed a private placement to accredited investors of $5,000,000 of its senior subordinated secured convertible notes (the “2013 Bridge Notes”). The 2013 Bridge Notes bore interest at 10% per annum and were payable on July 15, 2014, subject to earlier conversion as described below. Interest on the 2013 Bridge Notes was to be payable at maturity; provided that upon conversion of the 2013 Bridge Notes as described below, accrued interest was forgiven.

The 2013 Bridge Notes were secured by a second priority security interest on all of the assets of the Company and its subsidiary, subject to certain limited exceptions. This security interest terminated upon conversion of the 2013 Bridge Notes in connection with the Merger and related private placement financing.

Similar to the accounting for the 2012 Bridge Notes, the Company determined that the 2013 Bridge Notes should be recorded at fair value at inception and remeasured each subsequent reporting period through conversion since the terms of the agreements provided that the principal and interest would be converted into a variable number of Series B preferred stock. Fair value was determined by calculating the settlement value of the debt “as if” converted at the end of each reporting period. At December 31, 2013, the fair value of the 2013 Bridge Notes was determined to be $5,062,417.

F-18

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Subsequent to December 31, 2013, upon the closing of the Merger and the private placement financing discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc., the outstanding principal amount of the Bridge Notes was converted into Units of Holdings at a conversion price of $1.00 per Unit. Also, the investors received an additional warrant to purchase a number of shares of common stock of Holdings equal to 50% of the number of shares of common stock of Holdings contained in the Units into which the Bridge Notes were converted (i.e. 2,500,000 shares in the aggregate), at an exercise price of $1.00 per share, for a term of three years (the “Bridge Warrants”).

10. Employee Benefit Plan

The Company administers a 401(k) retirement plan (the “Plan”) in which all employees are eligible to participate. Each eligible employee may elect to contribute to the Plan. During the years ended December 31, 2013 and 2012, the Company has made no matching contributions.

11. Operating Lease

On November 29, 2011, the Company entered into an operating lease agreement for its new headquarters and manufacturing facility in Richmond, California. The lease term commenced in March 2012 and expires in May 2017. The lease provides the Company with one option to renew for 5 additional years. Prior to moving to the Richmond location, the Company’s operations were run from a leased facility in Berkeley, California that expired in June 2012.

Rent expense under the Company’s operating leases was $339,197 and $388,945 for the years ended December 31, 2013 and 2012, respectively.

Future minimum annual lease payments under these leases are as follows as of December 31, 2013:

2014	$375,404
2015	375,404
2016	375,405
2017	156,419
Total	$1,282,632

Under the lease agreement, the landlord agreed to provide the Company a loan with interest at 7% in the amount of $80,055 to finance a portion of planned leasehold improvements. On March 28, 2012, the lease agreement was modified to increase the landlord financing by $119,945 for a total of $200,000. The terms of the amended loan agreement with the landlord require the Company to make monthly loan payments of $3,960 from June 1, 2012 to May 31, 2017. These loan payments are incremental to the minimum monthly rent payments. The balances included in notes payable current and long-term at December 31, 2013 and 2012 were $162,370 and $209,893, respectively. Payments of $47,523 are due in years 2014, 2015 and 2016 with a remainder of $19,801 due in 2017.

12. Related Party Transactions

The Regents of the University of California, Berkeley (“UCB” or “University”) own 310,400 shares of common stock.  The Company has license agreements and various collaboration agreements (see Note 16, Commitments and Contingencies) with UCB. Total payments made to UCB for the years ended December 31, 2013 and 2012 were $15,904 and $255,523, respectively. As of December 31, 2013 and 2012, amounts payable to UCB amounted to $458,755 and $295,462, respectively.

On June 24, 2011, the Company and Eythor Bender, the then Chief Executive Officer, entered into an agreement in which the Company loaned to Mr. Bender $49,000. On May 8, 2012, the Company and Mr. Bender, the then Chief Executive Officer, entered into an agreement in which the Company loaned to Mr. Bender $20,000. On June 6, 2012, the Company and Mr. Bender, the then Chief Executive Officer, entered into an agreement in which the Company loaned to Mr. Bender $25,000. All of these loans were due within 12 months and had an interest rate of 5% per annum. Under the terms of an employment separation agreement dated November 28, 2012, the Company and Mr. Bender agreed to consolidate and extend the term of the outstanding notes receivable totaling $94,000. Interest will continue to accrue at 5% per annum. The note was due June 30, 2015. On January 15, 2014 Mr. Bender repaid his loan in full, including interest.

F-19

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

On November 29, 2011, the Company entered into a development agreement with a government entity which also owns 571,420 shares of the Company’s Series A preferred stock as of December 31, 2013 and 2012, and 119,047 shares of the Company’s Series A-2 preferred stock as of December 31, 2013 and 2012. As part of the agreement, the Company developed, fabricated and tested Alpha, Beta, and Pilot versions of a custom exoskeleton system. In exchange, the government entity agreed to make certain milestone payments to the Company over the 1.5 year term of the agreement. For the years ended December 31, 2013 and 2012, the Company recognized as revenue approximately $0 and $424,000, respectively, related to this project. Additionally, accounts receivable, including unbilled receivables representing earned milestone payments, amounted to $114,500 as of December 31, 2012. There were no amounts receivable related to this project in 2013.

Astrolink International LLC (“Astrolink”), an affiliate of Lockheed (a significant customer), owned 857,140 shares of the Company’s Series A convertible preferred stock as of December 31, 2013 and 2012. As of December 31, 2013, Astrolink also owned 758,604 shares of the Company’s Series B convertible preferred stock. For the years ended December 31, 2013 and 2012, the Company recognized as revenue approximately $337,796 and $568,002, respectively, related to this project.

13. Capital Stock

Common stock

Certain shares of outstanding common stock are subject to the terms of the common stock purchase agreements. According to the terms of the agreements, in the event that a holder of common stock ceases their relationship with the Company, the Company has the right to repurchase all or any shares at fair value. The repurchase option terminates in the event that the Company consummates a change of control transaction and involuntary termination, or involuntary termination, as defined.

Convertible Preferred stock

Issued and outstanding convertible preferred stock (without regard to the conversion ratio used in the Merger discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) consisted of the following at December 31, 2013:

		Number of
	Number of	Shares	Liquidation	Aggregate
	Shares	Issued and	Preference	Liquidation
Series	Authorized	Outstanding	Per Share	Preference

A	4,624,840	4,496,270 (1)	$1.75	$7,868,473

A-2	4,527,010	4,335,414	$2.10	$9,104,369

B	12,000,000	5,179,344	$2.10	$10,876,622
				$27,849,464

(1)	Series A financing efforts commenced in December 2010 were completed in July 2011. The Company issued 4,496,270 of the 4,650,000 authorized shares of Series A convertible preferred stock in connection with this transaction. The total amount of equity raised amounted to $7.87 million. Of this amount $2.43 million was received in cash and $393,000 was completed through a conversion of debt during the year ended December 31, 2010 and the rest of the funds were raised during 2011. Lockheed, a key customer, participated in this round of financing by making an equity investment totaling $1.5 million.

The rights, privileges and restrictions of Series A, A-2 and B convertible preferred stock (“the Preferred Stock”) were set forth in the Company’s Amended and Restated Certificate of Incorporation. Voting and conversion rights are summarized below:

F-20

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

•	Voting rights - Holders are entitled to one vote for each share of common stock into which such share of Preferred Stock is convertible.

•	Conversion - Each share of the Preferred Stock is convertible, at the option of the holder, according to the conversion ratio obtained by dividing the Original Issue Price (described above) by the Conversion Price, which initially is the Original Issue Price, subject to adjustment for dilution. Each share of Series A, A-2, and B Preferred Stock is currently convertible into one share of common stock. The number of fully paid and nonassessable shares of common stock is determined by dividing the Original Issue Price by the Conversion Price. Each share of the Preferred Stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock with proceeds to the Company of at least $25,000,000 and in which the pre-money valuation of the Company is not less than $75,000,000 or (2) the date or time specified by vote, written consent or agreement of the holders of the majority of the then outstanding shares of convertible preferred stock, voting together as a class.

For financial accounting purposes, the Company determined that the convertible preferred stock does not meet the requirements under ASC 480-10-25 to be accounted for as a liability because the shares are not mandatorily redeemable, except in the case of a liquidation event in which case the holders are entitled to be paid out a liquidation preference, and the conversion ratio is based on a pre-determined number of shares rather than a variable number of shares. However, it was determined that a “deemed liquidation event” could occur that would be outside the control of the Company. In accordance with ASC 480-10-S99, the convertible preferred stock will be in the “mezzanine” section between liabilities and stockholders’ deficit.

During the years ended December 31, 2013 and 2012, because the timing of any such liquidation event was uncertain, the Company elected not to adjust the carrying values of its preferred stock to their respective liquidation values.

Warrants

The Company issued warrants to lenders in connection with convertible debt and to a customer in connection with a service contract. The outstanding warrants (without regard to the conversion ratio used in the Merger discussed in Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) were as follows:

	Number					Fair Value as of
Warrants to	of	Date of	Exercise	Expiration		December 31
purchase shares of:	shares	issue	Price	Date	At Inception	2013	2012

Series A, to lender	128,570	4/29/2011	$1.75	10/31/2021	$167,256	$69,312	$151,738
Series B, to lender	257,829	5/31/2012	$2.10	6/1/2022	$348,327	181,567	354,593
Common stock, to lender	19,337	5/31/2012	$2.10	6/1/2022	$6,789	N/A	N/A
Series B to customer	27,500	11/16/2012	$0.01	11/16/2019	$57,494	31,108	57,491
Common stock, to investors in Series B	388,435	Various from 5/20/2013 to 8/29/2013	$2.10	10 years from issue	$136,380	N/A	N/A
						281,987	563,822
Obligation to issue warrant (see last paragraph)						95,760	—
Total warrant liability						$377,747	$563,822

(Note: The fair value as of period end is not applicable (N/A) for the warrants on common stock because such instruments are carried in equity without revaluation to periodic fair value.)

F-21

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The fair value of the warrants to purchase preferred stock issued to lenders was recorded as a liability at inception with a corresponding charge to discount on debt which is being amortized to interest expense as an adjustment to yield. The fair value of the warrants to purchase common stock issued to lenders was recorded in additional paid in capital at inception with a corresponding charge to discount on debt which is being amortized to interest expense as an adjustment to yield. The fair value of the warrant issued to the customer was recorded as a liability at inception with a corresponding reduction to the amount of revenue recognized under the service contract. The warrants classified as liabilities are marked to market at the end of each reporting period as an item of other income or loss in the accompanying consolidated statement of operations. The warrants to purchase common stock have no further accounting consequence after inception.

The warrants are exercisable during their term at the option of the holder, upon a liquidation event, or the consummation of an initial public offering by the Company, whichever is earlier.

The Company estimates the fair value of warrants using the Black-Scholes option pricing model with inputs for dividend yield, risk-free rate of return, expected life in years and volatility, as applicable, for each instrument at inception and then for each measurement date. Because the terms in the agreement for the warrants on the Series B preferred stock provided the Lender with three conversion options, the Company used a valuation technique with probability weighted inputs.

In addition to the warrant obligation discussed above and as discussed in Note 8, Senior Notes Payable, Debt Covenants, the Company agreed to cause the surviving parent company in the Merger (see Note 18, Subsequent Events, Merger with Ekso Bionics Holdings, Inc.) to subsequently issue to the Lender warrants to purchase 225,000 shares of the surviving parent company’s Common Stock at an exercise price of $1.00 per share. The fair value of the warrant obligation of $95,760 based on the Black-Scholes option pricing model was recorded as a warrant liability. This warrant is marked to market at the end of each reporting period as an item of other income or loss in the accompanying consolidated statements of operations until conversion into common shares in January 2014.

Reverse Merger

Share amounts for common stock, convertible preferred stock, stock options and warrants of the Company included in the consolidated financial statements and notes thereto have not been adjusted to give effect to the conversion of the Company’s stock, warrants and options in connection with the reverse merger transaction in January 2014 described in Note 18, Subsequent Events, except as set forth in Note 18. At the closing of the reverse merger transaction, each share of Ekso Bionics’ common stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.5238 shares of Common Stock of Holdings (as defined in Note 18), each share of Ekso Bionics’ Series A preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.6290 shares of Holdings’ Common Stock, and each share of Ekso Bionics’ Series A-2 and Series B preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into 1.9548 shares of Holdings’ Common Stock.

14. Employee Stock Options

Under the terms of the 2007 Equity Incentive Plan, which was adopted by the Board of Directors in November 2007, the Board of Directors may award stock, options or similar rights having either a fixed or variable price related to the fair market value of the shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any other security with the value derived from the value of the shares. Such awards include stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights.

F-22

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Board of Directors may grant nonstatutory stock options under the 2007 Equity Incentive Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options under the 2007 Equity Incentive Plan may be granted at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of these incentive stock options, granted to employees who own stock possessing more than 10% of the voting power of all classes of the Company’s stock, may not exceed five years. The maximum term of an incentive stock option granted to any other participant may not exceed ten years. The Board of Directors determines the term and exercise or purchase price of all other awards granted under the 2007 Equity Incentive Plan. The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Awards under the 2007 Equity Incentive Plan may vest upon the passage of time or upon the attainment of certain performance criteria established by the Board of Directors.

Unless terminated sooner, the 2007 Equity Incentive Plan will automatically terminate in 2017. The Board of Directors may at any time amend, suspend or terminate the Company’s 2007 Equity Incentive Plan.

The following table summarizes stock option activity under the Company’s stock option plan (without regard to the conversion ratio used in the Merger discussed in Note 18, Subsequent Events):

	Shares	Number of	Weighted-Average
	Available For Grant	Options Outstanding	Exercise Price

Balance at December 31, 2011	2,473,010	3,539,600	$0.357
Options granted	(1,879,375)	1,879,375	0.792
Options exercised	-	(156,624)	0.203
Options repurchased	8,122	-	-
Options cancelled	958,679	(958,679)	0.463
Balance at December 31, 2012	1,560,436	4,303,672	0.524
Options granted	(1,794,782)	1,794,782	0.930
Options exercised	—	(504,321)	0.127
Options cancelled	624,388	(624,388)	0.718
Balance at December 31, 2013	390,042	4,969,745	$0.686

Options exercisable at December 31, 2013 totaled $2,540,220 with a weighted-average exercise price of $0.517 and a weighted average remaining contractual term of 8.03 years.

The fair value of options granted to employees during 2013 and 2012 was $835,896 and $898,963, respectively.

At December 31, 2013 and 2012, the total unamortized employee stock-based compensation expense amounted to $1,125,308 and $817,637 respectively, and is to be recognized over the stock options’ remaining vesting term of approximately three years.

In 2012, the Board of Directors approved an extension to the post termination exercise period for 64,568 vested stock options held by former employees from three months to two years. Since this modification was made post termination, this modification was treated as a new award to nonemployees using the new term. The Company recognized $30,792 during the year ended December 31, 2012 as compensation expense.

In October 2013, the Board of Directors approved an extension to the post-termination exercise period for 233,735 vested stock options held by former employees from three months to two years. The Board of Directors also approved an extension to the post termination exercise period for 86,318 vested stock options held by former employees from three months to December 31, 2013.

F-23

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Company from time to time grants options to purchase common stock to non-employees for advisory and consulting services. Pursuant to ASC 505-50, Equity-Based Payments to Non-Employees, the Company periodically remeasures the fair value of these stock options using the Black-Scholes option pricing model and recognizes expense ratably over the vesting period of each stock option award. Non-employee stock compensation expense was $32,590 and $46,470 for the years ended December 31, 2013 and 2012, respectively, and is included in the consolidated statements of operation in the cost center of the employee.

The following assumptions were used to determine the fair value of options granted to employees:

-	The expected dividend yield is zero, as the Company has not paid any dividends and does not anticipate paying dividends in the near future.

-	The risk-free interest rate for periods related to the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

-	The expected volatility is based on historical volatilities of peer group public companies’ stock over the expected term of the option.

-	The expected term of options represents the period that the Company’s stock-based compensation awards are expected to be outstanding. The Company has used the “simplified” method provided in Securities and Exchange Commission’s Staff Accounting Bulletin No. 110 to estimate the expected term which takes into consideration the grant’s contractual life and vesting period, because the Company lacks relevant historical data due to its limited historical experience.

-	The Company also estimates the number of options that are expected to be forfeited. Because of the lack of sufficient history, commencing in 2011, the Company used the average forfeiture rate of comparable peer companies which management determined to be 10%. Management estimates that such average rate represents a reasonable approximation of the currently anticipated rate of forfeiture for granted and outstanding stock options that have not vested.

The assumptions used in the Black-Scholes option pricing model in calculating the fair value of stock options granted to employees are as follows:

	Years ended December 31,
	2013	2012

Dividend yield	—	—
Risk-free interest rate	0.83% - 1.93%	1.20%-2.49%
Expected term (in years)	5-6	6
Volatility	65%-70%	65%

The assumptions used in the Black-Scholes option pricing model in calculating the fair value of stock options granted to non-employees are as follows:

	Years ended December 31,
	2013	2012

Dividend yield	—	—
Risk-free interest rate	0.83%-1.73%	1.63%
Expected term (in years)	5	5
Volatility	66%-71%	67%

F-24

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Total stock-based compensation expense related to options granted to employees and non-employees was included in the consolidated statements of operations as follows:

	December 31,
	2013	2012

General and administrative	$197,072	$171,968
Research and development	82,608	69,609
Sales and marketing	110,937	91,889
	$390,617	$333,466

15. Income Taxes

The Company had no current or deferred federal and state income tax expense or benefit for the years ended December 31, 2013 and 2012 because the Company generated net operating losses, and currently management does not believe it is more likely than not that the net operating losses will be realized. The Company’s non-U.S. tax obligation is primarily for business activities conducted through the United Kingdom for which taxes included in other expense (net) for the years ended December 31, 2013 and 2012 were immaterial and accordingly, such amounts were excluded from the following tables.

At December 31, 2013 and 2012, the Company has provided a full valuation allowance against its net deferred tax assets as realization is dependent on future earnings, if any, the timing and amount which is uncertain. The valuation allowance for 2013 increased $4,805,742 from 2012. Significant components of the Company’s deferred tax assets consist of the following:

	December 31,
	2013	2012
Deferred tax assets:
Depreciation and other	$1,032,972	$172,727
Net operating loss carryforwards	13,631,820	9,966,468
Unused R& D tax credits	280,145	—
Less: Valuation allowance	(14,944,937)	(10,139,195)
Net deferred tax asset (liability)	$—	$—

At December 31, 2013, the Company had federal and state net operating loss tax carryforwards of approximately $34,300,000 and $29,200,000, respectively. These net operating loss carryforwards expire in various amounts starting in 2027 and 2017, respectively. In addition, the Company has unused research and development tax credit carryforwards which expire in various amounts beginning in the year 2031. The utilization of the federal net operating loss carryforwards and unused research and development tax credits will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards.

Utilization of the net operating loss and tax credit carry forwards may be subject to substantial annual limitations due to past and future ownership change provisions of Section 382 of the Internal Revenue Code and similar state provisions. The Company has not performed a change in ownership analysis since its formation and, accordingly, some or all of its net operating loss and tax carryforwards may not be available to offset future taxable income, if any.

The Company has evaluated its tax positions to consider whether it has any unrecognized tax benefits. As of December 31, 2013 and 2012, the Company has not recorded any amounts associated with unrecognized tax benefits. The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2013, the Company had no accrued interest related to uncertain tax positions. The Company is subject to U.S. federal and state income tax examinations by authorities for tax years 2007 through 2012 due to net operating losses that are being carried forward for tax purposes. No income tax returns are currently under examination by taxing authorities.

F-25

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows for the years ended December 31:

	2013		2012
	Amount	Percent of Pretax Earnings	Amount	Percent of Pretax Earnings
United States federal tax statutory rate	$(4,077,982)	34.0%	$(4,947,324)	34.0%
State taxes (net of deferred benefit)	(698,354)	5.8%	(834,558)	5.7%
Non-U.S. taxes	16,863	(0.1)%	—	—%
Non-deductible expenses	430,631	(3.6)%	44,883	(0.3)%
Tax credits	(280,145)	2.3%	—	—%
Other, net	(196,756)	1.6%	3,153	—%
Change in valuation allowance	4,805,742	(40.1)%	5,733,844	(39.4)%

Provision for income taxes	$—	—%	$—	—%

16. Commitments and Contingencies

Contingencies

In the normal course of business, the Company is subject to various legal matters. In the opinion of management, the resolution of such matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows as of and for the years ended December 31, 2013 and 2012.

Material Contracts

The Company enters into various license, research collaboration and development agreements which provide for payments to the Company for government grants, fees, cost reimbursements typically with a markup, technology transfer and license fees, and royalty payments on sales.

The Company has two license agreements to maintain exclusive rights to patents. The Company is also required to pay 1% of net sales of products sold to entities other than the U.S. government. In the event of a sublicense, the Company will owe 21% of license fees and must pass through 1% of the sub-licensee’s net sales of products sold to entities other than the U.S. government.

The agreements also stipulate minimum annual royalties of $10,000 for 2012, $20,000 for 2013, $40,000 for 2014 and $50,000 for subsequent years.

17. Segment Disclosures

The Company has two reportable segments, Engineering Services and Medical. Engineering Services generates revenue principally from collaborative research and development service arrangements, technology license agreements, and government grants where it used its robotics domain knowledge in bionic exoskeletons to bid on and procure contracts and grants from entities such as such as the National Science Foundation and the Defense Advanced Research Projects Agency. The Medical segment designs, engineers, and manufactures exoskeletons for applications in the medical and military markets.

The Company evaluates performance and allocates resources based on segment gross profit margin. The reportable segments are each managed separately because they serve distinct markets, and one segment provides a service and the other manufactures and distributes a unique product. The Company does not consider net assets as a segment measure and, accordingly, assets are not allocated.

F-26

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Segment reporting information is as follows:

	Engineering	Medical
	Services	Devices	Total

Year ended December 31, 2013
Revenue	$1,690,235	$1,611,709	$3,301,944
Cost of revenue	1,253,942	1,460,692	2,714,634
Gross profit	$436,293	$151,017	$587,310

Year ended December 31, 2012
Revenue	$2,140,355	$566,222	$2,706,577
Cost of revenue	1,782,848	553,429	2,336,277
Gross profit	$357,507	$12,793	$370,300

Geographic information based on location of customer is as follows:

	For the years ended December 31,
	2013	2012

United States	$2,810,973	$2,652,265
Europe	418,876	54,312
Other	72,095	-
	$3,301,944	$2,706,577

Major customers based on revenue are as follows:

	For the years ended December 31,
	2013	2012
Lockheed Martin (Astrolink)	$337,796	$568,002
National Science Foundation	780,579	874,492
U.S. Federal Government	150,000	416,422
Defense Advanced Research Projects Agency	411,360	$281,440

18. Subsequent Events

Management’s Evaluation

The Company’s management has evaluated subsequent events occurring after December 31, 2013 and through the issuance date of March 31, 2014, and has determined that the following material events and transactions occurred during this period.

F-27

Ekso Bionics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Merger with Ekso Bionics Holdings, Inc.

The Merger

On January 15, 2014, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Ekso Bionics Holdings, Inc., formerly known as PN Med Group, Inc. (“Holdings”), a public reporting company, and Ekso Acquisition Sub, Inc. (“Acquisition Sub”), a newly formed wholly-owned subsidiary of Ekso Bionics Holdings, Inc. Under the Merger Agreement, Acquisition Sub merged with and into the Company, with the Company remaining as the surviving corporation in the Merger, and became a wholly-owned subsidiary of Holdings (the “Merger”).

Holdings was incorporated in the State of Nevada on January 30, 2012, as a distributor of medical supplies and equipment to municipalities, hospitals, pharmacies, care centers, and clinics in Chile. Holdings was until the consummation of the Merger a “shell company” as defined in Rule 12b-2 of the Exchange Act. As a result of the Merger, Holdings discontinued its pre-Merger business and acquired the business of the Company and will continue the existing business operations of the Company.

At the closing of the Merger on January 15, 2014, (a) all shares of the Company’s common stock and preferred stock issued and outstanding immediately prior to the closing of the Merger were converted into an aggregate of 42,615,556 restricted shares of Holdings’ common stock, (b) all warrants to purchase Company stock outstanding immediately prior to the closing of the Merger were converted into warrants to purchase an aggregate of 621,363 restricted shares of Holdings’ common stock, and (c) all options to purchase Company stock outstanding immediately prior to the closing of the Merger were converted into options to purchase an aggregate of 7,586,459 restricted shares of Holdings’ common stock. Additionally, in connection with the Merger, Holdings issued 250,000 shares of Holdings’ common stock to three consultants under a consulting agreement in consideration of business and consulting services provided by the consultants.

In January and February 2014, Holdings completed closings of a private placement to accredited investors of 30,300,000 Units at a price of $1.00 per Unit, resulting in $30.3 million in gross proceeds to Holdings (including the conversion of $5,000,000 of 2013 Bridge Notes issued in November 2013 (the 2013 Bridge Notes are more fully discussed in Note 9, Convertible Debt) and before deducting commissions and expenses of the offering). Each Unit consists of one share of common stock of Holdings and a warrant to purchase one share of common stock of Holdings with a term of five years and an exercise price of $2.00 per share. These warrants have weighted average anti-dilution protection, subject to customary exceptions.

Also, upon the closing of the Merger and the private placement financing, investors in the Bridge Notes received additional warrants (also discussed in Note 9, Convertible Debt) to purchase a number of shares of common stock of Holdings equal to 50% of the number of shares of common stock of Holdings contained in the Units into which the Bridge Notes were converted (i.e. 2,500,000 shares in the aggregate), at an exercise price of $1.00 per share, for a term of three years (the “Bridge Warrants”). The Bridge Warrants have weighted average anti-dilution protection, subject to customary exceptions.

Other Warrants

In connection with the Merger and the private placement financing, in addition to the Bridge Warrants, Holdings issued 500,000 warrants on common stock to the placement agent for the Bridge Notes financing, warrants to purchase 2,530,000 shares of common stock to the private placement offering agent and warrants to purchase 225,000 shares of common stock to the senior lender (also discussed in Note 8, Senior Notes Payable).

Accounting for the Merger

Ekso Bionics, Inc., as the accounting acquirer, will record the merger as the issuance of stock for the net monetary assets of Ekso Bionics Holdings, Inc. (formerly known as PN Med Group, Inc.), accompanied by a recapitalization. This accounting will be identical to that resulting from a reverse merger, except that no goodwill or intangible assets will be recorded. The historical financial statements of Holdings before the Merger will be replaced with the historical financial statements of the Company before the Merger in all future filings with the SEC. The Merger is intended to be treated as a tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

F-28

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

Dated: March 31, 2014	By:	/s/ Nathan Harding
Name: Nathan Harding

F-29